UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14C-5(d)(2))

☐	Definitive Information Statement

FORTERRA, INC.

(Name of Registrant as Specified In Its Charter)

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share
(2)

Aggregate number of securities to which transaction applies:

70,814,374 shares of common stock in the aggregate, consisting of (a) 66,340,787 shares of common stock outstanding, (b) 979,134 shares of common stock subject to issuance pursuant to vested and unvested restricted stock units, (c) 2,950,441 shares of common stock vested and unvested underlying stock options and (d) 544,012 shares of common stock underlying vested and unvested performance restricted stock units (“PRSUs”) assuming achievement of the applicable performance goals as set forth in the Merger Agreement.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purposes of calculating the filing fee, the aggregate value of the transaction was determined based upon the sum of (a) 66,340,787 shares of common stock outstanding multiplied by $24.00 per share, (b) 979,134 shares of common stock subject to issuance pursuant to vested and unvested restricted stock units multiplied by $24.00 per share, (c) 2,950,441 shares of common stock underlying options multiplied by $17.67, which is the difference between $24.00 and the weighted average exercise price of such options of $6.33 per share and (d) 544,012 shares of common stock underlying vested and unvested PRSUs multiplied by $24.00 per share.

	(4)	Proposed maximum aggregate value of transaction: $1,680,868,684.47
	(5)	Total fee paid: $183,382.77 (as computed in accordance with Exchange Act Rule 0-11(c)(1) by multiplying the maximum aggregate value reflected in (4) above by .0001091)

☐	Fees paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	From Schedule or Registration Statement No:
	(3)	Filing Party:
	(4)	Date Filed:

FORTERRA, INC.

511 East John Carpenter Freeway, Suite 600

Irving, TX 75062

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

[], 2021

Dear Stockholders:

This notice of action by written consent and appraisal rights and the accompanying information statement are being furnished to the holders of common stock of Forterra, Inc., a Delaware corporation (the “Company,” “Forterra,” “we,” “our” or “us”), in connection with the Agreement and Plan of Merger, dated as of February 19, 2021 (the “Merger Agreement”), by and among the Company, Quikrete Holdings, Inc., a Delaware corporation (“Parent”), and Jordan Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”). A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

Upon completion of the Merger, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (except for shares (i) held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned subsidiary of the Company, (ii) that are subject to any vesting restrictions granted under the Company Stock Plans (as defined in the Information Statement) or (iii) owned by stockholders who have properly exercised and perfected appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) for such shares) will be canceled and converted automatically into the right to receive $24.00 in cash, without interest (the “Merger Consideration”), subject to deduction for any required withholding taxes. All shares of Company Common Stock so canceled and converted will cease to have any rights with respect to such Company Common Stock, except for the right to receive the Merger Consideration.

On February 19, 2021, the Company’s board of directors unanimously (a) determined that the terms of the Merger Agreement and the other transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders generally, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (c) resolved to recommend that the Company’s stockholders approve and adopt the Merger Agreement and (d) approved, in accordance with Article VI of the Company’s Amended and Restated Certificate of Incorporation, the approval and adoption of the Merger Agreement by the Company’s stockholders by written consent without a meeting, without prior notice and without a vote in accordance with Section 228 of the DGCL.

Under Section 251 of the DGCL and the applicable provisions of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the adoption of the Merger Agreement by the Company’s stockholders required the affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock. On February 19, 2021, following the execution of the Merger Agreement, Forterra US Holdings, LLC (the “Principal Stockholder”), which as of such date, owned 34,907,250 shares of Company Common Stock, constituting approximately 52.7% of the voting power of the issued and outstanding shares of Company Common Stock, executed and delivered an irrevocable written consent pursuant to Section 228 of the DGCL (such written consent in the form attached as Annex B to this information statement, the “Stockholder Written Consent”) adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger.

Accordingly, the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Company’s stockholders became effective in accordance with the DGCL on February 19, 2021. No further approval of the stockholders of the Company is required under applicable law or the Merger Agreement to adopt or approve the Merger Agreement or the transactions contemplated thereby, including the Merger. As a result, the Company has not solicited and will not be soliciting your vote for the adoption or approval of the Merger Agreement or the transactions contemplated thereby, including the Merger, and does not intend to call a meeting of stockholders for the purpose of voting on the adoption of the Merger Agreement or the transactions contemplated thereby, including the Merger.

This notice of action by written consent and appraisal rights and the accompanying information statement constitute notice to you from the Company of the Principal Stockholder’s action by written consent to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, in lieu of a meeting.

Under Section 262 of the DGCL, holders of shares of Company Common Stock (other than the Principal Stockholder) will have the right to demand an appraisal for, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Court of Chancery of the State of Delaware), together with interest, if any, on the amount determined to be the fair value, instead of receiving the per share Merger Consideration if the Merger is completed, but only if they comply with the procedures and requirements set forth under Section 262 of the DGCL. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this notice and the accompanying information statement, or [], 2021, and precisely comply with other procedures set forth under Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is also attached as Annex D to the accompanying information statement.

This notice and the accompanying information statement constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL and of action by written consent of stockholders in lieu of a meeting pursuant to Section 228(e) of the DGCL.

The information statement accompanying this notice provides you with more specific information concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. We urge you to read the entire accompanying information statement carefully. Please do not send in the certificate(s) representing your shares of the Company Common Stock at this time. If the Merger is completed, you will receive instructions regarding the surrender of and payment for your shares of Company Common Stock.

By order of the Board of Directors,

Lori M. Browne

Executive Vice President and General Counsel

Neither the Securities and Exchange Commission nor any state securities or other regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The information statement is dated [], 2021, and is first being mailed to stockholders on or about [], 2021.

FORTERRA, INC.

511 East John Carpenter Freeway, Suite 600

Irving, TX 75062

INFORMATION STATEMENT

SUMMARY

The following summary, together with the following section entitled “Questions and Answers About the Merger” beginning on page 12 of this Information Statement, highlights selected information from this Information Statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire Information Statement and the other documents which this Information Statement refers you for a more complete understanding of the Merger, including, in particular, the copy of the Merger Agreement, the Stockholder Written Consent, and the Opinion of Citigroup Global Markets Inc. (“Citi”) that are attached to this Information Statement as Annex A, Annex B and Annex C, respectively. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

In this Information Statement, all references to the “Company,” “Forterra,” “we,” “our” and “us” refer to Forterra, Inc., a Delaware corporation, and, where appropriate, its subsidiaries; all references to “Parent” refer to Quikrete Holdings, Inc., a Delaware corporation; all references to “Merger Sub” refer to Jordan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of February 19, 2021, among Parent, Merger Sub and the Company, as it may be amended from time to time, a copy of which is attached as Annex A to this Information Statement; all references to the “Merger” refer to the merger of Merger Sub with and into the Company as contemplated by the Merger Agreement; all references to the “Board” refer to the Company’s Board of Directors; and all references to “Company Common Stock” refer to the Company’s common stock, par value $0.001 per share.

Parties Involved in the Merger (page 17)

Forterra, Inc.

We are a manufacturer of ductile iron pipe and concrete pipe and precast products in the United States and Eastern Canada for a variety of essential water-related infrastructure applications. We provide critical infrastructure components for a broad spectrum of construction projects across the infrastructure, residential and non-residential markets. Our suite of products ranges from large diameter pipe that transports water to and from treatment centers and manages drainage along major transportation corridors, to smaller diameter pipe that delivers potable water to, and removes wastewater from, end users in residential and commercial settings.

The Company’s principal executive offices are located at 511 East John Carpenter Freeway, Suite 600, Irving, TX 75062, and its telephone number is (469) 458-7973. The Company’s website is www.forterrabp.com.

Shares of Company Common Stock are listed with, and trade on, the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “FRTA”.

Quikrete Holdings, Inc.

Parent is a Delaware corporation and a privately owned family business founded in 1940. It is a building materials company based in Atlanta, Georgia. Its portfolio ranges from its iconic Quikrete branded concrete and mortar mixes to precast and steel pedestrian and vehicular bridges. This includes brands such as Quikrete, Spec Mix, QPR, Pavestone, Custom Building Products, Rinker Materials, and Contech Engineered Solutions. Parent’s products include packaged cementitious products, pavers, retaining wall systems, masonry units, tile grouts and thin sets, concrete pipe and box culverts, corrugated metal pipe, engineered storm water systems, and structural precast and steel pedestrian and vehicular bridges. Parent services the U.S. and Canadian new construction and repair and remodeling residential, commercial, and infrastructure markets. Parent’s principal executive offices are located at Five Concourse Parkway, Suite 1900, Atlanta, Georgia 30328, and its telephone number is (404) 634-9100.

Jordan Merger Sub, Inc.

Merger Sub is a Delaware corporation formed for the purpose of entering into the Merger Agreement and completing the Merger. Merger Sub is a wholly-owned subsidiary of Parent. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in furtherance of the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into the Company and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at Five Concourse Parkway, Suite 1900, Atlanta, Georgia 30328, and its telephone number is (404) 634-9100.

The Merger (page 18)

Subject to the terms and conditions of the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the Merger. Because the Merger Consideration will be paid in cash, after the Effective Time the stockholders will have no direct or indirect equity interest in the Company. As a result of the Merger, the Company will cease to be an independent, publicly traded company and will become a wholly-owned subsidiary of Parent.

Merger Consideration (page 49)

At the Effective Time, each issued and outstanding share of Company Common Stock (except for any shares (i) held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned subsidiary of the Company (“Canceled Shares”), (ii) that are subject to any vesting restrictions (each a “Company Restricted Share”) granted under the Company Stock Plan (as defined below) or (iii) owned by stockholders who have properly exercised and perfected appraisal rights under Section 262 of the DGCL for such shares (“Dissenting Shares”)) will be canceled and converted automatically into the right to receive $24.00 in cash, without interest (the “Merger Consideration”), subject to deduction for any required withholding taxes.

Treatment of the Company’s Equity Awards (page 50)

At the Effective Time, each restricted stock unit that is solely subject to time-based vesting requirements (each, a “Company RSU Award”) granted under the Forterra, Inc. 2016 Stock Incentive Plan or the Forterra, Inc. 2018 Stock Incentive Plan (collectively, the “Company Stock Plan”) that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such vested Company RSU Award.

At the Effective Time, each restricted stock unit that is subject to performance-based vesting requirements (each, a “Company PSU Award”) granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will immediately vest (based on the level of achievement of the applicable performance goals described below) and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (a) the Merger Consideration, multiplied by (b) the number of shares of Company Common Stock subject to such vested Company PSU Award immediately prior to the Effective Time. The number of shares of Company Common Stock subject to outstanding Company PSU Awards that will vest will be determined based on the greater of (x) the level of actual performance achieved prior to the Effective Time as reasonably determined by a duly authorized committee of the Board using the information available through the latest practicable date prior to the Effective Time and otherwise consistent with past practice and (y) the target level of performance set forth in each applicable restricted stock unit award agreement.

At the Effective Time, each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will fully vest, to the extent not vested previously, and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (x) the remainder, if positive, of the Merger Consideration minus the exercise price per share of such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Company Stock Option. If the exercise price per share of a Company Stock Option equals or exceeds the Merger Consideration, such Company Stock Option will be canceled at the Effective Time for no consideration.

At the Effective Time, each Company Restricted Share granted under the Incentive Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the Merger Consideration.

Closing and Effective Time of the Merger (page 50)

The closing of the Merger will occur at 10:00 a.m. Eastern time on the second business day following the satisfaction or, to the extent permitted by applicable law, waiver of all of the conditions described under “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 66 of this Information Statement, unless another time, date or place is agreed to in writing by Parent and the Company. Parent will not be obligated to consummate the Merger prior to April 20, 2021. The closing may occur remotely via electronic exchange of required closing documentation in lieu of an in-person closing. At the closing of the Merger, Parent and the Company will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as may be agreed upon by the parties and specified in the certificate of merger.

Appraisal Rights (page 73)

The Company’s stockholders (other than the Principal Stockholder) will have the right under the DGCL to demand an appraisal for and be paid the “fair value” of their shares of Company Common Stock as determined by the Court of Chancery of the State of Delaware (the “Court”), together with interest, if any, on the amount determined to be the fair value, instead of receiving the per share Merger Consideration if the Merger is completed, but only if the stockholders comply with the procedures and requirements set forth in Section 262. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this Information Statement and the accompanying notice, which 20th day is [], 2021 and comply with other procedures and requirements set forth in Section 262. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Court will dismiss any such appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million.

A copy of Section 262 is included as Annex D to this Information Statement. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply with all of the requirements of Section 262 may result in loss of the right of appraisal. You should be aware that the “fair value” of your shares of Company Common Stock as determined by the Court could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

For a more detailed discussion of the above, see the section entitled “Appraisal Rights” beginning on page 73 of this Information Statement.

Required Stockholder Approval; Stockholder Action by Written Consent (Annex B)

Under the DGCL and the applicable provisions of the Company’s Amended and Restated Certificate of Incorporation (“Company Charter”) and Company’s Amended and Restated Bylaws (the “Company Bylaws”), the Company’s stockholders may adopt and approve the Merger Agreement without a meeting by written consent of the stockholders holding a majority of the voting power of the outstanding shares of Company Common Stock and entitled to vote generally in the election of directors.

On February 19, 2021, promptly following execution of the Merger Agreement, Forterra US Holdings, LLC (the “Principal Stockholder”) caused to be delivered to the Company an irrevocable written consent (the “Stockholder Written Consent”) adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Stockholder Written Consent is attached as Annex B to this Information Statement. There were 66,263,762 shares of Company Common Stock outstanding and entitled to vote on February 19, 2021, the record date for determining stockholders of the Company entitled to act by written consent with respect to the adoption and approval of the Merger Agreement. As of February 19, 2021, the Principal Stockholder held 34,907,250 shares of Company Common Stock, representing approximately 52.7% of the voting power of the shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement. Accordingly, the adoption and approval of the Merger Agreement by the Company’s stockholders was effected in accordance with the DGCL.

No further approval of the stockholders of the Company is required or will be sought to adopt or approve the Merger Agreement or the transactions contemplated thereby, including the Merger. As a result, the Company has not solicited and will not be soliciting your vote for the adoption and approval of the Merger Agreement or the transactions contemplated thereby, including the Merger, and does not intend to call a meeting of stockholders for purposes of voting on the adoption and approval of the Merger Agreement or the transactions contemplated thereby, including the Merger.

We are not asking you for a proxy and you are requested not to send us a proxy.

Federal securities laws state that the Merger may not be completed until 20 days after the date of mailing of this Information Statement to the Company’s stockholders. Therefore, notwithstanding the execution and delivery of the Stockholder Written Consent (which was obtained promptly after the execution of the Merger Agreement), the Merger will not occur until that time has elapsed. We currently expect the Merger to be completed in the fourth quarter of 2021, subject to receipt of certain government regulatory approvals and the satisfaction of other conditions to closing set forth in the Merger Agreement. However, there can be no assurance that the Merger will be completed at that time, or at all.

When stockholder action is taken without a meeting by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires that notice of the action be provided to those stockholders who did not consent and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided in Section 228 of the DGCL.

This Information Statement and the notice attached hereto constitute notice to you from the Company that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement have been adopted and approved by the holders of a majority of the voting power of Company Common

Stock entitled to vote thereon by written consent in lieu of a meeting as required by Section 228(e) of the DGCL.

Recommendation of the Board of Directors (page 25)

The Board, at a meeting convened on February 19, 2021 to evaluate the Merger Agreement and the transactions contemplated thereby, and after careful consideration, unanimously:

•	determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders generally;

•	approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger;

•	resolved to recommend that the Company’s stockholders approve and adopt the Merger Agreement; and

•

approved, in accordance with Article VI of the Company Charter, the approval and adoption of the Merger Agreement by the Company’s stockholders by written consent without a meeting, without prior notice and without a vote in accordance with Section 228 of the DGCL.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Recommendation of the Board of Directors and Reasons for Recommendation” beginning on page 25 of this Information Statement.

Opinion of Financial Advisor to the Company (page 29 and Annex C)

Citi was selected by the Company and retained to represent it in connection with the transactions contemplated by the Merger Agreement. As part of this engagement, the Company requested that Citi evaluate the fairness, from a financial point of view, to the holders of Company Common Stock (other than the holders of (i) the Canceled Shares, (ii) the Company Restricted Shares and (iii) the Dissenting Shares, in each case as defined in “Summary—Merger Consideration”) of the Merger Consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Merger Agreement. On February 19, 2021, at a meeting of the Board held to evaluate the proposed Merger and at which the Merger Agreement was approved, Citi delivered to the Board an oral opinion, confirmed by delivery of a written opinion dated February 19, 2021, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to such holders of Company Common Stock (other than the holders of (i) the Canceled Shares, (ii) the Company Restricted Shares and (iii) the Dissenting Shares, in each case as defined in “Summary—Merger Consideration”).

The full text of the written opinion of Citi, dated February 19, 2021, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this Information Statement and is incorporated herein by reference. The description of Citi’s opinion set forth in this Information Statement is qualified in its entirety by the full text of such opinion. The Company encourages and urges you to read this opinion carefully and in its entirety. Citi’s opinion was addressed to, and provided for the information and benefit of, the Board in connection with its evaluation of the proposed Merger. The opinion does not constitute a recommendation to the Company, the Board or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. Citi’s opinion did not address any other aspects or implications of the Merger or the Merger Agreement. Citi’s opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company or the effect of the Merger or any other transaction in which the Company might engage, nor does it address the underlying business decision of the Company to engage in the Merger or to execute the Merger Agreement. The issuance of Citi’s opinion was approved by a fairness committee of Citi.

For a more complete description of Citi’s opinion, see the section entitled “The Merger—Opinion of Financial Advisor to the Company” beginning on page 29 of this Information Statement.

Interests of Directors and Executive Officers in the Merger (page 39)

In considering the recommendation of our Board with respect to the Merger Agreement, you should be aware that some of our executive officers and the members of our Board have interests in the Merger that are different from, or in addition to, the interests of the Company and our stockholders generally. These interests may create potential conflicts of interest. Our Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and to recommend that the Company’s stockholders adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

As of March 8, 2021, our directors and executive officers held and were entitled to vote, in the aggregate, 1,616,416 shares of Company Common Stock (exclusive of shares of Company Common Stock held by the Principal Stockholder), representing approximately 2.44% of the voting power of the outstanding shares entitled to vote on the adoption of the Merger Agreement. Such ownership does not include any indirect ownership that such officers and directors may also have held pursuant to their holdings in the Principal Stockholder or any affiliate of the Principal Stockholder. The Merger Agreement provides that each holder of shares of Company Common Stock, including the Company’s directors and executive officers, will be entitled to receive the Merger Consideration for each share of Company Common Stock held immediately prior to the Effective Time.

As of March 8, 2021, the Company’s directors and executive officers held, in the aggregate, (i) 598,434 Company RSUs, (ii) 510,846 Company PSUs (assuming maximum performance), and (iii) 1,454,048 Company Stock Options with a weighted average exercise price of $5.77 per share, of which options to purchase 1,039,919 shares were vested and options to purchase 414,129 shares were unvested. The Merger Agreement provides that as of the Effective Time, each outstanding (i) Company RSU, will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the Merger Consideration, (ii) Company PSU will vest based on the greater of actual performance and the target level of performance applicable to such award and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the Merger Consideration, and (iii) Company Stock Option will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholdings) equal to the product of (a) the remainder, if positive, of the Merger Consideration minus the exercise price per share of the Company Stock Option, multiplied by (b) the number of shares of Company Common Stock subject to the Company Stock Option.

Certain independent directors and executive officers have also received grants of pool units under the LSF9 Concrete Holdings Ltd. Long Term Incentive Plan (the “LTIP”), which provides that, upon a monetization event which will be triggered by the Merger, the holders of outstanding pool units will be entitled to receive a cash payment tied to the cumulative internal rate of return realized by the Principal Stockholder in the Merger.

Certain executive officers have also accrued bonus bank balances under the Company’s 2020 Annual Incentive Plan. Per the terms of such plan, these balances will be paid out in full in connection with the Merger.

The Company, as the surviving corporation in the Merger (the “Surviving Corporation”), has agreed to, and Parent has agreed to cause the Surviving Corporation to, indemnify and hold harmless each of the Company’s present and former directors and officers for a period of six years following completion of the Merger to the fullest extent permitted by applicable law and the Company Charter and Company Bylaws as of the date of the Merger Agreement. The indemnified parties will also be entitled to advancement of expenses (including attorney’s fees and expenses) incurred in connection with a claim that is indemnified by Parent or the Surviving Corporation. Additionally, Parent will cause to be maintained a policy of directors’ and officers’ liability insurance coverage for the benefit of the Company’s executive officers and directors for six years following completion of the Merger. For more information, see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 64 of this Information Statement.

Each of the Company’s executive officers is also party to an employment agreement that provides that, upon a qualifying termination of employment, the executive officer is entitled to cash severance payments, including salary continuation and a pro-rated annual incentive payment, and reimbursement of COBRA premiums for a specified period following such termination.

For the discussion of the interests described above, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 39 of this Information Statement.

No Solicitation (page 59)

The Merger Agreement provides that the Company and its subsidiaries will not, and will direct its and their respective representatives not to, and will not publicly announce any intention to, directly or indirectly:

i.

initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal (as defined in “The Merger Agreement—No Solicitation” beginning on page 59) or that would reasonably be expected to lead to an Acquisition Proposal, or

ii.

engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an Acquisition Proposal.

The Company also agreed to promptly, and in any event no later than one business day following the date of the Merger Agreement, request the prompt return or destruction of all confidential information previously provided to any person (other than to Parent or to the Company’s or Parent’s respective representatives) in the last twelve months in connection with an Acquisition Proposal and to terminate all data room access previously granted to any such person or its representatives. The Company also agreed that it would immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal, provided that the Company is permitted on a confidential basis to release or waive any “standstill” obligation solely to the extent necessary to comply with fiduciary duties under applicable law.

However, prior to obtaining the requisite approval of the Company’s stockholders for the Merger (which has now been obtained), if the Company had received an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation restrictions described above and that the Board had determined in good faith constituted or may reasonably have been expected to lead to a Superior Proposal (as defined in “The Merger Agreement—No Solicitation”), the Company would have been permitted to furnish information to the person making the Acquisition Proposal and participate in discussions and negotiations with such person and its representatives regarding the Acquisition Proposal, subject to the terms and conditions set forth in the Merger Agreement.

The Company’s rights to engage in negotiations or discussions with third parties and to terminate the Merger Agreement as described above ceased on February 19, 2021 upon receipt by the Company of the Stockholder Written Consent in accordance with the terms of the Merger Agreement.

Change of Recommendation (page 60)

Subject to certain actions permitted by the Merger Agreement, the Board will not:

i.

withhold, withdraw, amend, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to or resolve to do so in a manner adverse to Parent or Merger Sub, the Company’s recommendation to the Company’s stockholders to approve the Merger Agreement, or approve or recommend, or publicly propose to approve, recommend or otherwise declare advisable, any Acquisition Proposal, or make or authorize any public statement that has the substantive effect of such a withdrawal, amendment, qualification or modification (any such actions, an “Adverse Recommendation Change”); or

ii.

cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than a confidentiality agreement entered into in compliance with the Merger Agreement) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding the restrictions described above, prior to obtaining the requisite approval of the Company’s stockholders for the Merger (which has now been obtained), following receipt of a written Acquisition Proposal that did not result from a material breach of the Merger Agreement and that the Board had determined in good faith, after consultation with its external advisors, constituted a Superior Proposal, the Board had the right to make an Adverse Recommendation Change or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, subject to the terms and conditions set forth in the Merger Agreement.

Prior to obtaining the requisite approval of the Company’s stockholders for the Merger, the Board was also permitted to make an Adverse Recommendation Change upon the occurrence of any Intervening Event (as defined in “The Merger Agreement—Change of Recommendation”), subject to the terms and conditions set forth in the Merger Agreement.

The Board’s rights to make an Adverse Recommendation Change and to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement ceased on February 19, 2021 upon receipt by the Company of Stockholder Written Consent in accordance with the terms of the Merger Agreement.

Conditions to Consummation of the Merger (page 66)

As more fully described in this Information Statement and the Merger Agreement, the completion of the Merger depends on the satisfaction or waiver of certain customary conditions, including, among others, receipt of certain regulatory approvals, the absence of any legal prohibitions, the absence of a Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 52 of this Information Statement) since the date of the Merger Agreement, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement. If these conditions are not satisfied or waived, the Merger will not be completed.

The conditions to each party’s obligation to consummate the Merger are more fully described in the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 66 of this Information Statement.

Financing of the Merger (page 39)

In connection with its entry into the Merger Agreement, Parent entered into a debt commitment letter, dated February 19, 2021 (the “Debt Commitment Letter”), with Wells Fargo Bank, National Association and Wells

Fargo Securities, LLC (the “Commitment Parties”), pursuant to which and subject to the terms and conditions thereof, the financing sources identified therein agreed to provide commitments under certain term loan facilities, for an aggregate commitment of $2,390,000,000. The consummation of the Merger is not conditioned upon Parent’s or Merger Sub’s receipt of financing.

The Debt Financing is more fully described in the section entitled “The Merger Agreement—Financing of the Merger” beginning on page 39 of this Information Statement.

Termination of the Merger Agreement (page 66)

The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

In addition, the Merger Agreement may be terminated by either Parent or the Company:

•

if the Merger has not been consummated on or before November 19, 2021 (the “Initial Outside Date”, and as may be extended pursuant to the terms of the Merger Agreement, the “Outside Date”); provided, however, that the Initial Outside Date will be automatically extended until January 18, 2022 (the “First Extended Outside Date”) if, on the Initial Outside Date, any of the conditions to closing with respect to antitrust laws or the expiration or termination of the applicable waiting period under the HSR Act (as defined in the Merger Agreement) have not been satisfied or waived and all other conditions to closing have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the closing, shall be capable of being satisfied on such date); provided, further that the First Extended Outside Date will be automatically extended until March 22, 2022, if, on the First Extended Outside Date, any of the foregoing conditions to closing with respect to antitrust laws or the expiration or termination of the applicable waiting period under the HSR Act has not have been satisfied or waived and all other conditions to closing have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the closing, will be capable of being satisfied on such date); provided, further, that neither Parent nor the Company will have the right to terminate the Merger Agreement pursuant to this provision if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in the Merger Agreement will have materially contributed to the failure of the Merger to be consummated by the Outside Date and such action or failure to perform constitutes a breach of the Merger Agreement;

•

if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement, and such judgment, order, injunction, rule, decree or other action will have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this provision will have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with the Merger Agreement.

The Merger Agreement also may be terminated by Parent:

•

if the Company will have breached or failed to perform any of its representations, warranties, covenants or agreements pursuant to the Merger Agreement, and such breach or failure to perform (i) would result in the failure to satisfy the conditions to Parent’s or Merger Sub’s obligations to consummate the Merger and (ii) cannot be cured by the Outside Date (it being understood that Parent will not be entitled to terminate the Merger Agreement if such breach has been cured within the Company Breach Notice Period (as defined in the Merger Agreement) (to the extent capable of being cured)); provided, that Parent will not have the right to terminate the Merger Agreement pursuant to this provision if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in the Merger Agreement in any material respect.

The Merger Agreement also may be terminated by the Company:

•

at any time prior to the closing, if Parent or Merger Sub will have breached or failed to perform any of their representations, warranties, covenants or agreements pursuant to the Merger Agreement, and such breach or failure to perform (i) prevents or would reasonably be expected to prevent Parent or Merger Sub from consummating the Merger or would result in the failure to satisfy the conditions to the Company’s obligations to consummate the Merger and (ii) cannot be cured by the Outside Date (it being understood that the Company will not be entitled to terminate the Merger Agreement if such breach has been cured within the Parent Breach Notice Period (as defined in the Merger Agreement) (to the extent capable of being cured)); provided, that the Company will not have the right to terminate the Merger Agreement pursuant to this provision if it is then in breach of any of its covenants or agreements set forth in the Merger Agreement in any material respect.

The Merger Agreement also provides that Parent could have terminated the Merger Agreement if (i) the Stockholder Written Consent was not executed and delivered to Parent by the Principal Stockholder before 9:00 a.m., New York time, on the day immediately following the date of the Merger Agreement (the “Stockholder Approval Deadline”), or (ii) prior to receipt of the required stockholder approval for the Merger, the Company had effected an Adverse Recommendation Change. However, this termination right is no longer applicable following delivery of the Stockholder Written Consent on February 19, 2021 in accordance with the terms of the Merger Agreement.

The Company also could have terminated the Merger Agreement if (i) prior to obtaining the requisite stockholder approval for the Merger, the Board authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and concurrently with such termination the Company entered into an Alternative Acquisition Agreement providing for a Superior Proposal, or (ii) the Stockholder Written Consent had not been delivered to Parent by the Stockholder Approval Deadline, subject to certain terms and conditions. However, this termination right is no longer applicable following the delivery of the Stockholder Written Consent on February 19, 2021 in accordance with the terms of the Merger Agreement.

Termination Fee (page 68)

Upon termination of the Merger Agreement, under specified circumstances and on the terms and subject to the conditions set forth therein, (i) the Company may be required to pay to Parent a termination fee of $50,000,000 and (ii) Parent may be required to pay to the Company a termination fee of $85,000,000. For a more detailed discussion, see the section entitled “The Merger Agreement—Company-Paid Termination Fee” and “The Merger Agreement—Parent-Paid Termination Fee” beginning on page 68 of this Information Statement.

Material U.S. Federal Income Tax Consequences of the Merger (page 44)

The exchange of shares of Company Common Stock for the Merger Consideration pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Company stockholder that is a “U.S. holder” (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement) will recognize taxable gain or loss in an amount equal to the difference, if any, between (i) the Merger Consideration received by such U.S. holder in the Merger and (ii) such U.S. holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor. With respect to a Company stockholder that is a “non-U.S. holder” (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement), the exchange of shares of Company Common Stock for the Merger Consideration pursuant to the Merger generally will not result in U.S. federal income tax to such non-U.S. holder unless such non-U.S. holder has certain connections with the United States. Backup withholding may apply to the cash payment made pursuant to the Merger unless the Company stockholder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed U.S. Internal Revenue Service (“IRS”) Form W-9 or IRS Form W-8 or applicable successor form).

You are urged to read the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement and to consult your tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to you of the Merger.

De-listing and De-registration of Company Common Stock (page 48)

If the Merger is completed, Company Common Stock will be de-listed from Nasdaq and de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, following completion of the Merger and such de-registration, the Company will no longer file periodic and other reports with the U.S. Securities and Exchange Commission (“SEC”).

Expenses (page 69)

Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense.

Specific Performance (page 68)

The Company, Parent and Merger Sub have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Restrictive Covenant Agreement (page 72)

Concurrently with the execution of the Merger Agreement, Parent and the Principal Stockholder and its affiliate Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership (“LSF9”), entered into a Restrictive Covenant Agreement, effective as of the closing of the Merger, pursuant to which, among other things, the Principal Stockholder agreed to certain confidentiality, non-solicit and non-disparagement obligations. The Principal Stockholder and LSF9 also agreed to certain limitations on investment activities, and Parent acknowledged that the tax receivable agreement between the Company and LSF9 Stardust Holdings, L.P. is a valid and binding obligation of the Company and agreed to cause the Surviving Corporation to perform its obligations under and to comply with the terms of the tax receivable agreement. For a more detailed discussion, see the section entitled “Restrictive Covenant Agreement” beginning on page 72 of this Information Statement.

* * *

Neither the SEC nor any state securities or other regulatory agency has approved or disapproved of the transactions described in this document, including the Merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the additional information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to in this Information Statement.

Q.	WHY DID I RECEIVE THIS INFORMATION STATEMENT?

A.

On February 19, 2021, the Company, Parent and Merger Sub entered into the Merger Agreement, and promptly thereafter the Principal Stockholder adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement. Applicable provisions of the DGCL and certain securities regulations require us to provide you with information regarding the Merger, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Merger. We are not asking you for a proxy relating to a vote or consent, and you are requested not to send us a proxy.

Q.	WHAT IS THE PROPOSED TRANSACTION?

A.

The proposed transaction is the acquisition by Parent of all shares of Company Common Stock not owned by the Company as treasury stock, by any subsidiary of the Company or by Parent or Merger Sub. The proposed transaction will be effected through a merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into the Company, with the Company continuing as the Surviving Corporation. If the Merger is completed, the Company will become wholly-owned by Parent, and Company Common Stock will cease to be listed on Nasdaq, will be de-registered with the SEC and will no longer be publicly traded.

Q.	IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY SHARES OF COMPANY COMMON STOCK?

A.

If the Merger is completed, each share of Company Common Stock that is issued and outstanding (except for Canceled Shares, Company Restricted Shares and Dissenting Shares, which will be treated as set forth in the Merger Agreement) will be converted into the right to receive the Merger Consideration, consisting of $24.00 in cash per share, without interest and subject to any applicable tax withholding. As a result of the Merger, upon the surrender of your shares of Company Common Stock, you will receive a total amount of cash equal to the product obtained by multiplying the Merger Consideration by the number of shares of Company Common Stock that you own, unless you properly demand and do not validly withdraw, lose or fail to perfect appraisal rights as provided under Section 262.

Q.	IS THE MERGER CONSIDERATION SUBJECT TO AN INCREASE?

A.

No. The Merger Consideration is fixed. The Merger Consideration will not increase even if the Company’s results of operations improve or if the price of Company Common Stock increases above the current per share Merger Consideration. See the section entitled “The Merger Agreement—Merger Consideration” beginning on page 49 of this Information Statement.

Q.	DID THE BOARD APPROVE THE MERGER AND THE MERGER AGREEMENT?

A.

Yes. After careful consideration and evaluation of the Merger, and in consideration of, among other things, the opinion of Citi rendered to the Board that, based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be paid to holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than certain shares as specified in such opinion), our Board unanimously approved and declared advisable the Merger Agreement and the Merger. To review our Board’s reasons for recommending and approving the Merger and the Merger Agreement, see the sections entitled “The Merger—Recommendation of the Board and Reasons for Recommendation” beginning on page 25 of this Information Statement.

Q.	IS THE APPROVAL OF STOCKHOLDERS NECESSARY TO ADOPT OR APPROVE THE MERGER AGREEMENT OR THE MERGER? WHY AM I NOT BEING ASKED TO VOTE ON OR CONSENT TO THE MERGER AGREEMENT OR THE MERGER?

A.

Under Section 251 of the DGCL, the Merger requires the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. The requisite stockholder approval was obtained on February 19, 2021, the date on which the Principal Stockholder caused to be delivered to the Company an irrevocable written consent, in respect of approximately 52.7% of outstanding Company Common Stock entitled to vote thereon, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger. No further approval of the stockholders of the Company is required or will be sought to adopt the Merger Agreement or to approve the Merger or the other transactions contemplated by the Merger Agreement. Therefore, your vote or consent is not required and is not being sought. We are not asking you for a proxy relating to a vote or consent, and you are requested not to send us a proxy.

Q.	IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?

A.

Yes. Before completion of the Merger, the Company, Parent and Merger Sub must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 66 of this Information Statement.

Q.	WHAT IS THE MARKET PRICE OF THE COMPANY COMMON STOCK?

A.

The closing sale price of Company Common Stock on [    ], 2021, the most recent practicable date before the date of this Information Statement, was $[    ] per share. You are encouraged to obtain current market quotations for Company Common Stock.

Q.	AM I ENTITLED TO APPRAISAL RIGHTS?

A.

Yes. Under Section 262, stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e., stockholders other than the Principal Stockholder) are entitled to appraisal rights in connection with the Merger with respect to their shares, so long as they meet certain conditions and comply with the applicable statutory procedures for demanding and perfecting appraisal rights and do not subsequently validly withdraw or lose such rights. See the section entitled “Appraisal Rights” beginning on page 73 of this Information Statement.

Q.	WHEN IS THE MERGER EXPECTED TO BE COMPLETED?

A.

We expect the Merger to be completed in fourth quarter of 2021, subject to satisfaction of the closing conditions set forth in the Merger Agreement and described in the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 66 of this Information Statement; however, there can be no assurance that the Merger will be completed at that time, or at all.

Q.	WHAT EFFECT WILL THE MERGER HAVE ON THE COMPANY?

A.

If the Merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist immediately following the Merger as a wholly-owned subsidiary of Parent. Following the consummation of the Merger, shares of Company Common Stock will no longer be traded on Nasdaq or any other public market, and the registration of shares of Company Common Stock under the Exchange Act will be terminated, as described in the section entitled “The Merger—De-listing and De-registration of Company Common Stock” beginning on page 48 of this Information Statement.

Q.	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A.

If the Merger is not completed for any reason, stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to trade on Nasdaq.

Q.	SHOULD I SURRENDER MY SHARES OF COMPANY COMMON STOCK NOW?

A.

No. After the Merger is completed, you will be sent instructions for exchanging your shares of Company Common Stock for the Merger Consideration. If you are the beneficial owner of shares of Company Common Stock held in street name, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares.

Q.	WILL I OWE TAXES AS A RESULT OF THE MERGER?

A.

The Merger will be a taxable transaction for U.S. holders of Company Common Stock. As a result, assuming you are a U.S. holder, any gain you recognize as a result of the Merger will be subject to U.S. federal income tax and also may be taxed under applicable state, local or other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the Merger Consideration you receive and (2) the adjusted tax basis of the shares of Company Common Stock you surrender in the Merger. Assuming you are a non-U.S. holder, your exchange of shares of Company Common Stock for the Merger Consideration generally will not result in U.S. federal income tax unless you have certain connections with the United States. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement for a more detailed explanation of the tax consequences of the Merger. You should consult your tax advisor on how specific tax consequences of the Merger apply to you.

Q.	WHAT HAPPENS IF I SELL MY SHARES BEFORE COMPLETION OF THE MERGER?

A.

If you transfer or sell your shares of Company Common Stock prior to the completion of the Merger, you will have transferred or sold the right to receive the Merger Consideration to be received by the Company’s stockholders in the Merger and lose your appraisal rights. In order to receive the Merger Consideration or exercise appraisal rights, you must hold your shares through completion of the Merger.

Q.	WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANY?

A.

We file periodic reports and other information with the SEC. Some of these reports are incorporated by reference into this Information Statement. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find Additional Information” beginning on page 79 of this Information Statement.

Q.	WHAT IS HOUSEHOLDING AND HOW DOES IT AFFECT ME?

A.

The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate set of disclosure documents. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this Information Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by mail at 511 East John Carpenter Freeway, Suite 600, Irving, TX 75062, Attention: General Counsel or by telephone at (469) 458-7973. We will promptly send additional copies of this Information Statement upon receipt of such request.

Q.	WHO CAN HELP ANSWER MY QUESTIONS?

A.

If you have questions about the Merger after reading this Information Statement, please contact our general counsel, Lori M. Browne, by mail at 511 East John Carpenter Freeway, Suite 600, Irving, TX 75062, Attention: General Counsel or by telephone at (469) 284-8678.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement, and certain of the documents to which we refer you in this Information Statement, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “approximately,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases. All of our forward-looking statements contained in this Information Statement are based upon information available to us as of the filing date of this Information Statement, and, except to the extent required by applicable law, we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting, including:

•

risks related to the consummation of the Merger, including the risks that (i) the Merger may not be consummated within the anticipated time period, or at all, (ii) the parties may fail to secure the termination or expiration of any waiting period applicable under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iii) other conditions to the consummation of the Merger under the Merger Agreement may not be satisfied;

•

the effects that any termination of the Merger Agreement may have on the Company or its business, including the risks that the Company’s stock price may decline significantly if the Merger is not completed, which may have a chilling effect on alternatives to the Merger;

•

the effects that the announcement or pendency of the Merger may have on the Company and its business, including the risks that as a result (i) the Company’s business, operating results or stock price may suffer, (ii) the Company’s current plans and operations may be disrupted, (iii) the Company’s ability to retain or recruit key employees may be adversely affected, (iv) the Company’s business relationships (including customers and suppliers) may be adversely affected, or (v) the Company’s management’s or employees’ attention may be diverted from other important matters;

•	the effect of limitations that the Merger Agreement places on the Company’s ability to operate its business, return capital to stockholders or engage in alternative transactions;

•

the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against the Company, its directors and others;

•	the failure to satisfy any of the conditions to the consummation of the Merger;

•	the risk that the Merger may not be completed in a timely manner or at all;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the risk that the Merger and related transactions may involve unexpected costs, liabilities or delays; and

•	other economic, business, competitive, legal, regulatory, and/or tax factors.

The forward-looking statements contained in this Information Statement are based on management’s current plans, estimates and expectations in light of information currently available to the Company and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control, as well as the other factors described in Item 1A, “Risk Factors” in the Company’s 2020 10-K filed with the SEC on February 25, 2021. The COVID-19 pandemic may also precipitate or exacerbate these and other unknown risks and uncertainties. Additional factors or events that could cause our actual results to differ may also emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. Any forward-looking statement made by the Company speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

Additionally, the unaudited prospective financial information prepared by management of the Company included in this Information Statement reflects assumptions and estimates by management of the Company as of the date specified in the unaudited prospective financial information or the date of any document incorporated by reference in this Information Statement. Many of these assumptions and estimates are driven by factors beyond the control of the Company, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. No independent accountants have reviewed or provided any assurance with respect to the unaudited prospective financial information. Moreover, the Company does not undertake any obligation to update the unaudited prospective financial information and does not intend to do so. For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of the Company’s unaudited prospective financial information in this Information Statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.

PARTIES INVOLVED IN THE MERGER

Forterra, Inc.

The Company is a manufacturer of ductile iron pipe and concrete pipe and precast products in the United States and Eastern Canada for a variety of essential water-related infrastructure applications. The Company provides critical infrastructure components for a broad spectrum of construction projects across the infrastructure, residential and non-residential markets. The Company’s suite of products ranges from large diameter pipe that transports water to and from treatment centers and manages drainage along major transportation corridors, to smaller diameter pipe that delivers potable water to, and removes wastewater from, end users in residential and commercial settings.

The Company’s principal executive offices are located at 511 East John Carpenter Freeway, Suite 600, Irving, TX 75062, and its telephone number is (469) 458-7973. The Company’s website is www.forterrabp.com. Shares of Company Common Stock are listed with, and trade on, Nasdaq under the symbol “FRTA”.

For more information about the Company, please visit our website at www.forterrabp.com. Our website address is provided as an inactive textual reference only. The information on our website is not incorporated into, and does not form a part of, this Information Statement. Detailed descriptions about the Company’s business and financial results are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 25, 2021, which is incorporated by reference in this Information Statement. See the section entitled “Where You Can Find Additional Information” beginning on page 79 of this Information Statement.

Quikrete Holdings, Inc.

Parent is a Delaware corporation and a privately owned family business founded in 1940. It is a building materials company based in Atlanta, Georgia. Its portfolio ranges from its iconic Quikrete branded concrete and mortar mixes to precast and steel pedestrian and vehicular bridges. This includes brands such as Quikrete, Spec

Mix, QPR, Pavestone, Custom Building Products, Rinker Materials, and Contech Engineered Solutions. Parent’s products include packaged cementitious products, pavers, retaining wall systems, masonry units, tile grouts and thin sets, concrete pipe and box culverts, corrugated metal pipe, engineered storm water systems, and structural precast and steel pedestrian and vehicular bridges. Parent services the U.S. and Canadian new construction and repair and remodeling residential, commercial, and infrastructure markets. Parent’s principal executive offices are located at Five Concourse Parkway, Suite 1900, Atlanta, Georgia 30328, and its telephone number is (404) 634-9100.

Jordan Merger Sub, Inc.

Merger Sub is a Delaware corporation formed for the purpose of entering into the Merger Agreement and completing the Merger. Merger Sub is a wholly-owned subsidiary of Parent. Merger Sub has not engaged in any business to date except for activities incidental to its incorporation and activities undertaken in furtherance of the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will merge with and into the Company and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at Five Concourse Parkway, Suite 1900, Atlanta, Georgia 30328, and its telephone number is (404) 634-9100.

THE MERGER

The following section, together with the sections entitled “Summary”, “Questions and Answers about the Merger”, “Cautionary Statement Regarding Forward-Looking Statements”, “Parties Involved in the Merger”, “The Merger Agreement”, “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers”, “Appraisal Rights”, “Householding”, “Future Stockholder Proposals” and “Where You Can Find Additional Information”, constitutes a description of certain aspects of the Merger as required by applicable SEC regulations. Such description, however, may not contain all of the information that is important to you. We encourage you to read carefully this entire Information Statement, including the Merger Agreement attached as Annex A, for a more complete understanding of the Merger. You may obtain additional information without charge by following the instructions in the section entitled “Where You Can Find Additional Information” beginning on page 79 of this Information Statement.

Overview

Under the terms of the Merger Agreement, subject to the satisfaction or waiver (if permissible) of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent. The Board unanimously approved the Merger Agreement and recommended that the Company’s stockholders vote to adopt the Merger Agreement on February 19, 2021. Promptly following the execution of the Merger Agreement, the requisite stockholder approval was obtained pursuant to the delivery to the Company of the Stockholder Written Consent by the Principal Stockholder in accordance with the DGCL, the Company Charter and Company Bylaws.

Upon completion of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (except for Canceled Shares, the Company Restricted Shares and Dissenting Shares, which will be treated as set forth in the Merger Agreement) will be canceled and converted automatically into the right to receive the Merger Consideration of $24.00 in cash, without interest and subject to deduction for any required withholding tax. All shares of Company Common Stock so canceled and converted will cease to have any rights with respect to such Company Common Stock, except for the right to receive the Merger Consideration. Any payment of the Merger Consideration will be subject to any required withholding taxes.

Background of the Merger

From time to time, prior to and since the Company’s initial public offering of shares of Company Common Stock in October 2016, in an effort to strengthen the Company’s business and maximize stockholder value, the

Board, the Principal Stockholder and Company management have regularly discussed and analyzed possible acquisitions of, or other strategic transactions involving, the Company, with industry participants. Such discussions and analysis included periodic discussions with Parent regarding various transaction structures involving the Company’s and/or Parent’s assets and businesses. Beginning in the third quarter of 2020, certain factors, including the Company’s improved results of operations and the Company’s announcement of a favorable decision in its earnout arbitration involving HeidelbergCement, A.G. in September 2020, caused members of the Board and Company management to conclude that there may be increased interest from market participants regarding a potential acquisition of the Company that would be in the best interests of the Company’s stockholders. In November 2020 Chris Meyer, Chairman of the Board, in consultation with John McPherson, Lead Director and non-executive Vice Chairman of the Board, requested that Citi engage in an outreach process to gauge interest among a broad group of financial sponsors regarding a potential acquisition of the Company.

On December 3, 2020, as part of a discussion initiated outside of the Citi outreach process, representatives of Goldman Sachs & Co. LLC (“Goldman”), financial advisor to Parent, arranged a meeting with Mr. Meyer, other representatives of the Board, William R. Magill, who is the Chief Executive Officer of Parent, other representatives for Parent and King & Spalding LLP, who served as antitrust counsel to Parent. During the meeting, representatives of Parent expressed an interest in exploring a business combination with the Company, and the parties discussed, among other things, the regulatory approvals that would be required to complete a transaction.

On December 10, 2020, the Company and Parent entered into a mutual confidentiality agreement to facilitate the exchange of confidential information. On December 10, 2020, the Company and Parent also entered into a clean team confidentiality agreement to facilitate the exchange of certain highly confidential information.

On December 22, 2020, Parent submitted to the Company a non-binding indication of interest to acquire all outstanding shares of Company Common Stock for between $19.50 and $20.50 per share in cash, to be financed with a combination of cash on hand and incremental debt financing. The indication of interest stated, among other things, that Parent’s proposed transaction would not be subject to any financing contingency and that its valuation assumed that no divestitures of any of the assets of either Parent or the Company or any of their respective affiliates would be required in order to consummate the proposed transaction.

On December 24, 2020, the Board held a meeting via teleconference, attended by members of Company management and representatives of Gibson, Dunn & Crutcher, LLC (“Gibson Dunn”), legal counsel to the Company, and representatives of Citi. The Board and its advisors discussed the terms of Parent’s indication of interest and potential responses to Parent. The Board also discussed with Gibson Dunn the need to evaluate Parent’s indication of interest in the context of the Board’s fiduciary duties, and Gibson Dunn provided a summary of such fiduciary duties. Representatives of Citi then provided an update on the outreach process to potential buyers, noting that Citi, on the Company’s behalf, had contacted 18 financial sponsors and one family office. Representatives of Citi informed the Board that Citi, on the Company’s behalf, had made presentations to 11 of such financial sponsors based on publicly available information, and that members of the Company’s management had made presentations to five of such financial sponsors based on publicly available information. Representatives of Citi noted to the Board that following such outreach and the completion of such presentations, only three of the financial sponsors, which we refer to as “Party A,” “Party B” and “Party C,” indicated that they had interest in pursuing an acquisition of the Company. Representatives of Citi then provided the Board with its analysis of potential strategic buyers, including various precast manufacturers, pipe and accessory manufacturers and building material manufacturers, and explained that, of these potential strategic buyers, only one such strategic buyer, which we refer to as “Party D” was likely to have both the interest and financial ability to acquire the Company. The Board directed Citi to reach out to Party D to determine if Party D would be interested in discussing a potential acquisition of the Company. The Board also formally approved the Company’s engagement of Citi as the Company’s financial advisor in connection with the evaluation of a potential sale of the Company.

On December 28, 2020, the Company formally engaged Citi as the Company’s financial advisor in connection with the evaluation of a potential sale of the Company.

On December 30, 2020, the Board held a meeting via teleconference, attended initially by representatives of Gibson Dunn and later by representatives of Citi and members of Company management. Representatives of Gibson Dunn discussed with the Board, among other things, the Board’s fiduciary duties in connection with its consideration of a potential sale of the Company, and further discussed the evaluation of any potential conflicts of interest of each of the directors arising from any relationships with any of the potential bidders or otherwise. Following that discussion, Company management presented to the Board five-year management projections for the Company’s forecasted performance (the “Initial Projections”). The Board discussed, with Company management and its advisors, the process undertaken to prepare the Initial Projections and the assumptions that would be appropriate to use in projections for each of the Company’s business units. The Board directed management to update the Initial Projections to reflect the Board’s feedback and to present such updated projections for further analysis by the Board at a subsequent meeting. Following that discussion, the Board discussed the parties that had expressed interest in potentially pursuing an acquisition of the Company, including Parent, Party D, Party A, and Party B. Citi noted that, in addition to the foregoing parties, it had engaged, on behalf of the Company, in preliminary discussions with another potential strategic buyer, a pipe and accessory manufacturer, which we refer to as “Party E”. Representatives of Gibson Dunn and Citi also discussed with the Board potential transaction structures for an acquisition of the Company, including the timing and necessary regulatory approvals that would be required to consummate a transaction with Parent. After discussion, the Board directed Citi to communicate to representatives of each of Parent and Goldman that the valuation presented in Parent’s initial indication of interest was inadequate. The Board also directed Citi to continue to evaluate whether there were any other potential strategic buyers that would be financially able and willing to acquire the Company.

On December 31, 2020, Party A submitted to the Company a non-binding indication of interest to acquire all outstanding shares of Company Common Stock for between $17.50 and $20.00 per share in cash, to be financed with a combination of cash, equity and third-party debt financing. The indication of interest explained, among other things, that Party A’s proposed transaction would not be subject to any financing contingency and that the proposed transaction valuation was subject to certain assumptions regarding the Company’s outstanding liabilities. The letter outlined a summary of the areas where Party A would expect to focus its diligence efforts and noted that the proposal was subject to the completion of such diligence.

On January 4, 2021, Mr. Meyer contacted a representative of Party D and invited Party D to explore a potential transaction with the Company.

On January 4, 2021, Party B submitted to the Company a non-binding indication of interest to acquire all outstanding shares of Company Common Stock for $19.50 per share in cash, to be financed with a combination of third-party equity and debt. The indication of interest explained that execution of a definitive agreement between Party B and the Company would be subject to, among other things, completion of Party B’s diligence and execution of definitive debt financing commitments in favor of Party B. The proposal also stated that it was conditioned upon the Principal Stockholder delivering a written consent to approve the transaction in connection with the execution of the definitive transaction agreement.

On January 4, 2021, Party C notified Citi that it no longer had interest in a potential acquisition of the Company.

On January 5, 2021, the Board held a meeting via teleconference, attended by members of Company management and representatives of Gibson Dunn and representatives of Citi, to, among other things, discuss management’s updated five-year projections for the Company’s forecasted performance, and to receive a process update regarding the interest by third parties to acquire the Company and the indications of interest recently submitted by Party A and Party B and the Parent proposal. The Board reviewed management’s updated five-year projections for the Company’s forecasted performance, which reflected the feedback previously provided by the Board. Company management reviewed with the Board the key changes to the assumptions used in the projections as compared to the Initial Projections. The Board, along with management and the Company’s advisors, discussed and considered pricing, volume and other sensitivities that could impact the assumptions used in the projections and overall fair value of the Company. Representatives of Citi then provided an update regarding the status of discussions with the various parties that had expressed interest in acquiring the Company, and the Board and its advisors discussed the indications of interest recently submitted by Party A and Party B. Representatives of Citi also provided an update regarding the status of Parent’s due diligence process.

On January 8, 2021, the Company and Party B entered into a confidentiality agreement to facilitate the exchange of confidential information of the Company. The confidentiality agreement contained customary standstill restrictions and a provision known as a “don’t ask, don’t waive” provision, prohibiting Party B from requesting that the Company agree to waive or amend the standstill restrictions so as to allow Party B to make another bid during the standstill period. The confidentiality agreement also included a “fall-away” allowing Party B to make a confidential proposal to the Board regarding any of the matters covered by the standstill provision upon the Company’s entry into a definitive agreement that would, if consummated, result in a third party acquiring 50% or more of the consolidated assets of the Company and its subsidiaries or 50% or more of the Company’s outstanding voting securities.

On January 12, 2021, the Company and Parent entered into an amended and restated clean team confidentiality agreement to facilitate the exchange of highly confidential information on an outside counsel- and advisor-only basis.

On January 13, 2021, the Company and Party A entered into a confidentiality agreement to facilitate the exchange of confidential information of the Company. The confidentiality agreement contained customary standstill restrictions and a “don’t ask, don’t waive” provision with an exception allowing Party A to make a private inquiry to the Board requesting a waiver of the standstill provisions, as well as the same “fall-away” included in the confidentiality agreement with Party B described above. On the same day, representatives of Citi, on behalf of the Company, contacted Parent, Party A and Party B and requested that they each submit updated proposals by January 28, 2021.

On January 15, 2021, the Company and Party D entered into a confidentiality agreement to facilitate the exchange of confidential information of the Company. The confidentiality agreement contained a customary standstill provision and a “don’t ask, don’t” waive provision, as well as the same “fall-away” included in the confidentiality agreement with Party B described above.

On the same day, representatives of Citi notified Party D that other parties that had expressed interest in acquiring the Company were expected to submit revised proposals on January 28, 2021.

On January 18, 2021, the Board held a meeting via teleconference, attended by members of Company management and representatives of Gibson Dunn and representatives of Citi. Upon the Board’s request, representatives of Citi provided an update regarding the status of discussions with the various parties that had expressed interest in acquiring the Company and reminded the Board of the terms of the indications of interest that had been previously provided by each of Parent, Party A and Party B. Gibson Dunn summarized the typical transaction structures for the acquisition of a public company and discussed the necessary steps of each. Gibson Dunn also discussed the Board’s fiduciary duties in connection with certain potential transaction structures that were possible given the Principal Stockholder’s majority ownership of the Company. Representatives of Gibson Dunn also discussed with the Board its fiduciary duties in connection with potential conflicts of interest arising in connection with a transaction, including any potential conflicts resulting from past relationships between any of the bidders and any members of the Board or Company management, any current or former engagements of the Company’s advisors by any of the bidders or the Principal Stockholder and, with respect to the Principal Stockholder, the tax receivable agreement (the “Tax Receivable Agreement”) between the Company and LSF9 Stardust Holdings, L.P., which is an affiliate of the Principal Stockholder. The Board concluded that none of these issues gave rise to a material conflict of interest with respect to any director, advisor, or stockholder. The Board further determined that the Tax Receivable Agreement did not give rise to a material conflict of interest because, among other reasons, the amounts payable under the Tax Receivable Agreement were immaterial relative to the context of a sale of the Company and such payments, per the terms of the Tax Receivable Agreement, would not accelerate in connection with a sale of the Company and therefore would be immaterial to the Principal Stockholder’s consideration of the timing or execution of a potential sale of the Company.

On January 21, 2021, Mr. Meyer contacted a representative of Party D to inquire on the status of Party D’s proposal to acquire the Company.

On January 28, 2021, Party A delivered a revised indication of interest proposing to acquire all outstanding shares of Company Common Stock for between $18.50 and $20.00 per share in cash on substantially the same terms described in its December 31, 2020 indication of interest. The revised indication of interest described a number of Party A’s diligence workstreams that remained incomplete.

On the same day, Parent delivered a revised indication of interest proposing to acquire all outstanding shares of Company Common Stock for $22.50 per share in cash on substantially the same terms described in its December 22, 2020 indication of interest. The proposal was accompanied by a draft definitive merger agreement that contemplated a transaction structure whereby, promptly after execution of the definitive merger agreement, the Principal Stockholder would deliver an immediately effective Stockholder Written Consent approving the transaction, which consent would constitute the requisite stockholder approval from the Company’s stockholders. In this Information Statement we refer to this transaction structure as a “sign-and-consent” transaction. This structure would allow either the Company or Parent to terminate the merger agreement if the Stockholder Written Consent was not received by Parent before 9:00 a.m. New York City, New York time on the day following execution of the definitive merger agreement and would require the Company to pay a fee to Parent equal to a specified percentage of the aggregate merger consideration in connection with such termination. In addition, the draft definitive merger agreement included an “inside date” that would allow Parent to defer the closing of the transaction until a date to be specified and provided that signing of the definitive merger agreement would be conditioned on the simultaneous signing of a restrictive covenant agreement between Parent and the Principal Stockholder. The draft definitive merger agreement also included terms that would require Parent to use reasonable best efforts to obtain the requisite regulatory approvals, including agreeing to divest certain assets of Parent or the Company, as the antitrust authorities may require, subject to several exceptions, including the exception that Parent would not be required to take any action that would materially impair the economic benefits Parent and its affiliates expected to derive from the transaction. Parent’s revised indication of interest was also accompanied by a draft debt commitment letter regarding proposed incremental debt financing to be provided to Parent to fund a portion of the transaction consideration. Parent’s indication of interest requested that the Company grant Parent a fifteen-day exclusive negotiating period to allow Parent to complete its diligence.

On February 1, 2021, as instructed by the Company, representatives of Citi and members of Company management held a call with representatives of Party D to discuss the status of Party D’s proposal to acquire the Company. Thereafter Party D notified representatives of Citi that Party D was continuing to perform diligence on the Company and evaluating whether to submit an indication of interest, and that if Party D decided to submit an indication of interest, it would not do so later than February 8, 2021.

On the same day, the Board held a meeting via teleconference, attended by members of Company management and representatives of each of Gibson Dunn, Citi and Kirkland and Ellis LLP (“Kirkland”), antitrust counsel to the Company. The Board discussed, with Company management and its advisors, the price and other terms of each of Parent’s and Party A’s most-recent indication of interest, the ability of each party to consummate its proposed transaction and the impact of the necessary regulatory approvals, including approvals from antitrust authorities, that would be required. The Board noted that Party B had not submitted an updated indication of interest by the January 28, 2021 deadline and that Party D and Party A were still engaged in due diligence. Representatives of Kirkland and Gibson Dunn discussed with the Board the regulatory approval framework proposed by Parent, including the proposed exceptions to Parent’s obligations to obtain regulatory approvals and the lack of a reverse termination fee in the event regulatory approvals were not obtained. Following such discussions, the Board concluded that Parent’s proposed regulatory approval framework did not provide the Company with adequate closing certainty. The Board directed Citi to seek a higher purchase price from Parent and to inform Parent that its proposed regulatory approval framework did not provide the Company with sufficient closing certainty. The Board also directed Citi to inform Parent that the Board would not grant Parent the exclusive negotiating rights it had requested. The Board then engaged in further discussion regarding the Party A indication of interest and concluded that, although a transaction with Party A would likely involve low regulatory approval risk, any such advantages with respect to closing certainty were outweighed by the significantly higher valuation in Parent’s proposal. The Board therefore instructed Citi to notify Party A that its proposed valuation was inadequate.

On the same day and following the conclusion of the above-mentioned Board meeting, representatives of Citi, on behalf of the Company, informed representatives of Goldman that the Company would require a higher valuation than Parent had proposed and that Parent’s proposed regulatory approval framework did not provide the Company with adequate closing certainty.

On February 2, 2021, representatives of Goldman, on behalf of Parent, spoke with representatives of Citi and requested that the Company propose a valuation and a regulatory approval framework that would be acceptable to the Board.

On February 5, 2021, representatives from Party D informed representatives of Citi that Party D was unlikely to pursue an acquisition of the Company.

On February 9, 2021, the Board held a meeting via teleconference, attended by members of Company management and representatives of each of Gibson Dunn, Citi and Kirkland, to discuss Parent’s latest proposal. The Board reviewed and evaluated, with Company management and its advisors, various aspects of a potential transaction with Parent, including the appropriate price per share, taking into consideration data presented by representatives of Citi regarding the Company’s share price over time and various valuation assumptions, as well as the components of a regulatory approval framework that would provide the Company with sufficient closing certainty and reduce execution risk. After those discussions, the Board instructed Citi to propose to Parent a per share price of $24.50 and a regulatory approval framework pursuant to which Parent would be obligated (i) to use reasonable best efforts to obtain regulatory approvals, including agreeing to divest certain assets of Parent or the Company, as the antitrust authorities may require, subject only to the qualification that Parent will not be required to divest Parent’s or the Company’s assets that generated aggregate EBITDA for the 12 months ended December 31, 2020 of more than $80 million measured in accordance with the Merger Agreement, and (ii) to pay a reverse termination fee equal to 8% of the transaction’s equity value in the event the transaction did not close due to failure to obtain regulatory approvals. The Board also instructed Citi to propose to Parent a transaction structure that would permit the Company to terminate the merger agreement in order to accept an unsolicited superior offer from a third party for a specified period of time after signing of the merger agreement in exchange for the payment of a termination fee.

On the same day, representatives of Citi communicated these proposals on behalf of the Company, as directed by the Board, to representatives of Goldman. Parent indicated that the Company’s proposal of a bright-line $80 million EBITDA divestiture threshold would be acceptable, but that it would only be willing to pay a price of $23.75 per share and a reverse termination fee equal to $70 million.

On February 10, 2021, the Board held a meeting via teleconference, attended by members of Company management and representatives of Gibson Dunn and representatives of Citi, to discuss Parent’s counterproposal. After the Board consulted with Citi regarding the appropriate price per share, the amount of the reverse termination fee and other aspects of a potential transaction with Parent, the Board determined to propose to Parent a price per share of $24.00 and a reverse termination fee of $85 million, representing 5% of the transaction’s equity value. On the same day, Mr. Meyer and representatives of Citi communicated these proposals on behalf of the Company, as directed by the Board, to representatives of Goldman.

On February 11, 2021, representatives of Gibson Dunn delivered to Troutman Pepper Hamilton Sanders LLP (“Troutman”), counsel to Parent, a revised draft of the merger agreement consistent with the most recent terms proposed by the Company to Parent. The draft removed the “inside date” concept that would, if included, allow Parent to defer the closing of the transaction until a date to be specified. The draft merger agreement also included a transaction structure that would permit the Company to terminate the merger agreement in order to accept an unsolicited superior offer from other bidders for 30 days after signing of the merger agreement in exchange for the payment of a termination fee.

On February 12, 2021, representatives of Citi, as instructed by the Board, communicated to representatives of Party A that its latest proposal was unacceptable to the Company because the proposed price per share included in Party A’s indication of interest was inadequate.

On February 13, 2021, representatives of Troutman delivered to representatives of Gibson Dunn a revised draft of the merger agreement, which, among other things, reverted to the sign-and-consent transaction originally proposed by Parent and reintroduced the “inside date” concept. The revised draft provided that if the Company failed to deliver the Stockholder Written Consent by 9:00 a.m. New York City, New York time on the day following execution of the definitive merger agreement, Parent could terminate the merger agreement and the Company would be required to pay Parent a termination fee equal to 3.0% of the aggregate merger consideration.

From February 13, 2021 through February 19, 2021, the parties negotiated the final terms of the merger agreement, the Company’s disclosure letter relating to the merger agreement, the debt commitment letter relating to Parent’s financing of the transaction and the restrictive covenant agreement between Parent and the Principal Stockholder, among other ancillary documentation. The Company and its representatives continued to provide Parent and its representatives with due diligence information and conference calls during this period.

On the morning of February 19, 2021, the Board held a meeting via teleconference, attended by members of Company management and representatives of Gibson Dunn, Citi and Kirkland, to further consider the terms of Parent’s proposal. Representatives of Gibson Dunn again reviewed the fiduciary duties of the members of the Board. Representatives of Gibson Dunn also reviewed with the Board the terms and transaction structure contemplated by the Merger Agreement, including Parent’s insistence on a sign-and-consent transaction structure that would not allow the Board to negotiate superior offers from other bidders after delivery of the Stockholder Written Consent. The Board reviewed the material terms of the draft merger agreement. Following that discussion, representatives of Citi reviewed with the Board the outreach process that had been conducted to date to identify potential transactions available to the Company, provided a detailed presentation to the Board regarding the financial terms of the proposed transaction with Parent, which included among others a description of Citi’s valuation analysis, and discussed with the Board the information included in the presentation and other matters relating to the fairness of the Merger Consideration.

On the afternoon of February 19, 2021, the Board held a meeting via teleconference, attended by members of Company management and representatives of each of Gibson Dunn and Kirkland and later by representatives of Citi to receive an update on the status of negotiations with Parent. Representatives of Gibson Dunn confirmed that the material terms of the draft merger agreement did not vary from the terms reviewed by the Board earlier that day. Representatives of Citi then rendered an oral opinion to the Board, which was subsequently confirmed by delivery of a written opinion to the Board dated February 19, 2021, that, as of the date thereof and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in the opinion, the Merger Consideration to be received by holders of Company Common Stock (other than certain shares as specified in such opinion) in connection with the proposed merger was fair, from a financial point of view, to such holders. After consideration and discussion of the terms and conditions of the Merger Agreement, Citi’s opinion, as described above, presentations by Company management, the advice of representatives of Gibson Dunn and of Citi concerning various aspects of the transaction and other factors, the Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to and in the best interests of the Company and its stockholders generally, approved the form, terms and provision of the Merger Agreement, authorized the Company to enter into the Merger Agreement and ancillary agreements and to perform each of its obligations thereunder and recommended that the stockholders of the Company adopt the Merger Agreement.

Following the Board meeting, the parties executed the Merger Agreement and finalized the disclosure letter and exchanged executed copies of the debt commitment letter, and Parent and the Principal Stockholder executed the restrictive covenant agreement. Following the execution of the Merger Agreement, the Principal Stockholder, holding approximately 52.7% of the outstanding shares of Company Common Stock, delivered the Stockholder Written Consent, dated February 19, 2021, adopting and approving the Merger Agreement and the transactions contemplated thereby, including the Merger, which was delivered to the Company and Parent promptly following the signing of the Merger Agreement, as contemplated by the Merger Agreement and the transactions contemplated thereby.

On the morning of February 22, 2021, prior to the opening of trading of the Company Common Stock on Nasdaq, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement.

Recommendation of the Board of Directors and Reasons for Recommendation

Recommendation of the Board of Directors

At a meeting of the Board duly called and held on February 19, 2021, the Board unanimously (i) determined that the terms of the Merger Agreement and the other transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders generally, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the Company’s stockholders approve and adopt the Merger Agreement and (iv) approved, in accordance with Article VI of the Company Charter, the approval and adoption of the Merger Agreement by the Company’s stockholders by written consent without a meeting, without prior notice and without a vote in accordance with Section 228 of the DGCL.

Reasons for Recommendation

In evaluating the Merger Agreement and the Merger, the Board consulted with the Company’s senior management and the Board’s financial advisor and outside legal counsel and, in reaching its determination to adopt the resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby and recommending that the Merger Agreement be adopted by the stockholders of the Company, the Board relied upon and considered numerous factors, including the material factors set forth below (which are not intended to be exhaustive and are not presented in any order of relative importance or significance):

Process and Consideration of Potential Alternatives

•

The belief of the Board, based on its knowledge of the Company’s long-term strategic goals and opportunities, industry trends, the competitive environment and performance under the Company’s standalone plan, including the potential impact of those factors on the trading price of Company Common Stock (which cannot be precisely quantified numerically), indications of interest regarding the value of the Company it had received from other parties, and discussions with the Company’s senior management and the Board’s financial advisor, that the value offered to Company stockholders pursuant to the Merger Agreement is more favorable to Company stockholders than the potential value that might reasonably be expected to result from remaining an independent company.

•

The low likelihood that any potential acquiror would engage in a transaction with the Company with a value superior to those contained in the Merger Agreement, including in light of the other counterparties with which the Company had discussions prior to the Company’s entry into the Merger Agreement.

Financial Terms; Certainty of Value

•	The belief that the Merger Consideration of $24.00 per share in cash of Company Common Stock represents fair value for shares of Company Common Stock, taking into account the Company’s current and historical financial condition, results of operations, business, the COVID-19 pandemic, competitive position and prospects, as well as the Company’s standalone plan in the event the Company were to remain an independent public company.

•	The future prospects and risks associated with remaining an independent public company and the risks and uncertainties associated with the execution of the Company’s standalone plan.

•

The belief that the Merger Consideration to be paid by Parent was the highest price per share of Company Common Stock that Parent was willing to pay, that the terms and conditions of the Merger Agreement were the most favorable to the Company and its stockholders to which Parent was willing to agree, and that continued efforts to obtain a higher price from Parent, or soliciting interest from unaffiliated third parties, would be unlikely to lead to a higher price from Parent or a more favorable transaction with an unaffiliated third party, and could lead to the loss of the proposed transaction with Parent.

•

The opportunity for the Company’s stockholders to realize substantial value based on the receipt of the Merger Consideration representing a premium of approximately 14% to the closing price of $21.07 on February 18, 2021, the last full trading day prior to the Board’s meeting to consider whether to approve the Merger Agreement, and a 38.5% premium to the Company’s 90-day volume-weighted average share price on February 19, 2021.

•

The fact that the Merger Consideration consists solely of cash, which provides certainty of value and liquidity to the Company’s unaffiliated stockholders and does not expose them to any future risks related to the business or the financial markets generally, as compared to a transaction in which stockholders receive equity or other securities, or as compared to remaining an independent, standalone company.

•

The oral opinion of Citi, rendered to the Board on February 19, 2021, which was subsequently confirmed by delivery of a written opinion dated February 19, 2021, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than certain shares as specified in the written opinion of the financial advisor to the Company)as further described below in the section entitled “Opinion of Financial Advisor to the Company” beginning on page 29 of this Information Statement. A copy of the Opinion of Financial Advisor to the Company is attached to this Information Statement as Annex C.

•

The fact that appraisal rights will be available to the unaffiliated holders of Company Common Stock who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of Company Common Stock if they do not wish to accept the Merger Consideration.

Prospects of the Company

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The Company’s current and historical business, financial condition, results of operations, competitive position, strategic options and prospects (including uncertainties in connection with the COVID-19 pandemic), as well as the Company’s standalone plan in the event the Company were to remain an independent public company, the risks and challenges associated with remaining an independent public company and the risks and uncertainties associated with the execution of the standalone plan, and the potential impact of those factors on the future trading price of Company Common Stock, including risks related to:

•

the general business environment for, and impact of general economic conditions on, infrastructure and related construction activities, including a failure of the economy to sustain its recovery, a renewed decline in infrastructure and related construction activity and other conditions, which could lead to reduced revenues and gross margins, and negatively impact the Company’s results of operations;

•

the competitive landscape, competing products such as plastics and raw material inputs such as scrap, the business, financial and execution risks and the Company’s relationships with customers, vendors and suppliers, including in respect of uncertainty being experienced by the Company and the infrastructure and related construction industry as a whole, and the potential impact of those factors on the trading price of shares of Company Common Stock and the Company’s ability to execute its standalone plan in the event the Company were to remain an independent public company;

•	the additional costs and burdens involved with being a public company;

•	the other risks and uncertainties identified in the Company’s filings with the SEC, including in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and

•

the Board’s belief, after consideration of the factors described in this section, that the consummation of the transactions contemplated by the Merger Agreement represent the Company’s best reasonably available alternative for maximizing stockholder value.

Likelihood of Consummation

•	The fact that Parent’s obligation to complete the transactions is not conditioned on Parent or Merger Sub obtaining financing.

•

The support of the Principal Stockholder, which held approximately 52.7% of the outstanding shares of Company Common Stock as of February 19, 2021 and had agreed to deliver the Stockholder Written Consent adopting the Merger Agreement, which would result in the adoption of the Merger Agreement becoming effective promptly following execution of the Merger Agreement and no further approval of the stockholders of the Company being required to adopt the Merger Agreement.

•

The fact that the Merger Agreement requires Parent to take, or cause to be taken, all things necessary, property or advisable under antitrust laws to consummate the Merger, including among other actions agreeing divest assets of Parent and its affiliates or of the Company and its affiliates, subject to the qualification that Parent will not be required to divest Parent’s or the Company’s assets that generate aggregate EBITDA for the 12 months ended December 31, 2020 of more than $80 million measured in accordance with the Merger Agreement, and includes a commitment by Parent to not acquire any rights, assets, business, person or division thereof if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or materially delay receipt of, any applicable clearance, consent, approval or waiver under the HSR Act with respect to the Merger Agreement, as more fully described in the section entitled “The Merger Agreement—Further Action; Efforts” beginning on page 57 of this Information Statement.

•

The fact that the Merger Agreement requires Parent pay the Company a reverse termination fee of $85 million under certain circumstances if the Merger Agreement is terminated due to the failure of the parties to obtain required approvals under antitrust laws prior to the Outside Date specified in the Merger Agreement or as a result of legal prohibitions arising under antitrust laws.

•

The fact that Parent has represented that the debt commitment in favor of Parent, together with cash on hand of Parent, will provide sufficient funds to consummate the transactions contemplated by the Merger Agreement, as described in “The Merger—Financing of the Merger” beginning on page 39 of this Information Statement.

Terms of the Merger Agreement

•

The Board considered all of the terms and conditions of the Merger Agreement, including the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the Merger Consideration and the termination rights, including:

•

that the terms of the Merger Agreement were the products of arm’s-length negotiations among sophisticated parties and their respective legal and financial advisors, as more fully described in “The Merger—Background of the Merger” beginning on page 18 of this Information Statement;

•	the limited number and nature of the conditions to Parent’s obligation to consummate the Merger;

•	the fact that the definition of “Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts;

•

the likelihood that, subject to certain customary limitations, the Company will have sufficient operating flexibility to conduct its business in the ordinary course consistent with past practice during the pre-closing period;

•	the likelihood that the Outside Date under the Merger Agreement will allow for sufficient time to complete the Merger; and

•

that the remedies of specific performance and any other remedy to which the Company is entitled at law or in equity are available to the Company under the Merger Agreement for breaches of the Merger Agreement, as more fully described in the section entitled “The Merger Agreement—Specific Performance” beginning on page 68 of this Information Statement.

In addition to the factors above, the Board identified and considered a variety of risks and potentially negative factors concerning the Merger, including:

•

the possibility that the Merger might not be consummated, and the risks and costs to the Company in such event, including the diversion of management and employee attention and the potential disruptive effect on business and customer relationships, vendor relationships, stock price and ability to attract and retain key management personnel and employees;

•

the fact that under the terms of the Merger Agreement, following receipt of the requisite stockholder approval for the Merger, the Company is unable to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with a third party with respect to a Superior Proposal.

•

the fact that, as a condition to entering into the Merger Agreement, Parent required that the Merger Agreement include a provision permitting Parent to terminate the Merger Agreement if the Principal Stockholder failed to execute and deliver the Written Consent by the Stockholder Approval Deadline (as defined in “The Merger Agreement—Stockholder Written Consent”);

•	the $50,000,000 termination fee payable to Parent if the Merger Agreement is terminated due to certain circumstances, as described in “The Merger Agreement—Company-Paid Termination Fee”;

•

the fact that following completion of the Merger, the Company will no longer exist as an independent public company and that the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of shares of Company Common Stock;

•

the possibility that completion of the Merger might be delayed or subject to adverse conditions that may be imposed by governmental authorities that are not within the Company’s control that such regulatory approvals may not be obtained, that governmental authorities may require divestitures of the Company’s or Parent’s assets that generated aggregate EBITDA for the 12 months ended December 31, 2020 in excess of the $80 million divestiture threshold measured in accordance with the

Merger Agreement, and the period of time the Company may be subject to the Merger Agreement without assurance that the Merger will be completed;

•

the fact that the Company’s obligations to cooperate with Parent’s efforts to obtain debt financing and to cooperate with Parent in seeking all approvals required under antitrust laws to consummate the Merger are significant;

•

the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Parent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed;

•

the significant costs involved in connection with completing the Merger, the substantial management time and effort required to complete the Merger, and the related disruption to the Company’s operations;

•	the risks related to potential lawsuits that may be filed in connection with the Merger;

•

the interests that certain of the Company’s directors and executive officers may have with respect to the Merger in addition to their interests as the Company’s stockholders as described in “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 39 of this Information Statement; and

•

that any gain to be realized by the Company’s stockholders as a result of the Merger generally will be taxable to such stockholders for U.S. federal income tax purposes if they are not otherwise exempt from the payment of such taxes (as more fully described in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement).

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but rather includes the principal material information, factors and analyses considered by the Board in reaching its conclusions and recommendation in relation to the Merger Agreement, the Merger and the other transactions contemplated thereby. The Board evaluated the various factors listed above in light of its knowledge of the business, financial condition and prospects of the Company, in consultation with the Company’s senior management and the Board’s financial advisor and outside legal counsel. The Board did not provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining its recommendation. Instead, the Board conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the Merger to the stockholders of the Company outweighed the risks or potential negative consequences. Individual members of the Board may have given different weight to different factors. In addition, in arriving at its recommendation, the Board was aware of the interests of certain officers and directors of the Company as described in “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 39 of this Information Statement.

Opinion of Financial Advisor to the Company

The Company retained Citi as its financial advisor in connection with the Merger. In connection with Citi’s engagement, the Company requested that Citi evaluate the fairness, from a financial point of view, to the holders of Company Common Stock (other than the holders of (i) the Canceled Shares, (ii) the Company Restricted Shares and (iii) the Dissenting Shares, in each case as defined in “Summary—Merger Consideration”) of the Merger Consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Merger Agreement. On February 19, 2021, at a meeting of the Board held to evaluate the proposed Merger and at which the Merger Agreement was approved, Citi delivered to the Board an oral opinion, confirmed by delivery of a written opinion dated February 19, 2021, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Company Common Stock (other than the holders of (i) the Canceled Shares, (ii) the Company Restricted Shares and (iii) the Dissenting Shares, in each case as defined in “Summary—Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The full text of Citi’s written opinion, dated February 19, 2021, to the Company Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached as Annex C to this Information Statement and is incorporated herein by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided to the Board (in its capacity as such) in connection with its evaluation of the Merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to the holders of Company Common Stock (other than the holders of (i) the Cancelled Shares, (ii) the Company Restricted Shares and (iii) the Dissenting Shares) of the Merger Consideration. Citi’s opinion did not address any other aspects or implications of the Merger or the Merger Agreement. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed an execution version of the Merger Agreement, dated February 19, 2021;

•	held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company;

•

examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with Citi by the management of the Company;

•

reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of the Company Common Stock, the historical and projected earnings and other operating data of the Company and the capitalization and financial condition of the Company;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Merger;

•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of the Company;

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the management of the Company and Citi assumed, with the Company’s consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to, and were a reasonable basis upon which to evaluate, the future financial performance of the Company and the other matters covered thereby, including as to the impact of the COVID-19 novel coronavirus pandemic on the future financial performance of the Company directly, as well as the impact of such pandemic on the Company through its effects on general market and economic conditions. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data were based) provided to or otherwise reviewed by or discussed with Citi.

Citi assumed, with the Company’s consent, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the Merger that would be in any way meaningful to Citi’s analysis. Representatives of the Company advised Citi, and Citi further assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the execution version reviewed by Citi. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of the Company nor did Citi make any physical inspection of the properties or assets of the Company. Citi did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi’s opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any agreement to be entered into in connection with or contemplated by the Merger or otherwise.

In connection with Citi’s engagement and at the direction of the Company, Citi held discussions with selected third parties to solicit indications of interest in the possible acquisition of the Company; Citi’s opinion did not address the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Citi did not express any view or opinion as to the potential impact on the Company or any other entity of any actual, pending or potential litigation, claims or governmental, regulatory or other proceedings enforcement, actions, consent decrees or other orders, audits or investigations.

Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, and Citi relied, with the Company’s consent, upon the assessments of representatives of the Company as to such matters. Citi expressed no view as to, and its opinion did not address, the prices at which Company Common Stock or any other securities will trade or otherwise be transferable at any time, including following the announcement of the Merger. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. Citi’s opinion addressed only the fairness, from a financial point of view and as of the opinion’s date, of the per share of Company Common Stock Merger Consideration (to the extent expressly specified in such opinion), without regard to individual circumstances of holders of Company Common Stock that may distinguish such holders or held by such holders. As the Company was aware, the credit, financial and stock markets, the industries in which the Company operates, and the securities of the Company have experienced and may continue to experience volatility and Citi expressed no view or opinion as to any potential effects of such volatility on the Company or the Merger.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the underlying analyses, or of the factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Citi arrived at its opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of such analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and Citi’s opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, business or transaction used in Citi’s analyses as a comparison is identical or directly comparable to the Company or the Merger. An evaluation of these analyses is not entirely mathematical; rather the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific Merger Consideration payable in the Merger. The type and amount of Merger Consideration payable in the Merger was determined through negotiations between the Company and Parent, and the Company’s decision to enter into the Merger Agreement was solely that of the Company Board. Citi’s opinion was only one of many factors considered by the Company Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Company Board or the management of the Company with respect to the Merger, Merger Consideration or any other aspect of the transactions contemplated by the Merger Agreement.

Financial Analyses

The following is a summary of the material financial analyses prepared and reviewed with the Company Board in connection with Citi’s opinion, dated February 19, 2021, to the Company Board. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Financial data utilized for the Company in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management of the Company, were based on certain financial forecasts and other information and data relating to the Company provided to or discussed with Citi by the management of the Company and as further described in the section entitled “—Unaudited Projected Financial Information of the Company” beginning on page 36 of this Information Statement. Citi performed its financial analyses using (i) historical and projected financial and operating results for the Company for the calendar year 2020 and (ii) projected financial and operating results for the Company for the calendar year 2021 through calendar year 2025 based on the Company forecasts, as defined and further described in the section entitled “—Unaudited Projected Financial Information of the Company” beginning on page 36 of this Information Statement. Approximate implied equity value per share reference ranges reflected in the summaries of the financial analyses described below were rounded to the nearest $0.05.

Comparable Companies Analysis

Citi performed a comparable companies analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the public valuation of similar publicly traded companies. Citi reviewed financial and stock market information of the Company and the comparable publicly traded companies described below, which are collectively referred to as the comparable companies. No publicly traded company is identical to the Company, but these companies were selected because, among other reasons, they possessed certain financial, operational or business characteristics that, in Citi’s view, were sufficiently comparable to those of the Company or otherwise relevant for purposes of comparison.

•	Pipe & Drainage Business:

•	Advanced Drainage Systems, Inc.

•	Mueller Water Products, Inc.

•	Northwest Pipe Company

•	Downstream Infrastructure:

•	Arcosa, Inc.

•	Eagle Materials Inc.

•	Summit Materials, Inc.

•	U.S. Concrete, Inc.

•	Other Building Products Manufacture:

•	Mohawk Industries, Inc.

•	Masonite International Corporation

•	Jeld-Wen Holding, Inc.

•	Owens Corning

•	Cornerstone Building Brands, Inc.

Citi reviewed, among other information, firm values of the comparable companies, calculated as fully diluted equity values (based on closing stock prices of the comparable companies on February 19, 2021, the last trading date prior to the announcement of the Merger) plus net debt and non-controlling interests, less investments in unconsolidated affiliates (as applicable) and other adjustments, as a multiple of calendar year 2021 estimated EBITDA. The observed multiples of firm value to calendar year 2021 estimated EBITDA for the Company and the comparable companies ranged from a low of 6.7x to a high of 16.7x, with such multiple for the Company being 9.3x. Based on its professional judgment and experience, and taking into consideration the observed multiples for the comparable companies, Citi then applied a selected range of multiples of firm value to calendar year 2021 estimated EBITDA of 8.4x to 9.4x (representing the median multiple of 8.4x to plus 1.0x ), to calendar year estimated 2021 adjusted EBITDA of the Company to calculate an implied equity value reference range for the Company and on a per share basis based on fully diluted shares outstanding. Financial data of the comparable companies were based on publicly available research analysts’ estimates and other publicly available information and calendarized to December year end when necessary. The calendar year 2021 estimated adjusted EBITDA of the Company of $306 million (after subtracting the Company’s stock based compensation (“SBC”)), and other business and financial information of the Company as well as certain financial forecasts and other information and data relating to the Company were provided to or discussed with Citi by the management of the Company.

The analysis indicated an implied firm value reference range for the Company of approximately $2,564 million to $2,870 million, from which, after taking into account, the Company’s fully diluted share count, an assumed net debt and financial leases position of approximately $1,048 million and based on the Company’s December 31, 2020 balance sheet as provided by management of the Company, the following approximate equity value per share of the Company Common Stock reference range was derived, as compared to the Merger Consideration to be received in the Merger.

Equity Value Per Share of Company Common Stock	Merger Consideration
$21.85 - $26.15	$24.00

Precedent Transactions Analysis

Citi performed a precedent transactions analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the EBITDA multiples paid in acquisitions of similar companies and businesses. Citi reviewed, to the extent publicly available, financial information for selected precedent transactions in the building products industry announced between June 2005 and August 2019, which are collectively referred to as the precedent transactions.

The precedent transactions were chosen because they involved companies with financial, operational or business characteristics that, in Citi’s view, made them sufficiently comparable to the Company and/or the transactions contemplated by the Merger Agreement or otherwise relevant for purposes of comparison. For each of the precedent transactions, Citi calculated the firm value of each target as a multiple of the target’s last twelve months (or LTM) EBITDA as of the time of the announcement of the transaction. The observed multiples for the precedent transactions are set forth in the table below and ranged from 7.5x to 10.7x (with a median of 8.7x).

Announced	Target	Acquiror	Firm Value / LTM EBITDA
June 21, 2005	Mueller Water Products Inc.	Walter Industries Inc.	8.6x
December 24, 2014	Hanson Building Products business	Lone Star Fund IX	9.6x
April 18, 2016	USP Holdings Inc.	Forterra Building Products	8.7x
January 9, 2017	Anvil International business	One Equity Partners	7.5x
August 1, 2019	Infiltrator Water Technologies Ultimate Holdings, Inc.	Advanced Drainage Systems, Inc.	10.7x

Based on its professional judgment and experience, and taking into consideration the observed multiples for the precedent transactions, Citi then applied a selected range of firm value / LTM adjusted EBITDA multiples of 8.7x to 9.6x, (representing the range from the median multiple for the selected precedent transactions of 8.7x to the multiple for the acquisition of the Hanson Building Products business of 9.6x) to derive an implied equity value per share of the Company Common Stock. Business and financial information of the Company as well as certain financial forecasts and other information and data relating to the Company were provided to or discussed with Citi by the management of the Company.

Citi applied the 8.7x to 9.6x range of firm value / LTM adjusted EBITDA multiples to the Company’s LTM adjusted EBITDA for the calendar year 2020 of $270 million (after subtracting the SBC), which was provided to or discussed with Citi by the management of the Company, which indicated an implied firm value reference range for the Company of approximately $2,339 million to $2,595 million, from which, after taking into account the Company’s fully diluted share count, an assumed net debt and financial leases position of approximately $1,048 million, based on the Company’s December 31, 2020 balance sheet as provided by management of the Company, the following approximate implied equity value per share reference range for the Company was derived, as compared to the Merger Consideration to be received in the Merger:

Equity Value Per Share of Company Common Stock Reference Range	Merger Consideration
$18.70 - $22.30	$24.00

Discounted Cash Flow Analysis

Citi performed a discounted cash flow analysis of the Company, which is an analysis designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered after-tax cash flows of that company over the projection period and the terminal value of that company at the end of the projection period. Citi performed this analysis using a mid-year discounting convention, as described below.

Citi performed a discounted cash flow analysis of the Company in which Citi calculated the estimated present value (as of December 31, 2020) of the standalone unlevered after-tax free cash flows that the Company was forecasted to generate during the fiscal year 2021 through fiscal year 2025, and provided to or discussed with Citi by the management of the Company and as further described in the section entitled “—Unaudited Projected Financial Information of the Company” beginning on page 36 of this Information Statement. Based on its professional judgment and experience, Citi calculated terminal values for the Company at the end of the projection period by applying a selected range of perpetuity growth rates of 1.0% to 2.0% (which Citi derived by utilizing its professional judgment and experience and taking into consideration, among other factors, Company management’s views regarding future growth, as well as long-term growth expectations for the industry and trend in the overall economy generally) to the standalone unlevered after-tax fee cash flows of the Company in a mid-cycle terminal year as directed by the Company. Citi then discounted to present value (as of December 31, 2020) the standalone unlevered after-tax free cash flows and implied estimated terminal value using discount rates ranging from 9.7% to 11.00%, derived from a calculation of the weighted average cost of capital of the Company, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment, including target capital structure, after-tax cost of debt, unlevered beta for the Company, tax rates, the equity market risk premium and risk-free rate. This analysis indicated an implied firm value reference range for the Company of approximately $2,373 million to $2,975 million, from which, after taking into account the Company’s fully diluted share count, an assumed net debt and financial leases position of approximately $1,048 million, based on the Company’s December 31, 2020 balance sheet as provided by management of the Company, the following approximate implied equity value per share of the Company Common Stock reference range for the Company was derived, as compared to the Merger Consideration to be received in the Merger:

Equity Value Per Share of Company Common Stock Reference Range	Merger Consideration
$19.15 - $27.60	$24.00

Other Information

Citi observed certain additional factors that were not considered part of Citi’s financial analysis with respect to its opinion but were noted for reference purposes for the Board, including the following:

•	historical trading prices of the Company Common Stock during the 52-week period ended February 19, 2021, which reflected prices of $3.55 to $22.16 per share of the Company Common Stock;

•

share price targets (as of various dates) for the Company Common Stock in research analyst reports prepared by seven equity analysts, which indicated low and high share price targets of $18.00 and $23.00 per share which, when discounted one year at a mid-point cost of equity of 14.9% indicated low and high share price targets of $15.65 and $20.00 per share;

•	implied premiums paid in selected transactions involving all-cash consideration announced between January 1, 2010 and December 31, 2020 with transaction values of greater than $1 billion involving

U.S. publicly traded companies (excluding financial institutions and real estate transactions), which indicated, after applying (i) to the closing price of the Company Common Stock of $21.04 per share on January 22, 2021 (the closing price of the Company Common Stock 30 days prior to February 19, 2021, the last day of trading prior to announcement of the Merger, a selected range of premiums of 28.9% to 48.9% (representing a range of 10% above and 10% below the 38.9% 4-week median premium in the selected transactions) and (ii) to the 52-week trading high for the Company Common Stock of $22.16 per share, a selected range of premiums of 5.5% to 25.5% (representing a range of 10% above and below the 15.5% 52 week median premium for the selected transactions), approximate implied per share equity value reference ranges for the Company of $27.10 to $31.35 per share and $23.40 to $27.80 per share, respectively.

Miscellaneous

The Company has agreed to pay Citi for its services in connection with the Merger an aggregate fee of approximately $25 million, $1.5 million of which became payable upon delivery of Citi’s opinion, and the remainder of which is contingent upon the consummation of the Merger. In addition, the Company agreed to reimburse Citi for certain expenses incurred by Citi in performing its services, and to indemnify Citi and related parties against certain liabilities arising out of Citi’s engagement.

Citi and its affiliates in the past have provided, and currently provide, services to the Company and LSF9 and its affiliates (other than the Company) unrelated to the Merger, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date of Citi’s opinion, (a) for the Company: (i) having acted as a joint bookrunner for an equity offering and (ii) having provided or providing services including corporate portfolio management services, and (b) for LSF9 and its affiliates (other than the Company): (i) having acted as a financial advisor in connection with certain merger and acquisition transaction, (ii) having acted as a bookrunner, joint bookrunner, lead manager or lead arranger for certain debt and equity offerings, (iii) having acted or acting as a lender under certain credit facilities and (iv) having provided or providing services, including treasury and trade solutions services, markets and securities services, and corporate portfolio management services. Citi and its affiliates have not provided investment banking, commercial banking or other similar financial services to Parent during the past two years for which Citi and its affiliates received compensation. Citi and its affiliates in the future may provide such services to LSF9 or its affiliates or Parent or its affiliates, for which services Citi and its affiliates would expect to receive compensation. For the services described above for the Company, Citi and its affiliates received aggregate fees of approximately $1.6 million during the two-year period prior to the date of Citi’s opinion. For the services described above for LSF9, Citi and its affiliates received aggregate fees of approximately $9.9 million during the two-year period prior to the date of Citi’s opinion.

In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of the Company or its affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, SLF9 and Parent and their respective affiliates.

The Company selected Citi as a financial advisor in connection with the Merger based on Citi’s reputation, experience and familiarity with the Company and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes.

Unaudited Projected Financial Information of the Company

The Company does not, on a routine basis, publicly disclose long-term projections as to future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates.

However, the Company’s senior management provided certain non-public, unaudited prospective financial information prepared by it to Parent in connection with Parent’s evaluation of potential transactions with the Company and to Citi in connection with Citi’s financial analyses. The projections provided to Citi are the financial forecasts discussed above. The financial forecasts included in this Information Statement have been prepared by, and are the responsibility of, the Company’s senior management.

The financial forecasts were not prepared with a view to public disclosure and are included in this Information Statement only because such information was made available to Parent and Citi as described above. The financial forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States (which we refer to as “GAAP”), the published guidelines of the SEC regarding financial forecasts and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this Information Statement has been prepared by, and is the responsibility of, the Company’s senior management, and is subjective in many respects. The financial forecasts were, in the view of the Company’s senior management, prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of senior management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company on a standalone basis, subject to the assumptions and limitations described in this section. Furthermore, neither the Company’s independent auditors nor any other independent accountants have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, assume no responsibility for, and express no opinion or other form of assurance on, such information or its achievability.

The financial forecasts are forward-looking statements. Although summaries of the financial forecasts are presented with numerical specificity, the financial forecasts reflect numerous assumptions and estimates as to future events made by the Company’s senior management, which they believe were reasonable at the time the financial forecasts were prepared, taking into account the relevant information available to management at such time. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results. Important factors may affect actual results and cause the financial forecasts not to be achieved. These factors include general economic conditions, accuracy of certain accounting assumptions, timing of business investments by the Company, changes in actual or projected cash flows, competitive pressures, changes in tax or other laws or regulations, and the other factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 16 of this Information Statement, the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the information referenced in the section entitled “Where You Can Find Additional Information” beginning on page 79 of this Information Statement.

Generally, the further out the period to which the financial forecasts relate, the less predictable and more unreliable the information becomes. In addition, the financial forecasts do not take into account any circumstances or events occurring after the date that the financial forecasts were prepared. The financial forecasts were prepared on a standalone basis without giving effect to the Merger, including the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, including the expenses payable pursuant to the Merger Agreement, or the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement. As a result, there can be no assurance that the financial forecasts will be realized, and actual results may be materially better or worse than those contained in the financial forecasts. The inclusion of this information in this Information Statement should not be regarded as an indication that the Company’s senior management, the Board, Citi, Parent, the Principal Stockholder or any other recipient of this information considered, or now considers, the financial forecasts to be material information of the Company, or necessarily predictive of actual future results, nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the financial forecasts is not included in this Information Statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to the shares of Company Common Stock.

The financial forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. The financial forecasts were reviewed by the Company’s senior management with, and considered by, the Board in connection with its evaluation and approval of the Merger and were relied upon by Citi for purposes of its financial analyses and opinion, as described more fully in the sections entitled “The Merger-Recommendation of the Board and Reasons for Recommendation” beginning on page 25 of this Information Statement, “The Merger-Recommendation of the Board of Directors and Reasons for Recommendation” beginning on page 25 of this Information Statement and “The Merger-Opinion of Financial advisor to the Company” beginning on page 29 of this Information Statement.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when we prepared the financial forecasts or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the financial forecasts are shown to be in error. We can give no assurance that, had our financial forecasts been prepared either as of the date of the Merger Agreement or as of the date of this Information Statement, similar estimates and assumptions would be used. Neither the Company nor any of its affiliates, directors, officers, advisors or other representatives has made or makes any representation to any of our stockholders or any other person regarding the ultimate performance of the Company compared to the information contained in our financial forecasts or that our financial forecasts will be achieved.

In light of the foregoing factors and the uncertainties inherent in the financial forecasts, stockholders are cautioned not to rely on the financial forecasts included in this Information Statement.

Certain of the measures included in the financial forecasts may be considered non-GAAP financial measures. These non-GAAP financial measures are useful to investors and management in understanding current profitability levels and liquidity that may serve as a basis for evaluating future performance and facilitating comparability of results. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the financial forecasts were relied upon by Citi for purposes of its financial analyses and its opinion. Reconciliations of non-GAAP financial measures were not provided to Citi for use in connection with its financial analysis and its fairness opinion.

The table below represents the financial forecasts prepared by senior management of the Company and provided to Citi:

($ in mm)	2021E	2022E	2023E	2024E	2025E
Revenue	$1,658	$1,738	$1,804	$1,860	$1,919
Adj. EBITDA[1]	$315	$355	$393	$408	$423
Adj. EBITDA (ex. SBC)[2]	$306	$346	$384	$399	$414
Unlevered Free Cash Flow[3]	$175	$203	$232	$244	$255

[1]

Adjusted EBITDA is calculated as the sum of net income (loss), before interest expense (including (gains) losses from extinguishment of debt), depreciation and amortization, income tax benefit (expense) and before (gains) losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rata share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee.

[2]	Adjusted EBITDA (ex. SBC) is calculated as Adjusted EBITDA minus non-cash compensation expense.
[3]	“Unlevered Free Cash Flow” is calculated as Adjusted EBITDA less tax expenses, adjusted for capital expenditures, less change in working capital.

Financing of the Merger

Parent anticipates that the total amount of funds necessary to consummate the Merger and the related transactions will be approximately $2.74 billion. Parent has represented to the Company that the aggregate proceeds contemplated by the Debt Commitment Letter or other debt financing as permitted by the Merger Agreement, when taken together with internally generated cash on hand of Parent, will be sufficient to enable Parent and Merger Sub to (A) satisfy all of their obligations required to be satisfied by them under the Merger Agreement at the closing, (B) consummate the transactions contemplated by the Merger Agreement, including the payment of the Merger Consideration and all other amounts required to be paid at the closing pursuant to the Merger Agreement, (C) repay, prepay or discharge (after giving effect to the Merger) the principal of, and interest on, outstanding indebtedness for borrowed money of the Company and its subsidiaries (other than any such indebtedness as is permitted to remain outstanding pursuant to the terms of such Debt Financing) and (D) pay all fees and expenses in connection therewith required to be paid by it at the closing.

Concurrently with the execution of the Merger Agreement, Parent entered into the Debt Commitment Letter with the Commitment Parties, pursuant to which and subject to the terms and conditions thereof, the financing sources identified therein agreed to provide commitments under certain term loan facilities on the terms set forth therein for an aggregate commitment of $2,390,000,000. The consummation of the Merger is not conditioned upon Parent’s or Merger Sub’s receipt of financing.

Interests of Directors and Executive Officers in the Merger

You should be aware that the directors and executive officers of the Company have certain interests in the Merger and the other transactions contemplated by the Merger Agreement that may be different from, or in addition to, the interests of Company stockholders generally. The members of the Board were aware of these interests in evaluating the Merger Agreement and the transactions contemplated thereby and in recommending that Company stockholders adopt the Merger Agreement. These interests may present such directors and executive officers with actual or potential conflicts of interest and these interests are described below.

For the numerical disclosure in this section of this Information Statement, we have assumed a closing date of March 8, 2021. This is an illustrative date used solely for purposes of this specified disclosure. As noted above, we expect the Merger to be completed in the fourth quarter of 2021, subject to satisfaction of the closing conditions set forth in the Merger Agreement. This description and the tables below further assume that the Company’s directors and executive officers acquire no additional shares of Company Common Stock and that the Company grants no new Company Stock Options, Company Restricted Shares, Company RSUs, Company PSUs or other equity awards prior to the closing of the Merger to the Company’s directors or executive officers.

Treatment of Director and Executive Officer Company Common Stock

As is the case for any stockholder of the Company, the Company’s directors and executive officers will each receive $24.00 in cash, without interest, for each share of Company Common Stock that they own at the Effective Time. The table below provides the number of shares of Company Common Stock held by each director and executive officer of the Company as of March 8, 2021 and the consideration to be received in exchange for such shares as a result of the Merger. For information regarding beneficial ownership of the Company Common Stock by each of the Company’s current directors, named executive officers and all directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners, Directors and Executive Officers” beginning on page 70 of this Information Statement.

Name	Number of Shares of Company Common Stock	Total Expected Value of Company Common Stock ($)
Executive Officers
Karl H. Watson Jr.	1,048,835	$25,172,040
Charlie Brown	178,108	$4,274,592
Richard Hunter(1)	35,422	$850,128
Vikrant Bhatia	95,295	$2,287,080
Lori Browne	68,141	$1,635,384
Directors
Richard “Chip” Cammerer, Jr.	—	$—
Rafael Colorado	—	$—
Maureen Harrell	—	$—
Chad Lewis	—	$—
Clint McDonnough	59,629	$1,431,096
John McPherson	61,078	$1,465,872
Chris Meyer	62,500	$1,500,000
Jacques Sarrazin	16,339	$392,136

(1)	Based on the latest information available to the Company. Mr. Hunter terminated employment with the Company on December 31, 2020.

Treatment of Company Equity Awards

At the Effective Time, each Company Stock Option granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (x) the remainder, if positive, of the Merger Consideration minus the exercise price per share of such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Company Stock Option. If the exercise price per share of a Company Stock Option equals or exceeds the Merger Consideration, such Company Stock Option will be canceled at the Effective Time for no consideration.

At the Effective Time, each Company RSU granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (a) the Merger Consideration, multiplied by (b) the number of shares of Company Common Stock subject to such vested Company RSU.

At the Effective Time, each Company PSU Award granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will immediately vest (based on the level of achievement of the applicable performance goals described below) and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (a) the Merger Consideration, multiplied by (b) the number of shares of Company Common Stock subject to such vested Company PSU Award immediately prior to the Effective Time. The number of shares subject to outstanding Company PSU Awards that will vest will be determined based on the greater of (x) the level of actual performance achieved prior to the Effective Time as reasonably determined by a duly authorized committee of the Board using the information available through the latest practicable date prior to the Effective Time and otherwise consistent with past practice and (y) the target level of performance set forth in each applicable restricted stock unit award agreement.

At the Effective Time, each Company Restricted Share granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the Merger Consideration.

The following table provides, with respect to each director and executive officer of the Company: (i) the number of shares of Company Common Stock underlying vested and unvested Company Stock Options, unvested Company RSUs, PSUs and Company Restricted Shares as of March 8, 2021; and (ii) the total expected value of such Company Stock Options, Company RSUs, PSUs and Company Restricted Shares based on the Merger Consideration of $24.00 per share. Directors affiliated with the Principal Stockholder (i.e., Mr. Meyer, Mr. Cammerer, Mr. Colorado, Ms. Harrell and Mr. Lewis) do not hold Company RSUs, PSUs, Company Restricted Shares or Company Stock Options. None of our officers or directors hold any Company Restricted Shares.

Name	Number of Shares Subject to Vested Company Stock Options	Total Expected Value of Vested Company Stock Options ($)(1)	Number of Shares Subject to Unvested Options	Total Expected Value of Unvested Options ($)(1)	Number of Shares Subject to Unvested Company RSUs	Total Expected Value of Unvested Company RSUs ($)(2)	Number of Shares Subject to Unvested Company PSUs	Total Expected Value of Unvested Company PSUs ($)(3)	Total Expected Value of Company Stock Options and Company RSUs and PSUs ($)(1)(2)(3)
Executive Officers
Karl H. Watson Jr.	—	—	—	—	250,310	6,007,440	384,634	9,231,216	15,238,656
Charlie Brown	513,547	9,611,526	131,568	2,599,784	129,802	3,115,248	51,692	1,240,608	16,567,166
Richard Hunter	—	—	—	—	—	—	—	—	—
Vikrant Bhatia	217,060	3,633,263	81,236	1,605,223	88,968	2,135,232	38,370	920,880	8,294,598
Lori Browne	188,741	2,886,513	89,184	1,762,276	89,505	2,148,120	36,150	867,600	7,664,509
Directors
Clint McDonnough	2,810	16,860	—	—	11,990	287,760	—	—	304,620
John McPherson	114,951	2,192,395	112,141	2,175,535	15,869	380,856	—	—	4,748,786
Jacques Sarrazin	2,810	16,860	—	—	11,990	287,760	—	—	304,620

(1)

The expected value of the Company Stock Options shown in these columns is equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option and (ii) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option.

(2)	The expected value of Company RSUs shown in these columns is the product obtained by multiplying the corresponding number of shares subject to such Company RSU by the Merger Consideration.
(3)

The expected value of Company PSUs shown in these columns is the product obtained by multiplying the corresponding number of shares subject to such Company PSU (assuming maximum level of performance) by the Merger Consideration.

Long Term Incentive Plan

Certain of our directors and Ms. Browne participate in the LTIP. None of our other executive officers or any directors affiliated with our Principal Stockholder participate in the LTIP. Under the LTIP, participants were granted pool units entitling them, subject to the terms of the LTIP, to a cash payout upon a monetization event that results in our Principal Stockholder realizing an internal rate of return of at least 15%. The Merger is expected to result in such a monetization event. The value of a participant’s pool units will be determined as of the closing date of the Merger relative to that participant’s interest in the incentive pool, calculated as the number of outstanding pool units (whether or not vested) then held by the individual participant, divided by 1,000,000 (the total number of pool units authorized under the LTIP). The amount of proceeds received by the Principal Stockholder in connection with a monetization event that is to be credited to the incentive pool under the LTIP in connection with the Merger will be based upon the cumulative internal rate of return realized upon the Merger by the Principal Stockholder. Payments under the LTIP will be funded by the Principal Stockholder and will be made in cash (less applicable taxes and withholdings) on the first regularly scheduled payroll date that is at least five business days following the closing date of the Merger. The following table provides, with respect to Ms. Browne and the independent directors of the Company, the number of pool units granted under the LTIP and the total estimated expected value of the LTIP payments assuming a closing date for the Merger of March 8, 2021. Actual payments under the LTIP will differ depending on the actual closing date of the Merger and returns realized by our Principal Stockholder through such date.

Name	Number of LTIP Pool Units	Total Expected Value of LTIP Pool Units
Lori Browne	17,500	$699,000
Clint McDonnough	1,000	$40,000
John McPherson	1,000	$40,000
Jacques Sarrazin	1,000	$40,000

Employment Agreements

The Company is party to employment agreements with each of the Company’s executive officers. Each of these agreements provides for severance payable to the executive officer upon a qualifying termination of employment, which is a termination without “cause” or resignation for “good reason”, as defined in the applicable employment agreement, without regard to whether or not that termination follows or is otherwise in connection with a change in control.

Generally, in the event of a qualifying termination, each of the executive officers would be entitled under his or her employment agreement to an amount equal to one multiplied by the executive’s annual base salary payable over 12 months (24 months for Mr. Watson) following such termination. Each executive officer would also be entitled to a pro-rated annual bonus equal to the amount such executive officer would have earned under the Company’s annual incentive plan based on actual performance for the year in which the termination occurred, prorated through the date of termination, and the payment of any earned but unpaid annual bonus for the year preceding the termination. Each executive officer will also be entitled to payment or reimbursement for the cost of up to one year of COBRA continuation coverage for the executive and his or her covered dependents under the Company’s group health plans. The employment agreements do not provide these payments and benefits to the executive officers upon a change in control (i.e., on a “single trigger” basis). Instead, the employment agreements provide these payments and benefits upon a qualifying termination of employment, whether or not that termination follows or is otherwise in connection with a change in control. Payment of these amounts is subject to the execution and non-revocation of a waiver and general release of claims in a form provided by the Company and the executive officer’s compliance with the confidentiality, non-solicitation and non-disparagement restrictive covenants contained in the employment agreements.

Mr. Hunter terminated employment with the Company effective December 31, 2021, and would not be entitled to any further severance payments or benefits in connection with the Merger.

Annual Incentive Plan Bonus Banks

Pursuant to the terms of the Company’s 2020 Annual Incentive Plan (the “AIP”), AIP participants, including each of the executive officers, has accrued a bonus bank balance comprised of prior year bonus payments that exceeded the maximum bonus opportunity payable to the executive officer under the AIP. The accrued bonus bank balances roll forward from year-to-year and may generally be paid in future years when earned bonuses under the AIP are less than the maximum bonus opportunity or used to offset any future earned bonus amounts that would otherwise be negative. Under the terms of the AIP, accrued bonus bank balances are paid out to all participants, including our executive officers, immediately upon the occurrence of a change in control. The

Merger will give rise to a change in control for this purpose. The below table sets forth the AIP bonus bank balances of each of the Company’s executive officers as of March 8, 2021.

Name	Bonus Bank Value ($)
Karl H. Watson Jr.	$700,960
Charlie Brown	$412,960
Vikrant Bhatia	$298,340
Lori Browne	$183,043

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that will or may be paid to the Company’s Named Executive Officers (as defined below) that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. Such compensation consists of:

•

payments in respect of the any unvested Company Stock Options, and Company RSU awards, and Company PSU Awards, the treatment of which is described in the section entitled “The Merger—Interests of Directors and Executive Officers—Treatment of Company Equity Awards” beginning on page 40 of this Information Statement;

•

payments in connection with the LTIP awards, the treatment of which is described in the section entitled “The Merger—Interests of Directors and Executive Officers—LSF9 Concrete Holdings Ltd. Long Term Incentive Plan” beginning on page 41 of this Information Statement;

•

potential severance payments in the event of a Named Executive Officer’s qualifying termination of employment in connection with the Merger, as described in the section entitled “The Merger—Interests of Directors and Executive Officers—Employment Agreements” beginning on page 42 of this Information Statement; and

•	payments of accrued bonus bank balances under the Company’s AIP, as described in “The Merger—Interests of Directors and Executive Officers—Annual Incentive Plan Bonus Banks.”

Further details on these potential payments are provided in the footnotes to the table below and in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 39 of this Information Statement. The golden parachute compensation does not include amounts that are already vested as of March 8, 2021, the illustrative closing date for the Merger used solely for purposes of this table.

For purposes of quantifying these potential payments for the table below, it is assumed that the closing date was the latest practicable date of March 8, 2021, which, solely for purposes of this golden parachute compensation disclosure, is the assumed date of the closing of the Merger and to be used only for illustrative purposes. The below also assumes that each Named Executive Officer also experienced a qualifying termination of employment on March 8, 2021, and thus, was entitled to severance under the terms of his or her employment agreement.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this Information Statement and before the Effective Time. As a result, the actual amounts received by Karl H. Watson, Jr., Charlie Brown, Richard Hunter, Vikrant Bhatia and Lori Browne (each, a “Named Executive Officer”) may differ materially from the amounts shown in the following table. In addition, the amounts shown include payments and benefits to the Named Executive Officer following a qualifying termination under his employment agreement, even though the employment agreements (described in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Employment Agreements” beginning on page 42 of this Information Statement) do not provide payments and benefits upon a change in control but instead provide payments and benefits upon any qualifying termination, whether or not such termination follows or is otherwise in connection with a change in control. March 8, 2021 is an illustrative date used solely for purposes of this golden parachute compensation disclosure and is not intended to indicate that the closing will or will not occur on that date. For purposes of this discussion, “single-trigger” refers to payments that are payable solely as a result of the closing and “double-trigger” refers to benefits that require a qualifying termination to have occurred in order to become payable.

Name	Cash(2)	Equity(3)	Perquisites/ Benefits(4)	Total
Karl H. Watson, Jr.	$4,200,960	$15,238,656	$15,896	$19,455,512
Charlie Brown	$1,442,960	$16,567,166	$15,896	$18,026,022
Vikrant Bhatia	$1,298,340	$8,294,598	$15,536	$9,608,834
Lori Browne	$1,591,778	$7,664,509	$—	$9,256,287
Richard Hunter(1)	$—	$—	$—	$—

(1)	Mr. Hunter’s employment with the Company terminated on December 31, 2020. He will not be entitled to any compensatory payments in connection with the Merger.
(2)

Except for Mr. Hunter, the amounts shown in this column reflect the sum of (A) “double-trigger” cash severance payments pursuant to the Named Executive Officer’s employment agreement in the event that his or her employment is terminated by the Company “without cause” or he resigns for “good reason” (in each case, as defined in such employment agreement) equal to two multiplied by base salary for Mr. Watson and one multiplied by base salary for Messrs. Brown, and Bhatia and Ms. Browne; (B) a “double-trigger” pro-rata annual bonus for 2020 assuming the Named Executive Officer’s employment were terminated by the Company “without cause” or he or she resigns for “good reason” on March 8, 2021 and based on the executive’s target annual bonus for 2020 for purposes of this table; (C) “single-trigger” cash payments to be made to each Named Executive Officer under the LTIP; and (D) the “single-trigger” payment of each Named Executive Officer’s accrued bonus bank under the AIP.

(3)

The amounts shown in this column reflect the sum of (1) the “single-trigger” cash payments made in respect of Company Stock Options held by each Named Executive Officer; (2) the “single-trigger” value of the cash payments made in respect of the Company RSUs held by each Named Executive Officer; and (3) the “single-trigger” value of the cash payments made in respect of the Company PSUs held by each Named Executive Officer (assuming maximum level of performance), in each case based upon the Merger Consideration of $24.00 per share of Company Common Stock.

(4)

The amounts shown in this column reflect the “double trigger” COBRA premium reimbursements in the event that each Named Executive Officer’s employment is terminated by the Company “without cause” or the executive resigns for “good reason” (in each case, as defined in such employment agreement). This amount is based on applicable COBRA rates currently in effect under the Company’s group health and dental plans for 2021.

Insurance and Indemnification of Directors and Executive Officers

See the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 64 of this Information Statement, for a summary of the obligations of the surviving company with respect to insurance indemnification of directors and executive officers after the Effective Time.

Material U.S. Federal Income Tax Consequences of the Merger

General

The following summary discusses certain material U.S. federal income tax consequences of the Merger to holders of shares of Company Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated under the Code, administrative interpretations, judicial decisions and administrative rulings as in effect as of the date of this Information

Statement, all of which are subject to change at any time, possibly with retroactive effect. This summary is for the general information of the holders of shares of Company Common Stock only and does not purport to be a complete analysis of all potential tax effects of the Merger. This summary is not binding on the Internal Revenue Service (the “IRS”) or a court and there can be no assurance that the tax consequences described in this summary will not be successfully challenged by the IRS. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the Merger.

This discussion addresses only the consequences of the exchange of shares of Company Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a Company stockholder in light of the Company stockholder’s particular circumstances, or to a Company stockholder that is subject to special rules, such as:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a government or agency or instrumentality thereof;

•	a dealer or broker in securities or non-U.S. currencies;

•	a trader in securities who elects the mark-to-market method of accounting;

•	an individual subject to the alternative minimum tax provisions of the Code;

•	a mutual fund;

•	a U.S. expatriate or former citizen or long-term resident of the United States;

•	a foreign pension fund and its affiliates;

•	a person whose functional currency is not the U.S. dollar;

•	a former citizen or former long-term resident of the United States;

•	a real estate investment trust or regulated investment company;

•	an S corporation;

•	a controlled foreign corporation or a passive foreign investment company;

•	a Company stockholder that holds its shares of Company Common Stock through individual retirement or other tax-deferred accounts;

•	a Company stockholder that exercises appraisal rights;

•	a Company stockholder that holds shares of Company Common Stock as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;

•	a Company stockholder that uses the mark-to-market method of accounting;

•	a Company stockholder that acquired shares of Company Common Stock pursuant to a non-taxable distribution of such stock under Section 305(a) of the Code;

•	a Company stockholder that acquired shares of Company Common Stock by gift, inheritance or other tax-free transaction;

•	a Company stockholder that acquired shares of Company Common Stock through the exercise of compensatory options or stock purchase plans or otherwise as compensation; or

•

a Company stockholder that is required to accelerate the recognition of any item of gross income with respect to the Merger as a result of such income being recognized on an applicable financial statement.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Company Common Stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of shares of Company Common Stock that is neither a U.S. holder nor a partnership (nor an entity treated as a partnership) for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. A partner in a partnership holding shares of Company Common Stock should consult its tax advisors.

This discussion of certain material U.S. federal income tax consequences of the Merger is not a complete description of all potential U.S. federal income tax consequences of the Merger and does not address any U.S. federal non-income tax consequences of the Merger (including, for example, under federal estate or gift tax laws). This discussion also does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any U.S. state or local or any non-U.S. tax consequences of the Merger or the potential application of the Medicare contribution tax on net investment income, any alternative minimum tax or of the Foreign Account Tax Compliance Act of 2010 (commonly referred to as “FATCA”). Each Company stockholder is strongly urged to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the Merger.

U.S. Federal Income Tax Consequences to U.S. Holders

The receipt of the Merger Consideration by U.S. holders pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize taxable capital gain or loss in an amount equal to the difference, if any, between (i) the Merger Consideration received in the Merger and (ii) such U.S. holder’s adjusted tax basis in its shares of Company Common Stock exchanged therefor. A U.S. holder’s adjusted tax basis in a particular share of Company Common Stock generally will equal the price the U.S. holder paid for such share of Company Common Stock.

If a U.S. holder’s holding period in the shares of Company Common Stock surrendered in the Merger is greater than one year as of the date of the Merger, the capital gain or loss generally will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, generally are subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized in connection with the Merger is subject to limitations under the Code. If a U.S. holder acquired different blocks of shares of Company Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Company Common Stock that it holds.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The receipt of the Merger Consideration by a non-U.S. holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, recognized by the non-U.S. holder is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Company Common Stock at any time during the five-year period preceding the Merger, and the Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five year period preceding the Merger or the period that the non-U.S. holder held the shares of Company Common Stock.

Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A non-U.S. holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, capital gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. We believe that we are not, and we do not anticipate becoming, a “United States real property holding corporation”. However, because the determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our global real property interests and other business assets, there can be no assurance that we do not currently constitute or will not become a “United States real property holding corporation”. Non-U.S. holders owning (actually or constructively) more than 5% of the Company Common Stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger.

Backup Withholding and Information Reporting for U.S. Holders and Non-U.S. Holders

Payments of the Merger Consideration made in exchange for shares of Company Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (at the current statutory rate). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding. To avoid backup withholding, a non-U.S. holder is required to establish an exemption, for example, by completing and providing to the applicable withholding agent the appropriate IRS Form W-8 for the non-U.S. holder, in accordance with the instructions thereto.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the U.S. federal income tax liability of a Company stockholder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon a Company stockholder that fails to provide the correct taxpayer identification number.

Dividends

The Company has never declared or paid cash dividends on shares of Company Common Stock. Under the terms of the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, the Company is prohibited from declaring, setting aside or paying, or setting a record date for or setting aside payment for, any dividends or other distribution on (whether in cash, stock property or otherwise) in respect of any of its capital stock, except for dividends by any of its subsidiaries.

Regulatory Approvals

The Company and Parent agreed to use their reasonable best efforts to take all actions and to cooperate to do all things necessary, proper or advisable under applicable law to consummate the Merger and the other transactions contemplated by the Merger Agreement at the earliest practicable date, including filing all forms, registrations and notices necessary to be filed with any governmental authority or third party to obtain any requisite consent, non-action or expiration of any applicable waiting period under the HSR Act or any other foreign antitrust law. Each party also agreed to take, or cause to be taken, all things necessary, property or advisable under antitrust laws to consummate the Merger, including with respect to Parent agreeing, among other things, to divest assets of Parent and its affiliates or of the Company and its affiliates, subject to the qualification that Parent will not be required to divest Parent’s or the Company’s assets that generate aggregate EBITDA for the 12 months ended December 31, 2020 of more than $80 million measured in accordance with in the Merger Agreement. Parent also agreed not acquire any rights, assets, business, person or division thereof if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or materially delay receipt of, any applicable clearance, consent, approval or waiver under the HSR Act with respect to the Merger Agreement.

Each party, as applicable, agreed to prepare and file as promptly as practicable (and no later than five business days from the date of the Merger Agreement) a notification and report form pursuant to the HSR Act.

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until any notifications have been given and information furnished to the Antitrust Division of the United Sates Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On February 26, 2021, both the Company and Parent filed their respective notification and report forms under the HSR Act.

Even after any applicable waiting period under the HSR Act expires or is terminated, the Federal Trade Commission and the Antitrust Division of the Department of Justice retain the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Likewise, at any time before or after the consummation of the Merger, a U.S. state or a foreign governmental authority with jurisdiction over the parties could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Neither the Company nor Parent can provide assurance that any action under antitrust laws will not result in the delay or abandonment of the Merger.

De-listing and De-registration of Company Common Stock

If the Merger is completed, shares of Company Common Stock will be de-listed from Nasdaq and de-registered under the Exchange Act. As such, following completion of the Merger and such de-registration, the Company will no longer file periodic and other reports with the SEC on account of Company Common Stock.

Anticipated Accounting Treatment of the Merger

The Company prepares its financial statements in accordance with GAAP. The Merger will be accounted for pursuant to purchase accounting in accordance with applicable accounting guidance.

THE MERGER AGREEMENT

Below is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this Information Statement as Annex A and which is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement in its entirety carefully, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this Information Statement. This section is not intended to provide you with factual information about the Company. Such information can be found elsewhere in this Information Statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find Additional Information,” beginning on page 79 of this Information Statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement and the copy of the Merger Agreement attached to this Information Statement as Annex A are intended only to provide information regarding the terms of the Merger Agreement. The Merger Agreement and the related summary are not intended to be a source of factual, business or operational information about the Company, Parent or Merger Sub, and the following summary of the Merger Agreement and the copy thereof included as Annex A are not intended to modify or supplement any factual disclosure about the Company in any documents the Company has or will publicly file with the SEC. The Merger Agreement contains representations and warranties by, and covenants of, the Company, Parent and Merger Sub that were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and certain information of the Company filed with the SEC prior to the date of the Merger Agreement, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants contained in the Merger Agreement may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Until the Effective Time, stockholders are not third party beneficiaries under the Merger Agreement (and after the Effective Time, stockholders will be third party beneficiaries under the Merger Agreement solely to the extent necessary to receive the Merger Consideration due to such persons under the Merger Agreement).

The Merger

Subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into the Company. Following the Merger, the separate existence of Merger Sub will cease, and the Company will continue as the Surviving Corporation in the Merger and a wholly-owned subsidiary of Parent.

Merger Consideration

Upon completion of the Merger, each issued and outstanding share of Company Common Stock (except for Canceled Shares, Company Restricted Shares and Dissenting Shares, which shall be treated as set forth in the Merger Agreement) will automatically be canceled and will cease to exist and will be converted into the right to receive the Merger Consideration. All shares of Company Common Stock so converted will cease to have any rights with respect to such Company Common Stock, except for the right to receive the Merger Consideration.

Treatment of the Company’s Equity Awards

At the Effective Time, each Company Stock Option granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (x) the remainder, if positive, of the Merger Consideration minus the exercise price per share of such Company Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Company Stock Option. If the exercise price per share of a Company Stock Option equals or exceeds the Merger Consideration, such Company Stock Option will be canceled at the Effective Time for no consideration.

At the Effective Time, each Company RSU granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (a) the Merger Consideration, multiplied by (b) the number of shares of Company Common Stock subject to such vested Company RSU.

At the Effective Time, each Company PSU Award granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will immediately vest (based on the level of achievement of the applicable performance goals described below) and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the product of (a) the Merger Consideration, multiplied by (b) the number of shares of Company Common Stock subject to such vested Company PSU Award immediately prior to the Effective Time. The number of shares subject to outstanding Company PSU Awards that will vest will be determined based on the greater of (x) the level of actual performance achieved prior to the Effective Time as reasonably determined by a duly authorized committee of the Board using the information available through the latest practicable date prior to the Effective Time and otherwise consistent with past practice and (y) the target level of performance set forth in each applicable restricted stock unit award agreement.

At the Effective Time, each Company Restricted Share granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time will fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable tax withholding) equal to the Merger Consideration.

Certificate of Incorporation; Bylaws; Directors and Officers

At the Effective Time, the Company Charter and Company Bylaws will be amended and restated in their entirety to be in the form of the exhibits to the Merger Agreement, and as so amended and restated, they will be the certificate of incorporation and bylaws of the Surviving Corporation until subsequently amended in accordance with their terms. The name of the Surviving Corporation will be Forterra, Inc.

The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The initial directors and officers will hold office until the earlier of their resignation or removal or until their successors are duly elected and qualified in accordance with Delaware law.

Closing and Effective Time of the Merger

The closing of the Merger will occur at 10:00 a.m. Eastern time on the second business day after the satisfaction or, to the extent permitted, waiver of all of the conditions described under “—Conditions to Consummation of the Merger” unless another time, date or place is agreed to in writing by Parent and the Company. Parent will not be obligated to consummate the closing of the Merger prior to April 20, 2021. The closing may occur remotely via electronic exchange of required closing documentation in lieu of an in-person closing. At the closing of the Merger, Parent and the Company will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL.

The Merger will become effective when the certificate of merger has been filed with the Secretary of State of the State of Delaware, or at such other date or time as Parent and the Company agree in writing and specify in the certificate of merger.

Payment Procedures

Merger Sub will appoint the Company’s transfer agent to act as the paying agent for the payment and delivery of the Merger Consideration to stockholders of the Company, and Parent will deposit (or cause to be deposited) with the paying agent cash in an amount sufficient to pay the Merger Consideration payable to such holders.

Promptly after the Effective Time (but no later than two business days thereafter), the Surviving Corporation will cause the paying agent to mail to each holder of record of shares of Company Common Stock that were outstanding and represented by one or more certificates immediately prior to the Effective Time a letter of transmittal and instructions for use in effecting the surrender of such holder’s shares of Company Common Stock in exchange for the Merger Consideration. Promptly after the Effective Time (but no later than two business days thereafter), the paying agent will issue and deliver to each holder of uncertificated shares of Company Common Stock that were outstanding and represented by book entry (i.e., holders whose shares are held in book-entry form, including those held in street name) immediately prior to the Effective Time a check or wire transfer for the amount of cash that such holder is entitled to receive in accordance with the terms of the Merger Agreement in respect of such uncertificated shares of Company Common Stock, without such holder being required to deliver a certificate or an executed letter of transmittal to the paying agent, and such uncertificated shares of Company Common Stock will then be canceled.

If payment of the Merger Consideration is to be made to a person other than the person in whose name any share of Company Common Stock represented by any surrendered certificate or book-entry share of Company Common Stock is registered, it will be a condition of payment that such certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer or such book-entry share of common stock will be properly transferred and that the person requesting such payment will have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the share of Company Common Stock represented by such certificate or book-entry share of Company Common Stock surrendered or will have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

The Surviving Corporation will pay through its payroll the amounts due in accordance with the treatment of Company RSUs, Company PSUs, Company Restricted Shares and Company Options no later than the later of (i) the next scheduled payroll payment date following the Effective Time and (ii) three business days following the Effective Time; provided that with respect to any Company RSU Award or Company PSU Award that constitutes “deferred compensation” subject to Section 409A of the Code, settlement of such award shall be made on the earliest permissible date that such delivery would not trigger a tax or penalty under Section 409A of the Code.

Dissenting Shares

Holders of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time may exercise appraisal rights available under Section 262, which is included as Annex D to this Information Statement. Dissenting Shares will not be converted into the right to receive the Merger Consideration (discussed above), unless and until such holder has failed to perfect, or has effectively withdrawn or lost, such holder’s right to appraisal under the DGCL, and will instead be treated in accordance with Section 262. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of Company Common Stock of such holder will thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with the terms of the Merger Agreement.

The Company will serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights of appraisal (including providing Parent with copies of all notices and demands), and Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company will not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262.

Representations and Warranties; Material Adverse Effect

The Merger Agreement contains customary representations and warranties of Parent, Merger Sub and the Company, including representations and warranties relating to, among other things:

•	organization, good standing and similar company matters;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with the parties’ governing documents, applicable laws and contracts;

•	accuracy of information supplied by each of Parent and the Company in connection with the Information Statement; and

•	absence of brokers’, investment bankers’ and financial advisors’ fees or commissions.

In addition, the Merger Agreement contains the following customary representations and warranties of the Company relating to, among other things:

•	ownership of the Company’s subsidiaries;

•	capitalization;

•	the Company’s SEC reports and financial statements;

•	absence of undisclosed liabilities;

•	the conduct of the business;

•	absence of certain changes or events;

•	legal proceedings;

•	compliance with laws;

•	benefit plans;

•	labor matters;

•	environmental matters;

•	taxes;

•	contracts;

•	insurance;

•	properties;

•	intellectual property and data privacy;

•	inapplicability of certain takeover laws;

•	affiliate transactions;

•	the receipt of a fairness opinion from Citi; and

•	compliance with anti-corruption laws.

The Merger Agreement also contains the following customary representations and warranties of Parent and Merger Sub relating to, among other things:

•	the absence of certain litigation;

•	the sufficiency of funds necessary to consummate the Merger;

•	the formation, ownership and operations of Merger Sub;

•	absence of ownership of Company Common Stock;

•	the vote or consent required from Parent’s stockholders to approve the Merger Agreement;

•	solvency of Parent, Merger Sub, the Surviving Corporation and its subsidiaries upon consummation of the Merger; and

•	the Investment Canada Act (Canada) and the Competition Act (Canada).

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality” or “Material Adverse Effect”. The Merger Agreement provides that a Material Adverse Effect means any event, change, circumstance, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that no such effect will constitute a Material Adverse Effect to the extent that such effect arises out of, is attributable to or results from:

1.

changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world;

2.	general changes or developments in any of the primary industries in which the Company or its subsidiaries operate;

3.

actions required under the Merger Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger or any other transaction contemplated hereby;

4.

(x) changes after the date of the Merger Agreement in any applicable laws (excluding any COVID-19 measures, which are subject to clause 9 below) or (y) changes after the date of the Merger Agreement in GAAP or applicable accounting regulations, or principles or interpretations thereof;

5.

any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change in price or trading volume that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);

6.

any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect);

7.

geopolitical conditions or any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism);

8.	natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other weather conditions or other acts of God;

9.

any epidemic, pandemic or disease outbreak (including COVID-19), or any law issued by a governmental entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for COVID-19 measures, quarantines, “shelter-in-place” or “stay at home” orders, workforce reductions, social distancing, shut downs, closures, sequesters or other restrictions relating thereto or any change in such law or interpretation thereof following the date of the Merger Agreement or worsening of such conditions;

10.

any national or international political or social conditions, including civil unrest, protests, public demonstrations or the response of any governmental entity thereto or any escalation or worsening thereof;

11.

the announcement of the Merger Agreement and the transactions contemplated hereby, including the initiation of stockholder litigation with respect to the Merger Agreement and any termination of, reduction in or similar negative impact on relationships with any customers, suppliers, distributors, partners or employees of the Company or any of its subsidiaries due to the announcement of the Merger Agreement or the identity of the parties to the Merger Agreement, or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein (provided, that the effects referred to in this clause (11) will not impact the Company’s representations as to no conflicts, consents and approvals);

12.

any actions, determinations, terms or conditions taken, not taken, made, set or imposed by any lessor in accordance with the terms of the Sale Leaseback Agreements (as defined in the Merger Agreement) in response to any actions taken by the Company or any of its subsidiaries solely to comply with the Company’s obligations under certain of the covenants as more fully described in the section entitled “—Further Action; Efforts” and to the extent such actions are expressly required by such covenants; or

13.

any actions taken or omitted to be taken at Parent’s express written direction (except to the extent the Company was prohibited from taking such action pursuant to the Company’s covenants under the Merger Agreement with respect to conduct of business and requested Parent’s consent to take such action).

Any such effect referred to in clauses (1), (2), (4), (7), (8) and (10) above may constitute, and will be taken into account in determining the occurrence of, a Material Adverse Effect to the extent the impact of such effect is disproportionately adverse to the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its subsidiaries operate (provided, that in such event, only the incremental disproportionate impact will be taken into account).

Conduct of Business by the Company Pending the Merger

The Company agrees that prior to the Effective Time, except (i) as expressly required by the Merger Agreement, (ii) as disclosed in the Company Disclosure Letter (as defined in the Merger Agreement), (iii) as required by applicable law (including COVID-19 measures and similar laws) or (iv) as Parent otherwise consents in writing (e-mail by an officer of Parent being sufficient) (which consent will not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its businesses.

Further, the Company agrees that until the Effective Time, it will not and will cause each of its subsidiaries not to (except (i) as expressly required by the Merger Agreement, (ii) disclosed in the Company Disclosure Letter, (iii) required by applicable law (including COVID-19 measures and similar laws) or (iv) as Parent consents in writing (e-mail by an officer of Parent being sufficient) (which consent will not be unreasonably withheld, conditioned or delayed)):

•

amend or otherwise change its governing instruments (other than amendments to the governing documents of any wholly-owned subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by the Merger Agreement);

•

issue, deliver, sell, encumber, pledge, dispose of or encumber any shares of capital stock or other equity securities or voting interests, or grant any person any right to acquire any shares of its capital stock or other equity securities or voting interests, except (i) pursuant to the vesting or settlement of Company RSUs or Company Stock Options outstanding as of the date of the Merger Agreement as set forth in the Company Disclosure Letter or (ii) grants to new employees of Company RSU Awards (as defined in the Merger Agreement) (and the issuance of shares pursuant thereto) and annual grants of Company RSU Awards (and the issuance of shares pursuant thereto), in each case with respect to clause (ii) made in the ordinary course of business consistent with past practice covering no more than 500,000 shares of capital stock of the Company in the aggregate;

•

declare, set aside, make or pay, or set a record date for or set aside payment for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Company subsidiary to the Company or to other subsidiaries), provided that neither this covenant nor any other provision of the Merger Agreement will prohibit the Company or its subsidiaries from, with or without the consent of Parent, making payments to LSF9 Stardust Holdings, L.P. or its successors and assigns pursuant to the terms of the Tax Receivable Agreement;

•

adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises, withholding of taxes or similar transactions pursuant to the vesting or settlement of Company equity awards outstanding as of the date of the Merger Agreement or permitted to be granted thereafter), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

•

(i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any business, division, corporation, partnership, or other business organization or division thereof, in each case, in excess of $10,000,000 individually or $25,000,000 in the aggregate, other than certain acquisitions as set forth in the Company Disclosure Letter and purchases of inventory and other assets in the ordinary course of business or pursuant to existing contracts; or (ii) sell, assign, transfer, convey, license or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any business, division, corporation, partnership, or other business organization or division thereof, other than (a) as set forth in the Company Disclosure Letter and (2) sales or dispositions of inventory or other assets (other than intellectual property) in the ordinary course of business or pursuant to obligations under contracts existing as of the date of the Merger Agreement;

•

(i) sell, assign, transfer, license, abandon, allow to lapse or expire, otherwise dispose of or grant any material rights in any owned intellectual property (other than non-exclusive licenses granted to third persons in the ordinary course of business consistent with past practice or with respect to immaterial or obsolete owned intellectual property) or (ii) disclose any material trade secret of the Company or any of its subsidiaries to any other person (other than in the ordinary course of business to a person bound by sufficient written confidentiality obligations);

•

except as permitted in the Merger Agreement, make any material new capital expenditures (including any leases of capital assets) which are, in the aggregate, in excess of (i) $70,000,000 for the fiscal year ended December 31, 2021 or (ii) $25,000,000 (plus any amounts that were unutilized as of December 31, 2021 pursuant to clause (i) for the period beginning on January 1, 2022 and ending on the closing date);

•

(i) make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company) (other than as would be permitted under the Merger Agreement), (ii) incur, guarantee or become liable for any indebtedness for borrowed money or any debt securities or (iii) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness for borrowed money, debt securities or other obligations of another person (other than a guaranty by the Company on behalf of its subsidiaries), in each case, other than (a) working capital facilities, capital lease obligations, purchase money debt and letter of credit, bank guaranty and similar facilities incurred in the ordinary course of business or (b) any indebtedness under the Company’s Credit Agreements (as defined in the Merger Agreement), provided, that the outstanding balance of the Company’s revolving credit facility cannot exceed (1) $75,000,000 as of June 30, 2021, (2) $25,000,000 as of September 30, 2021, (3) $0 as of December 31, 2021 and (4) $50,000,000 as of March 31, 2022;

•

except to the extent required by applicable law (including Section 409A of the Code) or an existing Company benefit plan as of the date of the Merger Agreement or as set forth in the Company Disclosure Letter, (i) increase or grant any increase in the compensation or benefits of any current or former director, executive officer, employee, or independent contractor of the Company, other than (a) increases in base salary in the ordinary course of business consistent with past practice for employees with annual base salaries below $300,000 or (b) annual increases in base salary or cash bonus targets in the ordinary course of business consistent with past practice, (ii) amend or adopt any Company benefit plan (other than annual renewals in the ordinary course of business or any amendment that does not materially increase the benefits under or materially increase the cost to the Company or any of its subsidiaries of maintaining the applicable plan), (iii) accelerate the vesting or lapsing of restrictions with respect to, or otherwise fund or secure payment of, any compensation or benefits under any Company benefit plan or (iv) amend or modify the terms of any outstanding Company equity awards;

•

implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

•

compromise, settle or agree to settle any action (including any action relating to the Merger Agreement or the transactions contemplated thereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages (excluding monetary damages that are covered by the Company’s insurance policies) (i) not in excess of $2,000,000 or (ii) consistent with the reserves reflected in the Company’s balance sheet; provided, that any such compromise, settlement or agreement to settle any such action does not (a) involve injunctive or equitable relief that would impose any material restrictions, obligations or change on the business or operations of the Company or any of its subsidiaries that, in each case, would be effective after, or not terminate as a result of, the closing or (b) involve any admission of wrongdoing or liability of the Company, Parent or any of their respective subsidiaries;

•

(i) make, change or revoke any material tax election, (ii) change an annual accounting period or change (or request any tax authority to change) any material aspect of its method of accounting for tax purposes, (iii) consent to any extension or waiver of the limitation period applicable to any tax claim or assessment with respect to a material amount of taxes, (iv) enter into any material tax sharing, closing or similar agreement in respect of any material taxes, or (v) obtain or request any material tax ruling;

•	cancel, modify, reduce or terminate any material insurance policy without entering into a comparable replacement insurance policy on commercially reasonable terms;

•	adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;

•

enter into, amend or modify in any material respect or terminate any (except with respect to the expiration of the stated term or renewal in connection therewith) any Material Contract (as defined in the Merger Agreement) of a type referred to in clauses (a), (b), (c), (d), (e), (f), (g), (i) or (l) of the definition of Material Contract that, if entered into as of or prior to the date of the Merger Agreement, would constitute a Material Contract of any such type; or

•	agree to take any of the actions described above.

Notwithstanding the restrictions on the Company’s conduct of business prior to the closing (i) nothing will prevent the Company or any of its subsidiaries from taking or failing to take any action in response to any

COVID-19 measure that would otherwise violate or breach the Merger Agreement, potentially be deemed to constitute an action outside the ordinary course of business or potentially serve as a basis for Parent or Merger Sub to terminate the Merger Agreement or assert that closing conditions have not been satisfied; (ii) no consent of Parent or Merger Sub will be required with respect to any such action or failure to take such action (A) to the extent that the requirement of such consent would violate applicable law or (B) if such action is taken or omitted to be taken pursuant to any law, directive or other pronouncement issued by a governmental entity in response to COVID-19; and (iii) in determining whether the Company and its subsidiaries have satisfied their obligations to operate in the “ordinary course” or use “reasonable best efforts” or similar covenants, any actions or omissions should be assessed based on what is practicable or reasonable based on the circumstances created or influenced by COVID-19 and its effects on the domestic and international economy.

Further Action; Efforts

Each of the parties agreed to, upon the terms and subject to the conditions of the Merger Agreement, use its reasonable best efforts to take, or cause to be taken, all actions and to do or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable law to consummate the Merger and the other transactions contemplated by the Merger Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent, non-action or expiration of any applicable waiting period under the HSR Act or any other foreign antitrust law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any governmental entity challenging the Merger Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under the Merger Agreement, including the Merger, under any antitrust law raised by any governmental entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any governmental entity, that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

Both Parent and the Company agreed to prepare and file as promptly as practicable, and in any event no later than five business days after the date of the Merger Agreement, a notification and report form pursuant to the HSR Act. Parent will pay all filing fees required under the HSR Act by the Company and Parent. On February 26, 2021, both the Company and Parent filed their respective notification and report forms under the HSR Act.

If a party receives a request for information or documentary material from any governmental entity with respect to the Merger Agreement or the Merger or any of the other transactions contemplated hereby, including a Second Request for Information under the HSR Act, then such party will, unless otherwise mutually agreed to in writing by the parties, in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response in substantial compliance with the request.

The parties will keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by the Merger Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable governmental entity, including:

i.

cooperating with each other in connection with filings required to be made by any party under any antitrust law and liaising with each other in relation to each step of the procedure before the relevant governmental entities and as to the contents of all communications with such governmental entities, including any notifications in relation to the transactions contemplated by the Merger Agreement;

ii.

furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable law in connection with the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

iii.

promptly notifying each other of any communications from or with any governmental entity, and ensuring to the extent permitted that each of the parties is entitled to attend any meetings with or other appearances before any governmental entity, with respect to the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

iv.

consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the antitrust laws; and

v.

consulting and cooperating in all respects with the other party in defending all lawsuits and other proceedings by or before any governmental entity challenging the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Parent and the Company also will take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all antitrust laws to consummate the Merger and the other transactions contemplated by the Merger Agreement, including using their respective reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents or non-actions required to be obtained in order for the parties to consummate the transactions contemplated by the Merger Agreement, including the Merger. This obligation includes Parent committing to: (i) selling, divesting or otherwise conveying particular assets, categories or portions or parts of assets or businesses of Parent and its affiliates; (ii) agreeing to sell, divest or otherwise convey any particular asset, category, or portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest or otherwise convey any of the particular assets, categories or portions or parts of assets or business of the Company or any of its subsidiaries prior to the Effective Time, in each case on terms and conditions that are reasonably acceptable to Parent; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents or non-actions from any governmental entity necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement; provided, that (a) Parent and its affiliates will not be required to take or agree to take, or cause to be taken (and the Company will not take or agree to take, without the prior written consent of Parent), any of the foregoing actions with respect to the assets, businesses or product lines of Parent or any of its subsidiaries, or the Company or any of its subsidiaries, or any combination thereof, if the result of such actions would, either individually or in the aggregate, require certain actions with respect to assets, businesses or product lines of Parent or any of its subsidiaries, or the Company or any of its subsidiaries, accounting for more than $80 million of EBITDA (as defined in the Merger Agreement) for the 12 months ended December 31, 2020, measured in accordance with the Merger Agreement; and (b) Parent will have the right to compel the Company to take any of the actions referred to above in clauses (ii) through (iv) to the extent applicable to the Company and/or its subsidiaries (or agree to take such actions) solely to the extent such actions are effective at or after the Effective Time, and the Company will cooperate with Parent, as reasonably requested by Parent in connection with such actions, including (w) cooperating with Parent in negotiating any divestiture, licensing, holding separate or similar arrangements involving the business or assets of the Company or its subsidiaries, (x) making the management team and other personnel of the Company and its subsidiaries available for management presentations, due diligence sessions and other meetings requested by potential buyers, (y) responding promptly to reasonable due diligence requests from, and making information regarding the Company and its subsidiaries available to, potential buyers, to the extent permitted by law and subject to customary confidentiality obligations of such potential buyers and (z) providing potential buyers with access to the facilities and properties of the Company and its subsidiaries, in the case of each of the foregoing during normal business hours and with reasonable advance notice.

Parent and its affiliates also agreed not to acquire or agree to acquire any rights, assets, business, person or division thereof if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or materially delay receipt of, any applicable clearance, consent, approval or waiver under the HSR Act with respect to the Merger Agreement.

For purposes of the Merger Agreement, “antitrust law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any other foreign antitrust laws and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Stockholder Written Consent

The Company agreed to (i) submit the Stockholder Written Consent, to the Principal Stockholder and (ii) use its reasonable best efforts to obtain the Stockholder Written Consent, duly executed by the Principal Stockholder by the Stockholder Approval Deadline and deliver the executed Stockholder Written Consent to Parent. The Stockholder Written Consent was delivered to the Company on February 19, 2021, promptly following the execution and delivery of the Merger Agreement.

No Solicitation

The Merger Agreement provides that the Company and its subsidiaries will not, and will direct its and their respective representatives not to, and will not publicly announce any intention to, directly or indirectly:

i.

initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal (as defined below) or that would reasonably be expected to lead to an Acquisition Proposal; or

ii.

engage or participate in any negotiations or discussions concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an Acquisition Proposal.

The Company also agreed to promptly, and in any event no later than one business day following the date of the Merger Agreement, request the prompt return or destruction of all confidential information previously provided to any person (other than to Parent or to the Company’s or Parent’s respective representatives) in the last twelve months in connection with an Acquisition Proposal and to terminate all data room access previously granted to any such person or its representatives. The Company agrees that it will immediately cease any existing activities, discussions or negotiations with any persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal, provided that the Company is permitted on a confidential basis to release or waive any “standstill” obligation solely to the extent necessary to comply with fiduciary duties under applicable law.

The Merger Agreement also provides that, prior to obtaining the requisite approval of the Company’s stockholders for the Merger (which has now been obtained), if the Company had received an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the non-solicitation restrictions described above and that the Board had determined in good faith constituted or may reasonably have been expected to lead to a Superior Proposal (as defined below), the Company would have been permitted to furnish information to the person making the Acquisition Proposal and participate in discussions and negotiations with such person and its representatives regarding the Acquisition Proposal, subject to the terms and conditions set forth in the Merger Agreement.

In the Merger Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person or group of persons other than Parent or one of its subsidiaries made after the date of the Merger Agreement relating to (A) a merger, reorganization, consolidation, share purchase, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, spin-off, extraordinary dividend or similar transaction involving the Company or any of its subsidiaries, which is structured to permit such person or group of persons to, directly or indirectly, acquire beneficial ownership of 20% or more of the outstanding equity securities of the Company, or 20% or more of the consolidated net revenues, net income or total assets of the Company and its subsidiaries, taken as a whole or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its subsidiaries, in each case other than the Merger and the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal (A) on terms which the Board determines in good faith, after consultation with its external advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger and the other transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement and (B) that the Board determines in good faith is capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal will be deemed to be references to “50%.”

The Company’s rights to engage in negotiations or discussions with third parties and to terminate the Merger Agreement in connection therewith (as described in “—Termination of the Merger Agreement”) ceased on February 19, 2021 following the delivery of the Stockholder Written Consent in accordance with the terms of the Merger Agreement.

Change of Recommendation

Subject to certain actions permitted by the Merger Agreement, the Board will not:

i.

withhold, withdraw, amend, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to or resolve to do so in a manner adverse to Parent or Merger Sub, the Company’s recommendation to the Company’s stockholders to approve the Merger Agreement, or approve or recommend, or publicly propose to approve, recommend or otherwise declare advisable, any Acquisition Proposal, or make or authorize any public statement that has the substantive effect of such a withdrawal, amendment, qualification or modification (any such actions, an “Adverse Recommendation Change”); or

ii.	cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement relating to any Acquisition Proposal.

Notwithstanding the restrictions described above, prior to obtaining the requisite approval of the Company’s stockholders for the Merger (which has now been obtained), following receipt of a written Acquisition Proposal that did not result from a material breach of the Merger Agreement and that the Board had determined in good faith, after consultation with its external advisors, constituted a Superior Proposal, the Board had the right to make an Adverse Recommendation Change or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, subject to the terms and conditions set forth in the Merger Agreement.

Prior to obtaining the requisite approval of the Company’s stockholders for the Merger (which has now been obtained), the Board was also permitted to make an Adverse Recommendation Change upon the occurrence of any Intervening Event, subject to the terms and conditions set forth in the Merger Agreement. In the Merger Agreement, “Intervening Event” means a material event, circumstance, change or development that was not known to, or reasonably foreseeable by, the Board prior to the execution of the Merger Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Board prior to the receipt of the Stockholder Written Consent; provided, that an “Intervening Event” excludes any event, circumstance, change or development related to (A) any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) consisting of or resulting from a breach of the Merger Agreement by the Company or any of its subsidiaries or (C) any changes in the market price, or change in trading volume, of Company Common Stock (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

The Board’s rights to make an Adverse Recommendation Change and to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (as described in “—Termination of the Merger Agreement”) ceased on February 19, 2021 following the delivery of the Stockholder Written Consent in accordance with the terms of the Merger Agreement.

Financing Cooperation

Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its subsidiaries to use its respective reasonable best efforts, and will use its reasonable best efforts to cause its and their respective directors, officers, employees and representatives to use reasonable best efforts, to provide Parent and Merger Sub with all customary cooperation reasonably requested by Parent or Merger Sub to assist it in causing the conditions in any debt commitment letters entered into by Merger Sub following the date of the Merger Agreement, including that certain debt commitment letter described in “The Merger—Financing of the Merger” on page 39 of this Information Statement (the “Debt Commitment Letter”), to be satisfied or as is otherwise customary and reasonably requested by Parent or Merger Sub in connection with any debt financing contemplated by the Debt Commitment Letter (the “Debt Financing”). Such cooperation includes using reasonable best efforts in connection with:

i.

appropriate members of senior management of the Company participating in a reasonable and limited number of meetings, calls, presentations, due diligence sessions and sessions with those persons that have committed to provide the Debt Financing, together with their affiliates and representatives involved in the Debt Financing and their successors and assigns (the “Debt Financing Sources”) and/or rating agencies;

ii.

(a) reasonably assisting Parent, Merger Sub and the Debt Financing Sources with the preparation of customary rating agency presentations, and public-side and private-side bank information memoranda and lender presentations required in connection with the Debt Financing (including customary letters), (b) (1) furnishing Parent and Merger Sub (and Parent and Merger Sub may then furnish to applicable Debt Financing Sources) with financial information of the Company and its subsidiaries required to be provided to Parent, Merger Sub or the Debt Financing Sources pursuant to the Debt Commitment Letter, in each case to the extent such information is not disclosed or reflected in the Company SEC Documents (as defined in the Merger Agreement), and (2) providing such other customary, pertinent and readily available information with respect to the Company and its subsidiaries as may reasonably be requested by Parent, Merger Sub or the Debt Financing Sources (such financial and other information described in clauses (1) and (2) above, the “Required Information”), (c) supplementing and/or periodically updating the Required Information to the extent that any Required Information, to the knowledge of the Company, contains any untrue statement of a material fact or omits to state any material fact necessary to make such information not misleading, as soon as practicable after obtaining knowledge thereof; and (d) identifying any such information as is material non-public information with respect to the Company;

iii.

reasonably assisting Parent and Merger Sub in connection with the preparation of any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent, Merger Sub or the Debt Financing Sources and otherwise reasonably cooperating with Parent and/or Merger Sub in facilitating the pledging of collateral and the granting of security interests required by the Debt Commitment Letters, it being understood that such documents will not take effect until the Effective Time;

iv.	reasonably facilitating (A) the pledging or the reaffirmation of the pledge of collateral and (B) the payoff of existing indebtedness for borrowed money of the Company and its subsidiaries (including under the Credit Agreements) and the release and termination of any and all related liens (including obtaining and delivering the Payoff Letters (as defined in the Merger Agreement) and other cooperation in connection therewith) to the extent required by its Debt Commitment Letters, on or prior to the closing date;

v.

taking all corporate and other customary actions, subject to the occurrence of the closing, reasonably requested by Parent or Merger Sub to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any subsidiary of the Company to the Surviving Corporation), and (B) cause the direct borrowing, by the Surviving Corporation or any of its subsidiaries concurrently with or immediately following the Effective Time;

vi.

if reasonably requested in writing at least 10 business days prior to the closing, providing at least three business days prior to closing, Parent, Merger Sub and/or the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations; and

vii.

providing reasonable and customary cooperation to Parent, Merger Sub and the Debt Financing Sources (or third party evaluators on their behalf) in obtaining customary appraisals and field exams required in connection with the Debt Financing upon reasonable prior notice during normal business hours and in providing such available information as it reasonably requested to assist Parent and Merger Sub in their preparation of borrowing base certificates required in connection with the Debt Financing and determination of eligible borrowing base assets, including permitting prospective lenders or investors involved in the Debt Financing to evaluate the Company’s and its subsidiaries’ inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, commercial finance examinations and inventory appraisals, conducting other customary collateral-related diligence and reasonably assisting Parent and Merger Sub with the establishment of blocked account and control agreements of the Company and its subsidiaries to be effective no earlier than the Effective Time) in connection with the Debt Financing, in each case, to the extent customary and necessary to obtain any portion of the Debt Financing consisting of an asset-based credit facility.

Nothing in the Merger Agreement provision regarding financing cooperation will require the Company or any of its subsidiaries to (i) waive or amend any terms of the Merger Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time, (ii) cause any closing condition set forth in the Merger Agreement to not be satisfied, (iii) enter into any definitive agreement that would be effective prior to the Effective Time or that is not contingent on the occurrence of the Effective Time, (iv) give any indemnities that are effective prior to the Effective Time, or (v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the ordinary conduct of the business of the Company and its subsidiaries.

Parent has the obligation to, on request, reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its representatives in connection with the financing cooperation of the Company and its representatives.

Parent also has the obligation to indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing, except to the extent such liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement arise out of or result from the willful misconduct or bad faith of the Company, its subsidiaries and/or their respective representatives.

Parent obtaining the Debt Financing is not a condition to the closing.

Employees

Parent will, or will cause the Surviving Corporation to, provide each employee who is employed by the Company or any of its subsidiaries as of immediately prior to the closing date and whose employment continues with the Surviving Corporation or any of its subsidiaries from the closing date (each, a “Continuing Employee”), for a one-year period from the closing date (or, if shorter, the employee’s remaining period of employment) with (i) an annual base salary or hourly wage rate, as applicable, that is no less than the annual base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) that are, on an aggregate basis, at least substantially comparable to the benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) provided by the Company to such Continuing Employee immediately prior to the closing date.

As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize all service credited under each Company benefit plan in which each Continuing Employee participated immediately prior to the Effective Time for purposes of eligibility, vesting and vacation and severance and benefit accruals (but not for purposes of benefit accruals under any other plan, program or policy, including any defined benefit pension plans) under any plan, program or policy maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation (each, a “Parent Plan”), to the same extent recognized by the Company under such Company benefit plan. However, the foregoing will not apply to the extent that its application would result in a duplication of benefits for purposes of benefit accrual. With respect to each Parent Plan that is a group health plan, Parent and its subsidiaries will use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition, actively at work requirement, waiting period, or other eligibility limitation to the extent such pre-existing condition, actively at work requirement, waiting period, or other eligibility limitation was not applicable as of immediately prior to the Effective Time under any Company benefit plan and (ii) for the plan year in which employees of the Company transition from Company group health plans to other Parent Plans, give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar Company benefit plans immediately prior to such benefit plan transition date.

Parent will ensure that the Surviving Corporation and its subsidiaries do not, for a period commencing at the Effective Time and ending 90 days thereafter, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or in any similar state or local law affecting in whole or in part any site of employment, facility, operating unit or Continuing Employee.

Access to Information

From the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, the Company will, and will use its reasonable best effects to cause its subsidiaries, officers, directors and representative to, afford to Parent, Merger Sub and their respective representatives reasonable access during normal business hours, consistent with applicable law (including any applicable COVID-19 measures), so long as such access does not jeopardize the health and safety of any employee of the Company or its subsidiaries, and solely for the purpose of consummating the Merger or the other transactions contemplated in the Merger Agreement, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials and, provided, that neither the Company nor any of its subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such subsidiary, as the case may be, in the ordinary course of business, and any such data or information may be delivered in the form in which it is ordinarily maintained). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to result in any significant interference with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its subsidiaries of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information, books and records, or other data or materials where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or any such subsidiary or (iii) violate any applicable law.

Indemnification and Insurance

For six years following the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries (the “Indemnified Parties”) against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any pending or threatened action, whether civil, criminal, administrative or investigative, (i) arising out of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, (ii) arising out of matters existing at or prior to the Effective Time (including the Merger Agreement and the transactions and actions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law and the Company Charter and Company Bylaws as of the date of the Merger Agreement or (iii) in connection with the enforcement of any Indemnified Party’s rights under the Merger Agreement by the Indemnified Party or his or her heirs or legal representatives. In the event of any such pending or threatened action, including an action to enforce the Indemnified Party’s rights under the Merger Agreement, (A) each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees and expenses) incurred in connection with such action from Parent and the Surviving Corporation to the fullest extent permitted under applicable law and the Company Charter and Company Bylaws as of the date of the Merger Agreement prior to the final disposition of such action; provided, that any such person provides an undertaking, if and only to the extent required by DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification under the Merger Agreement or any law, contract or other source for which indemnification may be available, (B) neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any proceeding or threatened action (and in which indemnification could be sought by an Indemnified Party), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action or the Indemnified Party otherwise consents in writing, and (C) the Surviving Corporation will cooperate in the defense of any such matter.

Except as may be required by law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and the right to advancement of expenses relating thereto that currently exist in favor of any Indemnified Party as provided in the Company Charter or Company Bylaws (or comparable organizational documents) of the Company and its subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its subsidiaries, as set forth in the Company Disclosure Letter, will survive the Merger and continue in full force and effect and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, including the Merger. If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent will cause such policy to be maintained in full force and effect, for its full term, and cause all the obligations thereunder to be honored by the Surviving Corporation.

If the Company has not purchased such tail policy prior to the Effective Time, for a period of six years from the Effective Time, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent will not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case will purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the annual coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation will purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, among which:

•

each of Parent and the Company agrees to consult with the other party to the extent reasonably practicable before issuing, and give each other a reasonable opportunity to review and comment on, any press release or other public statement with respect to the Merger Agreement or the Merger, except as may be required by law, court process or any stock exchange listing agreement;

•

each of Parent the Company agrees, in the event any “fair price,” “moratorium,” “control share acquisition” or similar antitakeover law is or becomes applicable to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, to take all action necessary ensure that the Merger and the other transactions contemplated by the Merger Agreement are consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to eliminate or minimize the effect of such law on the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•

Parent will cause (and the Company will reasonably cooperate with Parent to cause) the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time;

•

the Company agrees to obtain and deliver to Parent, no later than one business day prior to the closing, customary payoff letters for the Company’s credit agreements, in form and substance reasonably satisfactory to Parent and the lenders thereunder and the Debt Financing Sources evidencing the discharge of outstanding indebtedness for borrowed money of the Company and its subsidiaries thereunder; and

•

the Company agrees to give Parent the opportunity to participate in, but not control, the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated by the Merger Agreement in accordance with the terms of a mutually agreed upon joint defense agreement, and agrees not to offer to settle, settle or compromise any such stockholder litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Conditions to Consummation of the Merger

The obligation of each party to consummate the Merger is subject to the satisfaction or waiver, at or prior to the Effective Time, of, the following conditions:

•

the adoption of the Merger Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to voted thereon in accordance with the DGCL (which condition was satisfied upon the delivery of the Stockholder Written Consent by the Principal Stockholder to the Company);

•

the absence of any order, injunction or other judgment, order or decree issued by a court of competent jurisdiction or any other legal restraint or prohibition, and the absence of any applicable law or other legal restraint, injunction or prohibition enforced or deemed applicable by any governmental entity that makes consummation of the Merger illegal or otherwise prohibited;

•	the expiration or termination of any applicable waiting period (and any extensions thereof) under the HSR Act relating to the consummation of the Merger; and

•	the mailing of this Information Statement to the stockholders of the Company at least twenty (20) days prior to the date of closing of the Merger.

The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver, at or prior to the Effective Time of, among other things, the following additional conditions:

•

the representations and warranties of Parent and Merger Sub are true and correct except where such failure to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under the Merger Agreement or any of the transactions contemplated thereby;

•	the performance in all material respects by Parent and Merger Sub of all obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time; and

•	the receipt by the Company of a certificate signed by an executive officer of Parent on behalf of Parent stating that each of the conditions specified above has been satisfied.

The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver, at or prior to the Effective Time, of, among other things, the following additional conditions:

•	the representations and warranties of the Company are true and correct to various degrees of materiality;

•	the performance in all material respects by the Company of all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

•

since the date of the Merger Agreement, the absence of any event, change, occurrence or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

•	the receipt by Parent of a certificate signed by an executive officer of the Company on behalf of the Company stating that certain of the conditions specified above has been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

In addition, the Merger Agreement may be terminated by either Parent or the Company:

•	if the Merger has not been consummated on or before November 19, 2021 (the “Initial Outside Date”, and as may be extended pursuant to the terms of the Merger Agreement, the “Outside Date”); provided,

however, that the Initial Outside Date will be automatically extended until January 18, 2022 (the “First Extended Outside Date”) if, on the Initial Outside Date, any of the conditions to closing with respect to Antitrust Law or the expiration or termination of the applicable waiting period under the HSR Act have not been satisfied or waived and all other conditions to closing have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the closing, shall be capable of being satisfied on such date); provided further that the First Extended Outside Date will be automatically extended until March 22, 2022, if, on the First Extended Outside Date, any of the foregoing conditions to closing with respect to Antitrust Law or the expiration or termination of the applicable waiting period under the HSR Act has not have been satisfied or waived and all other conditions to closing have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the closing, will be capable of being satisfied on such date); provided, further, that neither Parent nor the Company will have the right to terminate the Merger Agreement pursuant to this provision if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in the Merger Agreement will have materially contributed to the failure of the Merger to be consummated by such date;

•

if any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement, and such judgment, order, injunction, rule, decree or other action will have become final and nonappealable (a “Restraint”); provided, that the party seeking to terminate the Merger Agreement pursuant to this provision will have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with the Merger Agreement.

The Merger Agreement also may be terminated by Parent:

•

if the Company will have breached or failed to perform any of its representations, warranties, covenants or agreements pursuant to the Merger Agreement, and such breach or failure to perform (i) would result in the failure to satisfy the conditions to Parent’s or Merger Sub’s obligations to consummate the Merger and (ii) cannot be cured by the Outside Date (although Parent will not be entitled to terminate the Merger Agreement if such breach has been cured within the Company Breach Notice Period (to the extent capable of being cured)); provided, that Parent will not have the right to terminate the Merger Agreement pursuant to this provision if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in the Merger Agreement in any material respect.

The Merger Agreement also may be terminated by the Company:

•

at any time prior to the closing, if Parent or Merger Sub will have breached or failed to perform any of their representations, warranties, covenants or agreements pursuant to the Merger Agreement, and such breach or failure to perform (i) prevents or would reasonably be expected to prevent Parent or Merger Sub from consummating the Merger or would result in the failure to satisfy the conditions to the Company’s obligations to consummate the Merger and (ii) cannot be cured by the Outside Date (although the Company will not be entitled to terminate the Merger Agreement if such breach has been cured within the Parent Breach Notice Period (to the extent capable of being cured)); provided, that the Company will not have the right to terminate the Merger Agreement pursuant to this provision if it is then in breach of any of its covenants or agreements set forth in the Merger Agreement in any material respect.

The Merger Agreement also provides that Parent could have terminated the Merger Agreement if (i) the Stockholder Written Consent was not executed and delivered to Parent by the Stockholder Approval Deadline, or (ii) prior to receipt of the required stockholder approval for the Merger, the Company had effected an Adverse Recommendation Change. However, these termination rights are no longer applicable following delivery of the Stockholder Written Consent on February 19, 2021 in accordance with the terms of the Merger Agreement.

The Company also could have terminated the Merger Agreement if (i) prior to obtaining the requisite stockholder approval for the Merger, the Board authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and concurrently with such termination the Company entered into an Alternative Acquisition Agreement providing for a Superior Proposal, or (ii) the Stockholder Written Consent had not been delivered to Parent by the Stockholder Approval Deadline, subject to certain terms and conditions. However, these termination rights are no longer applicable following the delivery of the Stockholder Written Consent on February 19, 2021 in accordance with the terms of the Merger Agreement.

Company-Paid Termination Fee

In the event that (i) the Merger Agreement is terminated by Parent because the Company breaches or fails to perform any of it representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform would result in the failure of a closing condition and cannot be cured by the Outside Date, subject to the terms and conditions set forth in the Merger Agreement, and (ii)(A) after the date of the Merger Agreement and prior to such termination, an Acquisition Proposal is communicated to the senior management of the Company, the Board or the Board and not withdrawn prior to such termination and (B) within twelve months after such termination, the Company will have consummated an Acquisition Proposal or entered into a definitive agreement with respect to such Acquisition Proposal, which is ultimately consummated (with references to “20% or more” in the definition of “Acquisition Proposal” to be deemed to be references to “more than 50%” for purposes of this termination right), then the Company will pay Parent $50,000,000 (the “Company-Paid Termination Fee”).

The Company would also have been obligated to pay the Company-Paid Termination Fee if the Merger Agreement were terminated because (i) the Company had not delivered the Stockholder Written Consent to Parent by the Stockholder Approval Deadline, (ii) the Board authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and concurrently with such termination the Company entered into an Alternative Acquisition Agreement providing for a Superior Proposal or (iii) the Board had effected an Adverse Recommendation Change. However, these termination rights are no longer applicable following the delivery of the Stockholder Written Consent on February 19, 2021 in accordance with the terms of the Merger Agreement.

Payment of the Company-Paid Termination Fee, if applicable, will be made by wire transfer of same-day funds to the account(s) designated by Parent within two business days after termination.

Parent-Paid Termination Fee

In the event that (i) the Merger Agreement is terminated by either the Company or Parent (a) because the Outside Date has been reached and all of the conditions to closing have been satisfied or waived (other than such conditions that by their nature are to be satisfied at the closing) other than the conditions to closing with respect to Antitrust Law or the expiration or termination of the applicable waiting period under the HSR Act or (b) as a result of a Restraint arising under the HSR Act or any other applicable Antitrust Law, then Parent will pay the Company $85,000,000 (the “Parent-Paid Termination Fee”).

Payment of the Parent-Paid Termination Fee, if applicable, will be made by wire transfer of same-day funds to the account(s) designated by Parent within two business days after termination.

Specific Performance

The parties to the Merger Agreement are entitled to specific performance of the terms thereof, including an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the Court of Chancery of the State of Delaware and any states appellate court therefrom, or, if such courts do not have proper jurisdiction, any federal court located in the State of

Delaware or any other Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement under any law to post security as a prerequisite to obtaining equitable relief. In the event of any action by a party with respect to the Merger Agreement, the prevailing party in the action will be entitled to receive, in addition to all other remedies to which it may be entitled, the reasonable costs incurred by such party in connection with such action, including reasonably attorneys’ fees and expenses and court costs.

Amendment; Extension; Waivers

The Merger Agreement may be amended, modified or supplemented by the parties prior to the Effective Time by action taken or authorized by their respective boards of directors. However, because the Stockholder Written Consent has been delivered and the requisite stockholder approval for the Merger has been obtained, no amendment may be made that would require further approval or adoption by the stockholders of the Company without such further approval or adoption. The Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary in the Merger Agreement, certain provisions relating to the Debt Financing Sources in the Merger Agreement may not be amended, modified or altered without the prior written consent of the Debt Financing Sources.

At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or any document delivered pursuant thereto or (c) subject to applicable law, waive compliance with any of the agreements or conditions of the other parties contained therein. Any agreement on the part of a party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy under the Merger Agreement will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Expenses

Except as otherwise expressly provided in the Merger Agreement, each of the parties has agreed to bear its own fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated.

Governing Law

The Merger Agreement and all disputes or controversies arising out of or relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Notwithstanding anything in the Merger Agreement to the contrary, the parties agreed that certain claims involving Debt Financing Sources will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth information as of the close of business on March 8, 2021 (except as otherwise indicated by footnote), regarding the beneficial ownership of shares of Company Common Stock by each director, named executive officer, by all directors and executive officers as a group, and by each person known by the Company to own 5% or more of Company Common Stock.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Company Common Stock that they beneficially own. Shares of common stock subject to equity awards that are exercisable or have vested, or will become exercisable or will vest, as applicable, within 60 days of March 8, 2021, are considered outstanding and beneficially owned by the person holding the options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

For purposes of the table below, the beneficial ownership amounts and percentages are based on a total of 66,340,787 shares of Company Common Stock outstanding as of the close of business on March 8, 2021. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Name of Beneficial Owner(1)	Number of Shares of Company Common Stock Beneficially Owned	Percentage of Shares of Company Common Stock Outstanding
5% Stockholder
Forterra US Holdings, LLC(2)	34,907,250	52.6%
Electron Capital Partners, LLC(3)	4,419,200	6.7%
Named Executive Officers
Karl H. Watson Jr.(4)	1,090,076	1.6%
Charlie Brown(5)	798,706	1.2%
Vikrant Bhatia(6)	379,915	*
Lori Browne(7)	329,699	*
Richard Hunter(8)	35,422	*
Directors
Richard “Chip” Cammerer, Jr. (9)	—	—
Rafael Colorado(9)	—	—
Maureen Harrell(9)	—	—
Chad Lewis(9)	—	—
Chris Meyer(9)	62,500	*
Clint McDonnough(10)	62,439	*
John McPherson(11)	176,029	*
Jacques Sarrazin(12)	19,149	*
All Executive Officers and Directors as a group (13 persons)	2,953,935	4.5%

*	Represents less than one percent (1%).
(1)	Unless otherwise indicated below, the address of each beneficial owner is c/o Forterra, Inc., 511 East John Carpenter Freeway, Suite 600, Irving, TX 75062.
(2)

Beneficial ownership is based on the amended Schedule 13G/A filed on February 3, 2021 (the “Schedule 13G/A”) by Principal Stockholder. According to the Schedule 14G/A, Forterra US Holdings, LLC, a Delaware limited liability company, is wholly owned by LSF9 Stardust Holdings, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, LSF9 Stardust GP, LLC, a Delaware limited liability company, which is wholly owned by Lone Star Fund IX (U.S.), L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners IX, L.P., a Bermuda exempted limited partnership, which is controlled by its general partner, Lone Star Management Co. IX, Ltd., a Bermuda limited exempted company, which is controlled by its sole owner (shareholder) John P. Grayken. The address for such persons is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204.
(3)

The information regarding the beneficial ownership of Electron Capital Partners, LLC is based on the Schedule 13G filed jointly with the SEC by Electron Capital Partners, LLC and James O. Shaver on February 16, 2021. According to this Schedule 13G, both of Electron Capital Partners and Mr. Shaver have (i) sole power to vote 0 shares of common stock, (ii) shared power to vote 4,419,200 shares of common stock, (iii) sole power to dispose of 0 shares of common stock and (iv) shared power to dispose of 4,419,200 shares of common stock. The address for each reporting person is 10 East 53rd Street, 19th Floor, New York, NY 10022.

(4)	Mr. Watson is also a Director. Includes 41,241 restricted stock units that will vest within 60 days of March 8, 2021.
(5)

Includes options to purchase 579,331 shares of common stock that have vested or will vest within 60 days of March 8, 2021 and 41,267 restricted stock units that will vest within 60 days of March 8, 2021.

(6)

Includes options to purchase 257,678 shares of common stock that have vested or will vest within 60 days of March 8, 2021 and 26,942 restricted stock units that will vest within 60 days of March 8, 2021.

(7)

Includes options to purchase 233,333 shares of common stock that have vested or will vest within 60 days of March 8, 2021 and 28,225 restricted stock units that will vest within 60 days of March 8, 2021.

(8)

Based on the latest information available to the Company. Mr. Hunter’s employment with the Company terminated effective December 31, 2020, and all unvested equity awards were forfeited and cancelled under the term of the awards.

(9)

Owns interests in entities which own direct or indirect non-controlling interests in Forterra US Holdings, LLC and therefore expressly disclaims any beneficial ownership of our common stock owned by Forterra US Holdings, LLC.

(10)	Includes options to purchase 2,810 shares of common stock that have vested.
(11)	Includes options to purchase 114,951 shares of common stock that have vested.
(12)	Includes options to purchase 2,810 shares of common stock that have vested.

RESTRICTIVE COVENANT AGREEMENT

Concurrently with the execution of the Merger Agreement, the Principal Stockholder and LSF9 entered into a Restrictive Covenant Agreement with Parent, effective as of the closing of the Merger. Pursuant to the terms of the Restrictive Covenant Agreement, the Principal Stockholder will be subject to certain confidentiality, non-solicit and non-disparagement obligations, whereby the Principal Stockholder and LSF9 have agreed, among other things, that for a period of two years from the closing of the Merger, that it will not, and will cause its affiliates not to, directly or indirectly (i) solicit, induce or knowingly encourage certain senior employees of the Company as of immediately prior to the closing to leave such employment, (ii) hire, employ or otherwise engage any such senior employee or (iii) direct or cause an affiliate to engage in such activities, subject to certain exceptions set forth in the Restrictive Covenant Agreement.

The Principal Stockholder and LSF9 have also agreed, among other things, that for a period of one year from the closing of the Merger that it will not, and will not permit any of its affiliates who it controls to, and will not direct or cause any of its portfolio companies, any portfolio company of any of its affiliated investment funds or any other third party to, directly or indirectly (i) engage in or assist others in engaging in any merger or acquisition transaction or agreement involving assets, voting stock, capital stock or other equity interests of certain acquisition targets (“restricted targets”) or (ii) have an interest in any such restricted target, subject to certain exceptions set forth in the Restrictive Covenant Agreement. Parent also acknowledged and agreed that the Tax Receivable Agreement is a valid and binding obligation of the Company.

APPRAISAL RIGHTS

Under the DGCL, holders of shares of Company Common Stock that have not consented to the adoption of the Merger Agreement (i.e., all holders other than the Principal Stockholder) have the right to demand appraisal of, and receive payment in cash for the “fair value” of, their shares of Company Common Stock, as determined by the Court, together with interest, if any, on the amount determined to be the fair value, in lieu of the consideration they would otherwise be entitled to pursuant to the Merger Agreement, if they comply with the procedures set forth in Section 262 of the DGCL. This right is known as an appraisal right. Stockholders electing to exercise appraisal rights must comply precisely with the requirements of Section 262 in order to demand and perfect their rights. Strict compliance with the statutory procedures is required to demand and perfect appraisal rights under Section 262.

The following is intended as a summary of the material provisions of the Delaware statutory procedures required to be followed by the Company’s stockholders in order to demand and perfect appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Company Common Stock unless otherwise indicated.

THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262, A COPY OF WHICH IS INCLUDED AS ANNEX D TO THIS INFORMATION STATEMENT. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS. MOREOVER, DUE TO THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO DEMAND APPRAISAL, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING SUCH RIGHTS ARE ENCOURAGED TO SEEK THE ADVICE OF LEGAL COUNSEL.

THIS SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE, NOR DOES IT CONSTITUTE A RECOMMENDATION THAT YOU EXERCISE YOUR RIGHTS TO DEMAND APPRAISAL UNDER SECTION 262.

Under Section 262, any stockholder who holds shares of Company Common Stock on the date of making a demand for appraisal rights, who continuously holds such shares through the effective date of the Merger, who has complied with the provisions of Section 262 of the DGCL to perfect such holder’s appraisal rights, and who did not submit to the Company a written consent adopting the Merger Agreement will be entitled to have his, her or its shares of Company Common Stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be “fair value,” unless such holder validly withdraws or otherwise loses such holder’s rights to appraisal.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving corporation, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and must include in such notice a copy of Section 262. This Information Statement constitutes notice to holders of Company Common Stock concerning the availability of appraisal rights under Section 262, and the applicable statutory provisions are attached to this Notice as Annex D. Any holder of Company Common Stock who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Company Common Stock who desire to exercise their appraisal rights must demand in writing an appraisal of such shares no later than 20 days after the mailing of this Information Statement, which

20th day is []. All demands for appraisal pursuant to Section 262 should be addressed to Forterra, Inc., Attention: General Counsel and Secretary, 511 East John Carpenter Freeway, Suite 600, Irving, TX 75062. A demand for appraisal must be made by the stockholder of record demanding appraisal and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company Common Stock.

Only a holder of record of Company Common Stock is entitled to demand an appraisal of the shares of Company Common Stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such stockholder intends thereby to demand appraisal of his, her or its shares of Company Common Stock. If the shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary in such capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Company Common Stock as a nominee for several beneficial owners, may demand appraisal rights with respect to the shares of Company Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Company Common Stock held for other beneficial owners. In such case, the written demand should set forth the number of shares of Company Common Stock as to which appraisal is sought. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Company Common Stock which are held in the name of such record owner.

A beneficial owner of shares of Company Common Stock held in “street name” who desires to seek an appraisal of shares of Company Common Stock beneficially owned should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform the Company of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

A person having a beneficial interest in Company Common Stock held of record in the name of another person, such as a broker, depositary or other nominee, must act promptly to cause the record holder to follow the procedures set forth in Section 262 in a timely manner to perfect any appraisal rights. Stockholders who hold their shares of Company Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such brokers or nominees.

Within 10 days after the effective date of the Merger, the Company must provide notice that the Merger has become effective to all of our stockholders who have complied with Section 262 and who have not voted in favor of or consented to the Merger that the Merger has become effective; provided, however, that if such notice is sent more than 20 days after the sending of this Information Statement, such notice need only be sent to each stockholder who is entitled to appraisal rights and who has perfected such stockholder’s demand for appraisal in accordance with Section 262.

Within 120 days after the effective date of the Merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, for a statement listing the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and not withdrawn and the aggregate number of holders of such shares. The Surviving Corporation must mail any such written statement to the stockholder within 10 days after the stockholder’s written request is received by the Surviving Corporation or within 10 days after the expiration of the period for the delivery of demand for appraisal under Section 262, whichever is later. A beneficial owner of shares of such stock may, in such person’s own name, request from the Surviving Corporation such written statement.

Within 120 days after the effective date of the Merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the “fair value” of the shares of Company Common Stock. The Surviving Corporation has no obligation, and the Company has no present intention, to file such a petition. Accordingly, it is the obligation of the holders of Company Common Stock to initiate all necessary action to demand and perfect their appraisal rights, and to file any petitions in the Court relating to an appraisal, in respect of such shares of Company Common Stock within the time prescribed in Section 262. A beneficial owner of shares of such stock may, in such person’s own name, file such petition with the Delaware Court of Chancery.

Upon the timely filing of a petition for appraisal in accordance with Section 262, a copy thereof must be served upon the Surviving Corporation. Within 20 days after service, the Surviving Corporation must file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. The Delaware Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the stockholders shown on the list. Such notice will also be given by one or more publications at least one day before the date of the hearing in a newspaper of general circulation in the City of Wilmington, Delaware, or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the Surviving Corporation. At the hearing on such petition, the Delaware Court of Chancery will determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and the Court may dismiss the proceedings as to any stockholder that fails to comply with such direction. In addition, if immediately before the Merger the Company Common Stock is listed on a national securities exchange, (as it is presently expected to be) the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1 million.

After the Delaware Court of Chancery determines the stockholders are entitled to an appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of such shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the “fair value”.

In determining the “fair value” of shares, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earning prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation”. In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding and that “[f]air price obviously requires consideration of all relevant factors involving the company”. Section 262 provides that “fair value” is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Unless the Court, in its discretion, determines otherwise for good cause shown, interest from the effective date of the Merger through the date on which the judgment is paid will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceeding, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

The Delaware Court of Chancery will direct the payment by the Surviving Corporation of the fair value of the shares of Company Common Stock entitled to appraisal, together with interest, if any, on the amount determined to be the fair value. Payment shall be made to each stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the Surviving Corporation of the certificates representing such stock.

The Company’s stockholders considering seeking appraisal of their shares should note that the “fair value” of their shares determined under Section 262 could be more than, the same as or less than the consideration they would have received pursuant to the Merger Agreement if they had not sought appraisal of their shares and that opinions of investment banking firms as to the fairness of the consideration, from a financial point of view, payable in a sale transaction, such as the Merger, are not opinions as to, and do not otherwise address, the “fair value” of the shares to be determined by the Court under Section 262. Moreover, the Company does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. The costs of the appraisal proceeding may be determined by the Court and assessed against the parties as the Court deems equitable under the circumstances. However, costs do not include attorney and expert witness fees. Upon application of a stockholder seeking appraisal, the Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of an assessment, each party must bear his, her or its own expenses.

Any stockholder who duly demanded appraisal in compliance with Section 262 will not, after the effective date of the Merger, be entitled to vote for any purpose the shares subject to appraisal or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date.

If any stockholder who demands appraisal of his, her or its shares of Company Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of Company Common Stock of such stockholder will be converted into the right to receive the consideration in respect thereof provided for in the Merger Agreement in accordance with the Merger Agreement without interest and subject to any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the stockholder delivers to the Company a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms offered upon the Merger, except that any such attempt to withdraw made more than 60 days after the effective date of the Merger will require the written approval of the Company. In addition, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder absent court approval, provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective date of the Merger.

Failure by any stockholder to comply fully with the procedures described above and set forth in Section 262 (a copy of which is included as Annex D to this Information Statement) may result in loss of the stockholder’s appraisal rights. If you properly demand appraisal of your shares of Company Common Stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares of Company Common Stock will be converted into the right to receive the Merger Consideration if the Merger is completed.

If you are considering whether to demand appraisal of the “fair value” of your shares of Company Common Stock, you are urged to consult your own legal counsel.

To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 will govern.

HOUSEHOLDING

As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this Information Statement, only one copy of this Information Statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified the Company of their desire to receive multiple copies of this Information Statement. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

The Company will promptly deliver, upon oral or written request, a separate copy of this Information Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company by phone at (469) 458-7973 or by mail to Forterra, Inc., 511 East John Carpenter Freeway, Suite 600, Irving, TX 75062, Attention: General Counsel. Stockholders residing at the same address and currently receiving multiple copies of this Information Statement may contact the Company at the address or phone number above to request that only a single copy of an Information Statement be mailed in the future.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, the Company will have no public stockholders, and there will be no public participation in any of our future stockholder meetings. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in meetings of stockholders.

If the Merger is completed, the Company does not expect to hold the 2021 Annual Meeting of Stockholders, and there will be no public participation in any future meetings of the Company’s stockholders because, following completion of the Merger, Company Common Stock will be de-listed from Nasdaq and de-registered under the Exchange Act, and the Company will no longer be a publicly traded company. However, if the Merger is not completed, or if the Company is otherwise required to do so under applicable law, the Company will take such further action as it deems necessary or appropriate to call and convene future meetings of Company stockholders, and stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such future annual meetings of Company stockholders in accordance with Rule 14a-8 of the Exchange Act and the Company Bylaws, as described below.

The Company Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of such proposed business in writing in order to be considered by the stockholders of the Company at the annual meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive office at Forterra, Inc., 511 East John Carpenter Freeway, Suite 600, Irving, TX 75062, Attention: General Counsel, not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The notice must include the information required by the Company Bylaws. A copy of the Company Bylaws is available upon request without charge from the General Counsel of the Company at the address set forth above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

Company filings referred to above are also available on our Internet website, www.forterrabp.com, under the “Investors” tab, without charge. Information contained on our Internet website does not constitute a part of this Information Statement.

The SEC allows us to “incorporate by reference” into this Information Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this Information Statement is considered to be a part of this Information Statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this Information Statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this Information Statement and before the effective time of the Merger:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 25, 2021; and

•	Current Report on Form 8-K, filed with the SEC on February 22, 2021.

You may obtain a copy of the reports, without charge, upon written request to: Forterra, Inc., 511 East John Carpenter Freeway, Suite 600, Irving, TX 75062, Attention: General Counsel.

No persons have been authorized to give any information or to make any representations other than those contained in this Information Statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This Information Statement is dated [], 2021. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement to Company stockholders does not and will not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

[See attached.]

Execution Version

AGREEMENT AND PLAN OF MERGER

among

QUIKRETE HOLDINGS, INC.

JORDAN MERGER SUB, INC.

and

FORTERRA, INC.

Dated as of February 19, 2021

A-i

(continued)

A-ii

(continued)

Page
Section 8.10	Specific Performance	A-55
Section 8.11	Currency	A-56
Section 8.12	Severability	A-56
Section 8.13	Waiver of Jury Trial	A-56
Section 8.14	Counterparts	A-56
Section 8.15	PDF Signature	A-56
Section 8.16	No Presumption Against Drafting Party	A-56
Section 8.17	Parent and Merger Sub	A-56
Section 8.18	No Recourse	A-56

INDEX OF DEFINED TERMS

2019 Audit Date	Section 3.5(b)
Acquisition Proposal	Section 5.4(h)(i)
Action	Section 3.9
Adverse Recommendation Change	Section 5.4(c)
Affiliate	Section 8.3(a)
Agreement	Preamble
Alternate Debt Financing	Section 5.14(d)
Alternative Acquisition Agreement	Section 5.4(c)
Antitrust Law	Section 5.7(g)(i)
Book-Entry Shares	Section 2.3(b)
Borrowed Money Indebtedness	Section 8.3(b)
Business Day	Section 8.3(c)
CARES Act	Section 8.3(d)
CERCLA	Section 3.13
Certificate of Merger	Section 1.3
Certificates	Section 2.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.4
Collection Costs	Section 7.3(d)
Company	Preamble
Company Balance Sheet	Section 3.6
Company Board	Recitals
Company Breach Notice Period	Section 7.1(d)(i)
Company Bylaws	Section 3.1(b)
Company Charter	Rectials
Company Disclosure Letter	ARTICLE III
Company Equity Awards	Section 2.2(d)
Company Option	Section 2.2(c)
Company Plan	Section 3.11(a)
Company PSU Award	Section 2.2(b)
Company Recommendation	Recitals
Company Registered IP	Section 3.18(a)
Company Restricted Share	Section 2.2(d)
Company RSU Award	Section 2.2 (a)
Company SEC Documents	Section 3.5(a)

A-iii

(continued)

Page
Company Stock Plan	Section 2.2(a)
Company Stockholder Approval	Section 8.3(e)
Company-Paid Termination Fee	Section 7.3(b)(i)(3)
Confidentiality Agreement	Section 5.6(b)
Continuing Employee	Section 5.8(a)
Contract	Section 3.4(a)
control	Section 8.3(f)
COVID-19	Section 8.3(g)
COVID-19 Measures	Section 8.3(h)
Credit Agreements	Section 8.3(i)
Debt Commitment Letters	Section 4.7(a)
Debt Financing	Section 4.7(a)
Debt Financing Sources	Section 8.3(j)
Delaware Secretary of State	Section 1.3
Delinquent Party	Section 7.3(d)
Detriment Limit	Section 5.7(g)(ii)
DGCL	Section 1.1
Dissenting Shares	Section 2.5
DTC	Section 2.3(e)
DTC Payment	Section 2.3(e)
EBITDA	Section 5.7(g)(iii)
Effective Time	Section 1.3
Environmental Laws	Section 3.13(d)(i)
Environmental Permits	Section 3.13(d)(ii)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 8.3(k)
Exchange Act	Section 3.4(b)
Fee Letter	Section 4.7(a)
Financial Advisor	Section 3.21
Financing Letters	Section 4.7(a)
FIRPTA Certificate	Section 1.8
First Extended Outside Date	Section 7.1(b)(i)
Foreign Antitrust Laws	Section 3.4(b)
Foreign Employee Plan	Section 3.11(e)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)
HSR Act	Section 3.4(b)
Indemnified Parties	Section 5.11
Information Statement	Section 3.4(b)
Initial Outside Date	Section 7.1(b)(i)
Intellectual Property	Section 3.18(f)(i)
Intervening Event	Section 5.4(h)(ii)
IRS	Section 3.11(a)
IT Systems	Section 3.18(d)
knowledge	Section 8.3(l)
Law	Section 3.4(a)
Lease	Section 3.17
Licensed Intellectual Property	Section 3.18(a)

A-iv

(continued)

Page
Liens	Section 3.2(d)
LSF9 LTIP	Section 5.8(d)
Material Adverse Effect	Section 3.1(a)
Material Contracts	Section 3.15
Materials of Environmental Concern	Section 3.13(d)(iii)
Measurement Date	Section 3.2(a)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
NASDAQ	Section 3.4(b)
New Debt Commitment Letters	Section 5.14(d)
Outside Date	Section 7.1(b)(i)
Owned Intellectual Property	Section 3.18(f)(ii)
Parent	Preamble
Parent Breach Notice Period	Section 7.1(c)(i)
Parent Material Adverse Effect	Section 4.1(a)
Parent Plan	Section 5.8(b)
Parent-Paid Termination Fee	Section 7.3(c)(i)(2)
Paying Agent	Section 2.3
Payment Fund	Section 2.3
Payoff Letters	Section 5.19
Permits	Section 3.10
Person	Section 8.3(m)
Personal Information	Section 3.18(f)(iii)
Preferred Stock	Section 3.2(a)
Principal Stockholder	Section 8.3(n)
Privacy Laws	Section 3.18(f)(iv)
Related Party	Section 8.3(o)
Representatives	Section 5.4(a)
Required Funds	Section 4.7(a)
Required Information	Section 5.15(a)
Restraint	Section 7.1(b)(ii)
Restrictive Covenant Agreement	Recitals
Sale Leaseback Agreements	Section 8.3(p)
SEC	Section 3.4(b)
Securities Act	Section 3.5(a)
Share	Section 2.1(a)
Stockholder Approval Deadline	Section 5.5(a)
Stockholder Written Consent	Section 5.5(a)
Subsidiary	Section 8.3(q)
Superior Proposal	Section 5.4(h)(iii)
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.19
Tax Receivable Agreement	Section 8.3(r)
Tax Returns	Section 3.14(h)(i)
Taxes	Section 3.14(h)(ii)
Trade Secrets	Section 3.18(b)
Willful and Material Breach	Section 8.3(s)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 19, 2021, among Quikrete Holdings, Inc., a Delaware corporation (“Parent”), Jordan Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Forterra, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved this Agreement, declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and recommended that Parent, in its capacity as sole stockholder of Merger Sub, approve and adopt this Agreement by written consent immediately following the execution and delivery of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that the terms of this Agreement, the Merger (as defined below) and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders generally, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) subject to Section 5.4, resolved to recommend that the Company’s stockholders approve and adopt this Agreement (such recommendation, the “Company Recommendation”), and (d) approved, in accordance with Article VI of the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”), the approval and adoption of this Agreement by the Company’s stockholders by written consent without a meeting, without prior notice and without a vote in accordance with Section 228 of the DGCL (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Principal Stockholder has entered into a restrictive covenant agreement dated as of the date of this Agreement and effective as of the Closing (as defined below) in the form attached hereto as Exhibit A (the “Restrictive Covenant Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 2001 Ross Avenue, Suite 2100, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by Parent and the Company; provided, that notwithstanding the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), in no event shall Parent be obligated to consummate the Closing prior to April 20, 2021; provided, further, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, and by virtue of the Merger, the Company Charter shall be amended and restated to read in its entirety as set forth in Exhibit B hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated to read in their entirety as set forth in Exhibit C hereto, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation upon the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation upon the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.8 FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a certificate and form of notice to the IRS (as defined below) prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) (the “FIRPTA Certificate”) along with written authorization for Parent to deliver the FIRPTA Certificate to the IRS on behalf of the Company upon the Closing of the Merger. The Company’s obligation to deliver the FIRPTA Certificate shall not be considered a condition precedent to the Closing of the Merger.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.001 per share, of the Company (a “Share”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b), (ii) Company Restricted Shares to be treated as set forth in Section 2.2(d) and (iii) any Dissenting Shares), shall thereupon be converted automatically into and shall thereafter represent the right to receive $24.00 in cash, without interest (the “Merger Consideration”), subject to deduction for any required withholding Tax. As of the Effective Time, all Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist and shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any merger, consolidation or other event or similar transaction, the Merger Consideration shall be equitably adjusted, to reflect such event so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Company Equity Awards.

(a) At the Effective Time, each restricted stock unit that is solely subject to time-based vesting requirements (each, a “Company RSU Award”) granted under the Forterra, Inc. 2016 Stock Incentive Plan or the Forterra, Inc. 2018 Stock Incentive Plan (collectively, the “Company Stock Plan”) that is outstanding immediately prior to the Effective Time shall fully vest and be converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such vested Company RSU Award. Following the Effective Time, no Company RSU Award that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any Company RSU Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.2(a) in exchange for such Company RSU Award in accordance with this Section 2.2(a).

(b) At the Effective Time, each restricted stock unit that is subject to performance-based vesting requirements granted under the Company Stock Plan (each, a “Company PSU Award”) that is outstanding immediately prior to the Effective Time shall immediately vest (based on the level of achievement of the applicable performance goals set forth below) and be converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such vested Company PSU Award immediately prior to the Effective Time as determined pursuant to the following sentence. For purposes of this Section 2.2(b), the number of Shares subject to outstanding Company PSU Awards that shall vest shall be determined based on the greater of (x) the level of actual performance achieved prior to the Effective Time as reasonably determined by a duly authorized committee of the Company Board using the information available through the latest practicable date prior to the Effective Time and otherwise consistent with past practice and (y) the target level of performance set forth in each applicable restricted stock unit award agreement. Following the Effective Time, no Company PSU Award that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any Company PSU Award shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.2(b) in exchange for such Company PSU Award in accordance with this Section 2.2(b).

(c) At the Effective Time, each option to purchase Shares (each, a “Company Option”) granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time shall fully vest, to the extent not vested previously, and be converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the product of (i) the remainder, if positive of (A) the Merger Consideration minus (B) the exercise price per Share of such Company Option multiplied by (ii) the number of Shares subject to such vested Company Option. Notwithstanding the foregoing, in the event the exercise price per Share of a Company Option exceeds or equals the Merger Consideration, such Company Option shall be canceled at the Effective Time for no consideration. Following the Effective Time, no Company Option that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any Company Option shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.2(c) in exchange for such Company Option in accordance with this Section 2.2(c).

(d) At the Effective Time, each Share that is subject to any vesting restrictions (each, a “Company Restricted Share” and together with the Company RSU Awards, the Company PSU Awards and the Company Options, the “Company Equity Awards”) granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time shall immediately vest in full and be converted into the right to receive an amount in cash (without interest and subject to applicable Tax withholdings) equal to the Merger Consideration. Following the Effective Time, no Company Restricted Share that was outstanding immediately prior to the Effective Time shall remain outstanding, and each former holder of any Company Restricted Share shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 2.2(d) in exchange for such Company Restricted Share in accordance with this Section 2.2(d).

(e) Prior to the Effective Time, the Company Board or a duly authorized committee thereof shall adopt such resolutions as may be reasonably required to (i) effectuate the provisions of this Section 2.2 and (ii) terminate the Company Stock Plan and all outstanding awards thereunder subject to receipt of the consideration set forth in this Section 2.2. The Surviving Corporation shall pay through its payroll the amounts due in accordance with this Section 2.2 no later than the later of (i) the next scheduled payroll payment date following the Effective Time and (ii) three Business Days following the Effective Time; provided that, with respect to any Company RSU Award or Company PSU Award that constitutes “deferred compensation” subject to Section 409A of the Code (as defined below), settlement of such award shall be made on the earliest permissible date that such delivery would not trigger a Tax or penalty under Section 409A of the Code.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Merger Sub shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which stockholders of the Company shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to Section 2.1 (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article II.

(b) Promptly after the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares that were outstanding and represented by one or more certificates (“Certificates”) immediately prior to the Effective Time and were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form of the Paying Agent as agreed to by Parent and shall include a customary waiver of rights as a former equityholder of the Company) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (without interest and subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be canceled. Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares that were outstanding and represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c) If payment of the Merger Consideration is to be made to a Person (as defined below) other than the Person in whose name any Share represented by any surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Share represented by such Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(e) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed with respect to the Shares outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) The Paying Agent shall not invest any cash included in the Payment Fund unless otherwise directed by Parent; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to satisfy fully all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency of cash required to satisfy fully such cash payment obligations. Any interest and other income resulting from such investments shall be for the sole benefit of the Surviving Corporation and shall be payable to the Surviving Corporation.

(h) At any time following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to former holders of Shares represented by Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Equity Awards or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law; provided, that Parent shall consult with the Principal Stockholder in good faith prior to withholding any amounts payable to any Company stockholder hereunder other than in connection with a Company Equity Award. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly and validly demands appraisal of such Shares pursuant to Section 262 of the DGCL and does not vote such Shares in favor of the Merger or consent thereto in writing (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a), subject to applicable withholding pursuant to Section 2.4. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights of appraisal (including providing Parent with copies of all notices and demands) and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents (as defined below) filed or furnished after January 1, 2019 and at least two Business Days prior to the date of this Agreement (but excluding any disclosures of risks or uncertainties contained under the heading “Risk Factors,” any disclosure of risks or uncertainties included in any “forward-looking statements” disclaimer, under the heading “Quantitative and Qualitative Disclosures About Market Risk” or any other statements that are similarly predictive, cautionary or forward-looking in nature, in each case other than any specific factual information contained therein), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in the Company Disclosure Letter with respect to a particular section or subsection of this Agreement shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), for any such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, occurrence or effect arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (2) general changes or developments in any of the primary industries in which the Company or its Subsidiaries operate; (3) actions required under this Agreement in accordance with Section 5.7 to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the Merger or any other transaction contemplated hereby; (4) (x) changes after the date of this Agreement in any applicable Laws (other than any COVID-19 Measures, which shall be subject to clause (9) below) or (y) changes after the date of this Agreement in GAAP or in applicable accounting regulations or principles or interpretations thereof; (5) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change in price or trading volume that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (6) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (7) geopolitical conditions or any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (8) natural or manmade disasters, hurricanes, floods, tornados, tsunamis, earthquakes or other weather conditions or other acts of God; (9) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law issued by a Governmental Entity (as defined below), the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for COVID-19 Measures, quarantines, “shelter-in-place” or “stay at home” orders, workforce reductions, social distancing, shut downs, closures, sequesters or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law or interpretation thereof following the date of this Agreement or any worsening of such conditions threatened or existing as of the date of this Agreement; (10) any national or international political or social conditions, including the engagement in, or escalation, outbreak or worsening of, hostilities in or by any country or the occurrence of any act of war or any similar act of terrorism, civil unrest, protests, public demonstrations or the response of any Governmental Entity thereto; (11) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any stockholder of the Company with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company or any of its Subsidiaries due to the announcement of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein; provided, that in no event shall this clause (11) impact the Company’s representations in Section 3.4; (12) any actions, determinations, terms or conditions taken, not taken, made, set or imposed by any lessor in accordance with the terms of the Sale Leaseback Agreements in response to any actions taken by the Company or any of its Subsidiaries solely to comply with the Company’s obligations under Section 5.7 and to the extent such actions are expressly required by Section 5.7; or (13) any actions taken (or omitted to be taken) at the express written direction of Parent (except to the extent the Company was prohibited from taking such action pursuant to Section 5.1 and requested the consent of Parent to take such action); except, in the case of clauses (1), (2), (4), (7), (8) and (10), to the extent that the impact of such event, change, occurrence or effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company and its Subsidiaries operate; provided, that in such event, only the incremental disproportionate impact shall be taken into account when determining whether there has been a “Material Adverse Effect”.

(b) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company Charter and amended and restated bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

(c) Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company. Each of the Subsidiaries of the Company (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (i), (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (a) 190,000,000 Shares and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of February 19, 2021 (the “Measurement Date”), (i) 66,253,762 Shares were issued and outstanding other than Company Restricted Shares which are included in Section 3.2(a)(iv) below, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding and (iv) an aggregate of 4,566,605 Shares were subject to or otherwise deliverable in connection with outstanding Company Equity Awards issued pursuant to the Company Stock Plan.

(b) Except as set forth above and except for changes since the Measurement Date resulting from the vesting or settlement of Company Equity Awards outstanding on such date as reflected on Section 3.2(e) of the Company Disclosure Letter, and except as pursuant to the LSF9 LTIP (as defined below), as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities of the Company or (3) stock appreciation rights, “phantom” stock rights, performance units, restricted stock units, interests or other rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights or (4) options, restricted shares or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of the Company and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party.

(c) There are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries. There are no accrued and unpaid dividends with respect to any outstanding Shares. The Company is not a party to a stockholder rights agreement and does not have a stockholder rights plan, “poison pill” or other similar antitakeover agreement or plan in effect and the Company Board has not adopted or authorized the adoption of such a plan or agreement.

(d) Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company as set forth on Section 3.2(d)(i) of the Company Disclosure Letter and except as set forth on Section 3.2(d)(ii) of the Company Disclosure Letter are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for liens under applicable securities Laws.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth with respect to each outstanding Company Equity Award as of the Measurement Date, (i) the employee number or similar identifier of the holder of such Company Equity Award, (ii) the date of grant, (iii) the status as vested or unvested and the vesting schedule, (iv) the number of shares subject to each Company RSU Award, (v) the number of shares subject to each Company PSU Award, (vi) with respect to each Company Option, (A) the number or amount of securities as to which such Company Option is exercisable and (B) the exercise price, and (vii) the number of Company Restricted Shares.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to (x) obtaining the Company Stockholder Approval and (y) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date of this Agreement, the Company Board unanimously adopted resolutions (a) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders generally, (b) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (c) subject to Section 5.4, resolving to make the Company Recommendation, and (d) approving, in accordance with Article VI of the Company Charter, the approval and adoption of this Agreement by the Company’s stockholders by written consent without a meeting, without prior notice and without a vote in accordance with Section 228 of the DGCL.

(b) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required to consummate the Merger. No other vote of the holders of any other class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby other than the Merger.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and, subject to obtaining the Company Stockholder Approval, performance of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any applicable federal, state, local, foreign or transnational law, rule, regulation, order, judgment or decree or COVID-19 Measure (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) the requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the Securities and Exchange Commission (“SEC”) and such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including, assuming the execution and delivery of the Company Stockholder Approval as contemplated herein, the filing and delivery with the SEC and mailing to the holders of Shares of an information statement on Schedule 14C (the “Information Statement”) prepared pursuant to Section 14(c) of the Exchange Act, and any filings required under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as are necessary to comply with the applicable requirements of Nasdaq Stock Market LLC (“NASDAQ”), (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, schedules, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2019 (all such forms, reports, statements, certificates and other documents filed or furnished or incorporated by reference therein since January 1, 2019, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC or its staff.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Audit Date”) filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since December 31, 2019 have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c) Since January 1, 2019, the Company has maintained disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. Since January 1, 2019, the Company has maintained internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).

Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents and, to the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e) Since January 1, 2019, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(f) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, known or unknown, or due or to become due, that would be required by GAAP to be recorded or reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of September 30, 2020 (the “Company Balance Sheet”) (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since the date of the Company Balance Sheet, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the Merger and the other transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement.

Section 3.8 Absence of Certain Changes or Events. Except in connection with the Merger and the other transactions contemplated hereby, since (a) the date of the Company Balance Sheet through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects and (b) the 2019 Audit Date through the date of this Agreement, there has not been any event, change, occurrence or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) the date of the Company Balance Sheet through the date of this Agreement, the Company has not taken any action that would have required the prior written consent of Parent under Section 5.1(b)(i), (iii), (iv), (v), (vii), (viii), (ix), (x), (xi), or (xii) or if such action had been taken after the date of this Agreement and prior to the Closing.

Section 3.9 Litigation. As of the date hereof, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties that seeks damages reasonably expected to be in excess of $500,000 and for which insurance coverage is not available under any of the insurance policies maintained by the Company and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any material judgment, order, injunction, rule or decree of any Governmental Entity. As of the date hereof, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.10 Compliance with Laws. Except with respect to ERISA, Environmental Matters and Taxes (which are the subject of Section 3.11, Section 3.13 and Section 3.14, respectively), the Company and each of its Subsidiaries are in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. None of the Company or any of its Subsidiaries has received, since January 1, 2019, a written notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets, except for any such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Except with respect to Environmental Laws (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) The Company has provided to Parent a true and complete list of each material Company Plan (as defined below). For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, medical, life insurance, and other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether written or unwritten, that is sponsored by the Company or its Subsidiaries or under which any current or former employee of the Company or its Subsidiaries or any spouse, dependent or beneficiary thereof has any present or future right to benefits, or under which the Company or its Subsidiaries have any present or future liability. With respect to each Company Plan, the Company has delivered or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable (i) any related trust agreement or other funding instrument and all amendments thereto, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description, (iv) for the most recent plan year, (A) the IRS Form 5500 and all schedules thereto, (B) audited financial statements and (C) actuarial or other valuation reports, (v) written summaries of all material unwritten Company Plans, and (vi) copies of any non-routine, material notices, letters, or other correspondence to or from any Governmental Entity or agency thereof within the last three years, including any filings or applications to any Governmental Entity pursuant to any amnesty or correction program.

(b) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11 would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and all contributions, premiums and benefits required to be made or paid under the terms of any Company Plan have been timely made or paid;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received or is entitled to rely upon a favorable determination or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan or result in the loss of qualified or tax-exempt status of each trust intended to qualify under Section 501(a) of the Code;

(iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan;

(iv) each Company Plan that is subject to Section 409A of the Code has been maintained and operated in compliance with Section 409A of the Code and all applicable regulatory guidance (including notices, rulings, and proposed and final regulations);

(v) each Company Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements; the Company and its Subsidiaries have complied with the annual health insurance coverage reporting requirements under Sections 6055 and 6056 of the Code; and, to the knowledge of the Company, no event has occurred nor circumstances exist that would reasonably be expected to cause the Company or any of its Subsidiaries to be subject to any material Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code; and

(vi) there is no Action (including any investigation, audit or other administrative proceeding) by any Governmental Entity or by any Company Plan participant or beneficiary or other party pending, or to the knowledge of the Company, threatened, relating to (x) any Company Plan, (y) any fiduciaries thereof with respect to their duties to the Company Plan or (z) the assets of any of the Company Plans (other than routine claims for benefits).

(c) Neither the Company, its Subsidiaries, nor any of their respective ERISA Affiliates has in the past five years sponsored or been obligated to contribute to, or had any liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code or within the meaning of Section 4063 or Section 4064 of ERISA, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (iv) a plan or arrangement providing for post-employment health or life insurance benefits or coverage, or other retiree welfare benefits, to any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar state Laws, at the sole expense of such Person), or (v) a “multiemployer plan” within the meaning of Section (3)(37) of ERISA.

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, including the Merger, shall, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to, or increase in any payment or benefit payable to, any current or former employee, contractor or director of the Company or its Subsidiaries or any spouse, dependent or beneficiary thereof under any Company Plan, (ii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries or any spouse, dependent or beneficiary thereof under any Company Plan, or (iii) limit the right to merge, amend or terminate any Company Plan (except any limitations imposed by applicable Law). Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code, or any other amount that would be nondeductible to the Company pursuant to Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any

obligation to indemnify or provide any gross-up or other payment to any individual for any Tax incurred pursuant to Section 409A or 4999 of the Code.

(e) No current or former service provider (including any employee) of the Company or any of its Subsidiaries is entitled to participate in any Company Plan that is maintained by the Company or any of its Subsidiaries to provide compensation and benefits to service providers (including any employees) primarily located in a country other than the United States and that is governed by laws of a jurisdiction other than the United States (each, a “Foreign Employee Plan”), which is a defined benefit pension plan. No current or former service provider of the Company or any of its Subsidiaries has any claim or right under any Foreign Employee Plan in respect of any benefits payable on early retirement or redundancy under any such plan which is an occupational pension plan which claim or right was transferred with such service provider to the Company or any of its Subsidiaries pursuant to the transfer regulations or Laws of the applicable foreign jurisdiction. Each Foreign Employee Plan that must be approved, registered or qualified in the country in which it is maintained by any Governmental Entity in such country, has received, or timely applied for (and it has not been rejected or such application withdrawn), such approval, registration or qualification, and such Foreign Employee Plan has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification.

Section 3.12 Labor Matters.

(a) Except as set forth on Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. As of the date hereof, there is no material labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

(b) There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought by or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of any individual by the Company or its Subsidiaries that are individually or in the aggregate material to the Company and its Subsidiaries taken as a whole.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below) which compliance includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) neither the Company nor any Subsidiary, nor to the knowledge of the Company, any other Person has released Materials of Environmental Concern (as defined below) at or under or from any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its Subsidiaries has received any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

(b) The Company has made available to Parent and Merger Sub copies of all material environmental, health and safety assessments, audits, investigations or similar reports related to the Company or any of its Subsidiaries or any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any of their respective predecessors and copies of all material, non-privileged documentation relating to any pending or threatened claim alleging material non-compliance or material liability under Environmental Laws.

(c) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.6 and this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, decrees or other legal requirements relating to the protection of the environment, including the quality of the ambient air, soil, surface water or groundwater, natural resources, and human health and safety as it relates to the presence or exposure to Materials of Environmental Concerns, or natural resources.

(ii) “Environmental Permits” means all Permits required under or necessary to comply with applicable Environmental Laws.

(iii) “Materials of Environmental Concern” means any petroleum, per- and polyfluorinated alkyl substances, and any material, substance or waste classified, defined, regulated or otherwise characterized as hazardous, acutely hazardous, toxic, radioactive, or as a pollutant or contaminant or words of similar meaning under applicable Environmental Laws, including CERCLA or the federal Resource Conservation and Recovery Act.

Section 3.14 Taxes. All material Tax Returns (as defined below) required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects.

(a) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax.

(b) No claim that remains outstanding has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(c) No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.

(d) The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Entity all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other third party.

(e) There are no proceedings now pending, or to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any material Tax.

(f) Neither the Company nor any of its Subsidiaries has not been a United States real property holding company within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

(g) No Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company or any of its Subsidiaries to any employee or individual service provider have been deferred as permitted under the CARES Act.

(h) As used in this Agreement:

(i) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

(ii) “Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

Section 3.15 Contracts. Section 3.15 of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound (other than a Contract solely between or among the Company and its wholly-owned Subsidiaries) that (a) provides that any of them will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, in each case that is material to the Company and its Subsidiaries, taken as a whole, and after the Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), (b) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, that in each case after the Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), (c) requires the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to deal exclusively with any Person or group of related Persons, which Contract is material to the Company and its Subsidiaries, taken as a whole (other than any licenses or other Contracts entered into in the ordinary course), (d) is material to the formation, creation, management or control of any partnership or joint venture (other than any Contract entered into in the ordinary course of business consistent with past practice relating to ongoing operations of such partnership or joint venture), (e) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (f) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person, (g) is a lease of personal property or real property providing for annual payments of $500,000 or more, (h) relates to Borrowed Money Indebtedness of the Company or any of its Subsidiaries (A) in a principal amount that exceeds $500,000 or (B) which imposes a Lien on assets of the Company or any of its Subsidiaries with a value in excess of $500,000, (i) is a material partnership, limited liability company, joint venture or other similar agreement or arrangement involving the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, (j) is a Contract providing for the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations, (k) contains any license or other right with respect to any Intellectual Property that is material to the conduct of the business or the Company and its Subsidiaries (other than inbound (x) licenses for off-the-shelf software commercially available on standard and non-negotiable terms for an aggregate fee of no more than $250,000 and (y) non-exclusive licenses to Intellectual Property that are merely incidental to the primary purpose of such Contract) or (l) is not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations) described in the foregoing clauses (a) through (k) that has or would reasonably be likely to involve payments or receipts, other than with respect to purchases of stock, inventory or raw materials in the ordinary course of business consistent with past practice, in excess of $15,000,000 in any year (such Contracts required to be listed pursuant to clauses (a) through (l) above, the “Material Contracts”). A true, correct and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement. Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its

Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, except for such breach, default, termination or modification that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company and its Subsidiaries provide coverage for the risks incident to the businesses of the Company and its Subsidiaries and their respective properties and assets as management has determined to be reasonably prudent.

Section 3.17 Properties. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company owns and has good and valid title to all of their respective owned real property and good title to all of its tangible personal property and has valid leasehold interests in all of its leased properties, necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for those permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used), assuming the timely discharge of all obligations owing under or related to the owned real property, the tangible personal property and the leased property. Section 3.17 of the Company Disclosure Letter contains (a) a correct and complete list, as of the date of this Agreement, of each parcel of real property owned by the Company or any of its Subsidiaries and (b) a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, any real property (each such lease, sublease, license or other agreement, a “Lease”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) to the Company’s knowledge, neither the Company nor any of its Subsidiaries is in breach of or default pursuant to any Lease and (ii) there are no subleases, licenses or similar agreements granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy in excess of 2,000 square feet of any leased real property set forth on Section 3.17 of the Company Disclosure Letter. No representation is made under this Section 3.17 with respect to any Intellectual Property or Intellectual Property rights, which are the subject of Section 3.18.

Section 3.18 Intellectual Property and Data Privacy.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registrations and applications for trademarks, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyrights and Internet domain names owned or purported by the Company to be owned by the Company or any of its Subsidiaries on the date of this Agreement and that are material to the businesses of the Company and its Subsidiaries taken as a whole (collectively, “Company Registered IP”). All Intellectual Property required to be disclosed in Section 3.18(a) of the Company Disclosure Letter is subsisting, and to the knowledge of the Company, valid and enforceable. No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or any other legal action or proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all right, title and interest in and to all Owned Intellectual Property is solely and exclusively owned by the Company or one of its Subsidiaries free and clear of all Liens, and all other material Intellectual Property used, practiced or held for use or practice by the Company or any of its Subsidiaries (the “Licensed Intellectual Property”) is validly licensed to the Company or its Subsidiaries pursuant to a valid and enforceable written Contract. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the ownership, use, validity or enforceability of any Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Owned Intellectual Property and the Licensed Intellectual Property (when used within the scope of the applicable license) constitute all Intellectual Property necessary and sufficient to enable the Company and each its Subsidiaries to conduct their respective businesses as currently conducted.

(b) Each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons (“Trade Secrets”) material to the business of the Company or any of its Subsidiaries as currently conducted, including taking commercially reasonable steps to safeguard any such information that is accessible through computer systems or networks.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating, and, since January 1, 2019, have not infringed upon, misappropriated or otherwise violated, any Intellectual Property of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received since January 1, 2019 any written notice or claim asserting that any such infringement, misappropriation or other violation has occurred or is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Owned Intellectual Property and (iii) no Owned Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting or limiting the use or licensing thereof by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries takes, and has taken, commercially reasonable steps to maintain and protect the performance, confidentiality, integrity and security of all information technology, computers, computer systems and communications systems owned, operated, leased or licensed by the Company or any of its Subsidiaries (collectively, the “IT Systems”) (and all software, information and data stored or contained therein or transmitted thereby). The IT Systems are adequate in all material respects for the operation of the respective businesses of the Company and each of its Subsidiaries as currently conducted. To the knowledge of the Company, there have been no (i) security breaches or unauthorized use, access or intrusions of any IT Systems or (ii) outages of any IT Systems that have caused or resulted in a material disruption to the businesses of the Company or any of its Subsidiaries.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries and, to the knowledge of the Company, any Person acting for or on behalf of the Company or its Subsidiaries have complied with (i) all applicable Privacy Laws, (ii) all of the Company’s and its Subsidiaries’ respective public facing policies and notices regarding Personal Information, and (iii) all of the Company’s and its Subsidiaries’ respective contractual obligations with respect to Personal Information. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company’s or its Subsidiaries’ privacy policies or notices have contained any omissions or been misleading or deceptive. Since January 1, 2018, the Company and its Subsidiaries have (i) implemented and maintained reasonable and appropriate technical and organizational safeguards to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken commercially reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company or its Subsidiaries has implemented and maintained the same. To the knowledge of the Company, any third party who has provided Personal Information to the Company has done so in compliance with applicable Privacy Laws. In each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or its Subsidiaries or collected, used or processed by or on behalf of the Company or its Subsidiaries and neither the Company nor any of its Subsidiaries has provided or been legally required to provide any notices to any Person in connection with a disclosure of Personal Information. As of the date of this Agreement, the Company has not been charged with, or received any written notice of any material claims of, or material investigations or inquires related to, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information.

(f) As used in this Agreement:

(i) “Intellectual Property” means all worldwide rights, title and interests associated with or arising out of any intellectual property, whether statutory, common law or otherwise, including all: (A) patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and re-examinations thereof; (B) all trademarks, service marks, logos, trade names, brand names, corporate names, trade dress, trade styles, and other identifiers indicating the business or source of goods or services, and all registrations and applications to register, and renewals of, the foregoing, and all goodwill associated with any of the foregoing; (C) all Trade Secrets; (D) all copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, “moral” rights, copyright registrations and applications therefor and corresponding rights in works of authorship; (E) all Internet domain names and all registrations therefor; and (F) all other intellectual property rights arising from software and technology.

(ii) “Owned Intellectual Property” means all Intellectual Property that is owned or purported by the Company to be owned by the Company or any of its Subsidiaries.

(iii) “Personal Information” means, in addition to any definition for this or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, or by the Company or its Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device.

(iv) “Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including (for the avoidance of doubt) the Payment Card Industry Data Security Standard (PCI-DSS).

Section 3.19 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States and applicable to the Company applies to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.20 Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date of this Agreement no executive officer or director of the Company or the Principal Stockholder or its Affiliates (other than the Company and its Subsidiaries) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months.

Section 3.21 Brokers. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (the “Financial Advisor”), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, including the

Merger, based upon arrangements made by or on behalf of the Company (or the Company Board) or any of its Subsidiaries.

Section 3.22 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing) to the effect that as of the date of such opinion the Merger Consideration to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders, and a true and complete copy of which has been or will be provided to Parent as soon as practicable after the date of this Agreement.

Section 3.23 Anti-Corruption Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company and when acting on behalf of the Company or its Subsidiaries, any officer, director or employee of the Company or its Subsidiaries has, since January 1, 2019, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity or Persons; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; or (iii) violated or is in violation of the United States Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption Laws.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clause (iii), for any such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or any of the transactions contemplated hereby.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent (redacted as reasonably necessary with respect to any portions thereof that do not relate to the power and authority of Parent to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby) and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws in any material respect.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company constitutes a valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clause (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, (iii) such filings as are necessary to comply with the applicable requirements of NASDAQ, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Information Statement.

Section 4.5 Litigation. Except for those that would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, as of the date of this Agreement, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.7 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of one or more duly executed debt commitment letters, dated as of the date of this Agreement, among Parent, Merger Sub and the Debt Financing Sources thereto (such letters, including all exhibits, schedules and annexes thereto, as may be amended or modified in accordance with the terms thereof, the “Debt Commitment Letters”, and together with the Fee Letters, the “Financing Letters”) pursuant to which the Debt Financing Sources thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein (together with any Alternate Debt Financing, the “Debt Financing”). Parent has also delivered to the Company a true, correct and complete copy of any fee letter (which may be customarily redacted so long as no redaction covers terms that would adversely affect the amount, timing, conditionality, availability or termination of the Debt Financing) in connection with the Debt Commitment Letters (any such letter, a “Fee Letter”).

(b) As of the date of this Agreement, (i) the Financing Letters and the terms of the Debt Financing have not been amended or modified, (ii) no such amendment or modification is contemplated, (iii) the respective commitments contained in the Financing Letters have not been withdrawn, terminated or rescinded in any respect and (iv) there are no other Contracts, agreements, side letters or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Financing Letters.

(c) Assuming (i) the accuracy in all material aspects of the Company’s representations and warranties set forth in Article III of this Agreement and (ii) the compliance in all material respects by the Company of the covenants and agreements contained in this Agreement, the aggregate proceeds contemplated to be provided by the Debt Financing, together with internally generated cash on hand of Parent, will be sufficient to enable Parent and Merger Sub to (A) satisfy all of their obligations required to be satisfied by them under this Agreement at the Closing, (B) consummate the transactions contemplated by this Agreement, including the payment of the Merger Consideration and all other amounts required to be paid at the Closing pursuant to this Agreement, (C) repay, prepay or discharge (after giving effect to the Merger) the principal of, and interest on, outstanding indebtedness for borrowed money of the Company and its Subsidiaries (other than any such indebtedness as is permitted to remain outstanding pursuant to the terms of such Debt Financing) and (D) pay all fees and expenses in connection therewith required to be paid by it at the Closing (collectively, the “Required Funds”).

(d) The Financing Letters (in the forms delivered by Parent to the Company) have been duly executed and delivered by Parent, and, assuming the due authorization, execution and delivery by the other parties signatory thereto, constitute a valid and binding obligation of Parent, enforceable against Parent in accordance with their terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). Other than as expressly set forth in the Financing Letters, there are no conditions precedent or other contingencies (express or implied) related to the funding of the full proceeds of the Debt Financing pursuant to any agreement relating to the Debt Financing to which any of Parent, Merger Sub or any of their respective Affiliates is a party. Parent is not in violation or breach of any of the terms or conditions set forth therein, and as of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or failure on the part of Parent (or to Parent’s knowledge, any other party thereto) to satisfy a condition precedent set forth in the Financing Letters, or (B) result in any portion of the Debt Financing being unavailable on the Closing Date, assuming the conditions to the Debt Financing are satisfied. As of the date of this Agreement, Parent has no reason to believe that (i) it will be unable to satisfy on a timely basis any term or condition to the funding of the full amount of the Debt Financing to be satisfied by it or (ii) the full amount of the Debt Financing will not be available on the Closing Date. As of the date of this Agreement, no party to any Financing Letter has notified Parent of its intention to terminate any of the commitments set forth in the Financing Letters or not to provide the Debt Financing and as of the date of this Agreement no termination of any commitment set forth in the Financing Letters is contemplated by Parent. Parent and Merger Sub have fully paid, or caused to be fully paid, all commitment or other fees that are due and payable on or prior to the date of this Agreement pursuant to the terms of the Financing Letters.

Section 4.8 Vote/Approval Required. The vote or consent of the holders of the capital stock of Parent (which was delivered in connection with the execution of this Agreement) is the only vote or consent of the holders of the capital stock of Parent necessary to approve this Agreement or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which was delivered in connection with the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby.

Section 4.9 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.10 Solvency. Upon consummation of the Merger and the other transactions contemplated hereby, none of Parent, Merger Sub, the Surviving Corporation or its Subsidiaries will (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

Section 4.11 Brokers. Neither Parent, Merger Sub or their Affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except for Persons whose fees and expenses shall be paid by Parent.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties expressly contained in Article III hereof, each of Parent and Merger Sub acknowledges and agrees (on its own behalf and on behalf of each of their respective Related Parties) that neither the Company nor any other Person on behalf of the Company or otherwise has made, and that none of Parent, Merger Sub or any of their respective Related Parties has relied upon, any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries, any of their respective businesses or any other matter in connection with their entry into this Agreement, agreement to consummate the Merger and the other transactions contemplated by this Agreement or otherwise. None of the Company, any of the Company’s Related Parties or any other Person will have or be subject to any liability to Parent, Merger Sub, any of their respective Related Parties or any other Person resulting from the distribution to Parent, Merger Sub, any of their respective Related Parties or any other Person, or any of the foregoing’s use of, any such information, including any information, documents, projections, forecasts or other material made available to any of the foregoing or any other Person in certain “data rooms” or management presentations in expectation of, or in connection with, this Agreement, the Merger, the other transactions contemplated by this Agreement or otherwise.

Section 4.13 Access to Information. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the Merger and the transactions contemplated hereby, and has not relied on any representation or warranty by any Person regarding the Company and its Subsidiaries or otherwise, except as expressly set forth in Article III. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that none of Parent, Merger Sub, any of their respective Affiliates or any Representative of any of the foregoing will have any claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Section 4.14 Investment Canada Act; Competition Act. Each of Parent and Merger Sub is, and at the Effective Time will be, a trade agreement investor that is not a state-owned enterprise within the meaning of the Investment Canada Act (Canada). The aggregate value of the assets in Canada of Parent and its Affiliates does not exceed CA$35 million, and the annual gross revenue from sales in, from or into Canada of Parent and its Affiliates does not exceed CA$210 million, all as determined in accordance with the Competition Act (Canada).

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as expressly required by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law (including COVID-19 Measures and similar Laws) or (iv) as Parent shall otherwise consent in writing (e-mail by an officer of Parent being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its businesses; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b) Between the date of this Agreement and the Closing Date, except (w) as expressly required by this Agreement, (x) as disclosed in Section 5.1 of the Company Disclosure Letter, (y) as required by applicable Law (including COVID-19 Measures and similar Laws), or (z) as Parent shall otherwise consent in writing (e-mail by an officer of Parent being sufficient) (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments (other than amendments to the governing documents of any wholly-owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement);

(ii) issue, deliver, sell, encumber, pledge, dispose of or encumber any shares of capital stock or other equity securities or voting interests, or grant to any Person any right to acquire any shares of its capital stock or other equity securities or voting interests, except (A) pursuant to the vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement as set forth on Section 3.2(e) of the Company Disclosure Letter, or (B) grants to new employees of Company RSU Awards (and the issuance of shares pursuant thereto) and annual grants of Company RSU Awards (and the issuance of shares pursuant thereto), in each case with respect to this clause (B) made in the ordinary course of business consistent with past practice covering no more than 500,000 shares of capital stock of the Company in the aggregate;

(iii) declare, set aside, make or pay, or set a record date for or set aside payment for, any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries), it being understood and agreed that neither this Section 5.1(b)(iii) nor any other provision of this Agreement shall prohibit the Company or its Subsidiaries from, with or without the consent of Parent, making payments to LSF9 Stardust Holdings, L.P. or its successors and assigns pursuant to the terms of the Tax Receivable Agreement;

(iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises, withholding of Taxes or similar transactions pursuant to the vesting or settlement of Company Equity Awards outstanding as of the date of this Agreement or permitted to be granted after the date of this Agreement), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any business, division, corporation, partnership, or other business organization or division thereof, in each case, in excess of $10,000,000 individually or $25,000,000 in the aggregate, other than (x) those acquisitions as set forth on Section 5.1(b)(v)(A) of the Company Disclosure Letter and (y) purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; (B) sell, assign, transfer, convey, license or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any business, division, corporation, partnership, or other business organization or division thereof, other than (1) as set forth on Section 5.1(b)(v)(B) of the Company Disclosure Letter and (2) sales or dispositions of inventory or other assets (other than Intellectual Property) in the ordinary course of business or pursuant to obligations under Contracts existing as of the date of this Agreement;

(vi) (A) sell, assign, transfer, license, abandon, allow to lapse or expire, otherwise dispose of or grant any material rights in any Owned Intellectual Property (other than non-exclusive licenses granted to third Persons in the ordinary course of business consistent with past practice or with respect to immaterial or obsolete Owned Intellectual Property) or (B) disclose any material Trade Secret of the Company or any of its Subsidiaries to any other Person (other than in the ordinary course of business to a Person bound by sufficient written confidentiality obligations);

(vii) except as permitted in Section 5.1(b)(v), make any material new capital expenditures (including any leases of capital assets) which are, in the aggregate, in excess of (A) $70,000,000 for the fiscal year ended December 31, 2021 or (B) $25,000,000 (plus any amounts that were unutilized as of December 31, 2021 pursuant to clause (A)) for the period beginning on January 1, 2022 and ending on the Closing Date;

(viii) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company) (other than as would be permitted under Section 5.1(b)(v)), (B) incur, guarantee or become liable for any indebtedness for borrowed money or any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness for borrowed money, debt securities or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries), in each case, other than (1) working capital facilities, capital lease obligations, purchase money debt and letter of credit, bank guaranty and similar facilities incurred in the ordinary course of business or (2) any indebtedness under the Company’s Credit Agreements, provided, that the outstanding balance of the Company’s revolving credit facility shall not exceed (w) $75,000,000 as of June 30, 2021, (x)

$25,000,000 as of September 30, 2021, (y) $0 as of December 31, 2021, and (z) $50,000,000 as of March 31, 2022;

(ix) except to the extent required by applicable Law (including Section 409A of the Code) or an existing Company Plan as of the date of this Agreement or as set forth on Section 5.1(b)(x) of the Company Disclosure Letter, (A) increase or grant any increase in the compensation or benefits of any current or former director, executive officer, employee, or independent contractor of the Company, other than (x) increases in base salary in the ordinary course of business consistent with past practice for employees with annual base salaries below $300,000 or (y) annual increases in base salary or cash bonus targets in the ordinary course of business consistent with past practice, (B) amend or adopt any Company Plan (other than annual renewals in the ordinary course of business or any amendment that does not materially increase the benefits under, or materially increase the cost to the Company or any of its Subsidiaries of maintaining, the applicable Company Plan), (C) accelerate the vesting of or the lapsing of restrictions with respect to, or otherwise fund or secure the payment of, any compensation or benefits under any Company Plan, or (D) amend or modify the terms of any outstanding Company Equity Awards;

(x) implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xi) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages (excluding monetary damages that are covered by the Company’s insurance policies) (A) not in excess of $2,000,000 or (B) consistent with the reserves reflected in the Company Balance Sheet; provided that any such compromise, settlement or agreement to settle any such Action does not (x) involve injunctive or equitable relief that would impose any material restrictions, obligations or changes on the business or operations of the Company or any of its Subsidiaries that, in each case, would be effective after, or not terminate as a result of, the Closing or (y) involve any admission of wrongdoing or liability of the Company, Parent or any of their respective Subsidiaries;

(xii) (A) make, change or revoke any material Tax election, (B) change an annual accounting period or change (or make a request to any Tax authority to change) any material aspect of its method of accounting for Tax purposes, (C) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment with respect to any material amount of Taxes, (D) enter into any material Tax sharing, closing, or similar agreement in respect of any material Taxes, or (E) obtain or request any material Tax ruling;

(xiii) cancel, modify, reduce or terminate any material insurance policy without entering into a comparable replacement insurance policy on commercially reasonable terms;

(xiv) adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan;

(xv) enter into, amend or modify in any material respect or terminate (except with respect to the expiration of the stated term or renewal in connection therewith) any Material Contract of a type referred to in clauses (a), (b), (c), (d), (e), (f), (g), (i) or (l) of Section 3.15 or any contract that, if entered into as of or prior to the date hereof, would constitute a Material Contract of any such type; or

(xvi) agree to take any of the actions described in Section 5.1(b)(i)-(xv).

(c) Notwithstanding anything to the contrary herein, (i) nothing shall prevent the Company or any of its Subsidiaries from taking, or failing to take, any action (including the establishment of any policy, procedure or protocol) in response to any COVID-19 Measure that would otherwise violate or breach this Agreement, potentially be deemed to constitute an action taken outside of the ordinary course of business, or otherwise potentially serve as a basis for Parent or Merger Sub to terminate this Agreement or assert that any of the conditions to the Closing contained in this Agreement have not been satisfied, (ii) no consent of Parent or Merger Sub shall be required with respect to any such action, or failure to take such action (A) to the extent that the requirement of such consent would violate applicable Law or (B) if such action is taken, or omitted to be taken, by the Company or its Subsidiaries pursuant to any Law, directive or pronouncement issued by a Governmental Entity in response to COVID-19 and (iii) in making any determination as to whether the Company and its Subsidiaries have discharged their obligations to operate in the “ordinary course” or use “reasonable best efforts” or similar covenants, any actions or omissions should be assessed based on what is practicable or reasonable based on the circumstances created or influenced by COVID-19 and its effects on the domestic and international economy, as such circumstances may evolve from time to time prior to the Effective Time (it being understood and agreed, for the avoidance of doubt, that this clause (iii) shall not apply to Parent’s and Merger Sub’s obligations pursuant to Section 5.7).

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. From and after the date of this Agreement and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agree that it shall not, directly or indirectly, take any action which is intended to or which would reasonably be expected to (a) materially adversely affect or materially delay the ability of Parent or Merger Sub to obtain any necessary approvals of any Governmental Entity necessary for the consummation of the transactions contemplated hereby, (b) materially adversely affect or materially delay the ability of Parent or Merger Sub to perform its covenants or agreements herein, (c) cause its representations and warranties set forth in Article IV to be untrue in any material respect or (d) otherwise, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 Acquisition Proposals.

(a) Except as set forth in this Section 5.4, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct its and their respective officers, directors, agents and representatives (including any investment banker, attorney, accountant or other advisor retained by the Company or any of its Subsidiaries collectively, “Representatives”) not to, and shall not publicly announce any intention to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal (as defined below) or that would reasonably be expected to lead to an Acquisition Proposal, or (ii) engage or participate in any negotiations or discussions (other than to refer the inquiring Person to this Section 5.4 or to contact any Person making an Acquisition Proposal to ascertain facts or clarify terms for the purpose of the Company Board reasonably informing itself as to such Acquisition Proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal and the Company shall promptly, and in any event no later than one Business Day following the date of this Agreement, request the prompt return or destruction of all confidential information previously provided to any Person (other than to Parent or to the Company’s or Parent’s respective Representatives) (and all analyses and other materials that contain, reflect or are based upon such confidential information) previously furnished in the last twelve months for the purpose of evaluating an Acquisition Proposal and shall terminate all data room access previously granted to any such Person or its Representatives. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; provided, that the Company shall be permitted on a confidential basis to release or waive any “standstill” obligation solely to the extent necessary to comply with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law.

(b) Notwithstanding anything to the contrary in Section 5.4(a), at any time prior to obtaining the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.4(a) and that the Company Board determines in good faith constitutes or may reasonably be expected to lead to a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined below) (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may not enter into a confidentiality agreement without a standstill provision at least as restrictive as the standstill provisions in the Confidentiality Agreement) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall promptly provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to Parent.

(c) Subject to the permitted actions contemplated by clauses (d) and (e) below, and Section 7.1(c)(ii), the Company Board shall not (i) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent or Merger Sub, or publicly propose to or resolve to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation or approve or recommend, or publicly propose to approve, recommend or otherwise declare advisable, any Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (any of such actions, an “Adverse Recommendation Change”; provided, that delivery of a written notice to Parent as contemplated by paragraph (d) below, or public disclosure that such notice has been delivered to Parent, shall not be deemed to constitute an Adverse Recommendation Change or otherwise a violation of this clause (i)), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than a confidentiality agreement referred to in Section 5.4(b) entered into in compliance with Section 5.4(b)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

(d) Notwithstanding anything to the contrary in this Section 5.4, following receipt of a written Acquisition Proposal that did not result from a breach of this Section 5.4, and that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board may at any time prior to the receipt of the Company Stockholder Approval, but not after, make an Adverse Recommendation Change or terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) (A) the Company shall have provided to Parent four Business Days’ prior written notice, which shall state expressly (1) that it has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) the material terms and conditions of the Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Acquisition Proposal) and shall have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice and an additional three Business Day period) and (3) that, subject to clause (ii) below, the Company Board has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable, and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, (x) the Company shall have used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a

Superior Proposal and (y) in determining whether to make an Adverse Recommendation Change or to effect a termination in accordance with Section 7.1(c)(ii), the Company Board shall have taken into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii) the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(e) Notwithstanding anything to the contrary in this Section 5.4, at any time prior to (but not after) obtaining the Company Stockholder Approval, upon the occurrence of any Intervening Event (as defined below), the Company Board may make an Adverse Recommendation Change if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and the rationale for the Adverse Recommendation Change and (2) state expressly that, subject to clause (ii) below, the Company Board has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such four Business Day period to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed by Parent, the failure to make an Adverse Recommendation Change would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) The Company as promptly as practicable (and in any event within 24 hours) shall advise Parent orally and in writing of the receipt by the Company or any of its Representatives of (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry or request and the material terms of any such Acquisition Proposal, inquiry or request and thereafter shall keep Parent informed on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(g) Nothing set forth in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with its outside counsel, failure to disclose such information would reasonably be expected to violate its obligations or fiduciary or other duties under applicable Law; provided, that nothing in Section 5.4(g)(i) shall affect, waive or modify the Company’s obligations with respect to Section 5.4(a) through Section 5.4(f), including its obligations regarding an Adverse Recommendation Change.

(h) As used in this Agreement:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries made after the date of this Agreement relating to (A) a merger, reorganization, consolidation, share purchase, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, partnership, spin-off, extraordinary dividend or similar transaction involving the Company or any of its Subsidiaries, which is structured to permit such Person or group of Persons to, directly or indirectly, acquire beneficial ownership of 20% or more of the outstanding equity securities of the Company, or 20% or more of the consolidated net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole or (B) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger and the other transactions contemplated by this Agreement.

(ii) “Intervening Event” means a material event, circumstance, change or development that was not known to, or reasonably foreseeable by, the Company Board prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the Company Board prior to the receipt of the Stockholder Written Consent; provided, that an “Intervening Event” shall exclude any event, circumstance, change or development related to (A) any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (B) consisting of or resulting from a breach of this Agreement by the Company or any of its Subsidiaries or (C) any changes in the market price, or change in trading volume, of the Shares (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of “Intervening Event”, be taken into account in determining whether an Intervening Event has occurred).

(iii) “Superior Proposal” means any bona fide written Acquisition Proposal (A) on terms which the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement and (B) that the Company Board determines in good faith is capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Section 5.5 Stockholder Written Consent; Information Statement.

(a) Immediately following the execution and delivery of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall (i) submit the Stockholder Written Consent, in the form attached hereto as Exhibit D (the “Stockholder Written Consent”), to the Principal Stockholder and (ii) use its reasonable best efforts to obtain the Stockholder Written Consent, duly executed by the Principal Stockholder and duly delivered to the Company in accordance with the DGCL, from the Principal Stockholder before 9:00 a.m., New York, New York time, on the day immediately following the date of this Agreement (the “Stockholder Approval Deadline”), and deliver the Stockholder Written Consent, so duly executed, to Parent. The Company shall comply with applicable Law, the Company Charter and Company Bylaws in connection with obtaining the Stockholder Written Consent, including giving notice of the action so taken pursuant to the Stockholder Written Consent in accordance with Section 228(e) of the DGCL and notice of the availability of appraisal rights in connection with the Merger in accordance with Section 262 of the DGCL to the holders of Shares entitled thereto not executing the Stockholder Written Consent, together with any additional information required by the DGCL. The parties agree and acknowledge that the Stockholder Written Consent shall be void and of no further effect if this Agreement is terminated in accordance with the terms and conditions hereof.

(b) As promptly as reasonably practicable after receipt of the Company Stockholder Approval (but in any event, no more than 20 days following the date hereof), the Company shall prepare, and the Company shall file with the SEC, the preliminary Information Statement relating to the Merger. Each of Parent and Merger Sub shall reasonably cooperate with the Company in the preparation of the preliminary Information Statement, the definitive Information Statement and any amendments or supplements thereto and shall promptly (and in any event within three days of the Company’s request therefor) furnish to the Company the information relating to Parent and Merger Sub required by the Exchange Act for inclusion therein. Prior to filing with the SEC, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Information Statement and shall consider in good faith for inclusion in the Information Statement any comments made by Parent, Merger Sub or their counsel that are provided in a timely manner. The Company shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement and to cause the Information Statement in definitive form to be mailed to the holders of Shares entitled thereto as promptly as reasonably practicable (and in any event within two Business Days) after (1) the tenth calendar day after the initial filing of the preliminary Information Statement with the SEC if by such date the SEC has not informed the Company that it intends to review the Information Statement or (2) if the SEC has, by the tenth calendar day after the filing of the initial preliminary Information Statement with the SEC, informed the Company that it intends to review the Information Statement, the date on which the SEC confirms that it has no further comments on the Information Statement. The Company shall notify Parent promptly of (and in any event no more than one Business Day after) the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement, and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to the holders of Shares entitled thereto, as promptly as reasonably practicable, such amendment or supplement. Prior to filing with the SEC, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any such amendments or supplements to the Information Statement and shall reasonably consider in good faith for inclusion in any amendments or supplements any comments made by Parent, Merger Sub or their counsel that are provided in a timely manner. If at any time prior to the Closing any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable notify the other parties and the Company shall prepare and file with the SEC such amendment or supplement, in consultation with and subject to review by Parent as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the holders of Shares entitled thereto. Notwithstanding the foregoing, in the event that this Agreement is terminated in accordance with the terms and conditions hereof, the parties shall not be required, after the date of termination, to prepare, file and mail the Information Statement pursuant to this Section 5.5(b).

(c) Immediately following the execution and delivery of this Agreement, Parent shall duly execute and deliver, in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub, a written consent duly adopting this Agreement in its capacity as the sole stockholder of Merger Sub, which written consent shall thereupon become effective in accordance with its terms, the DGCL and the certificate of incorporation and bylaws of Merger Sub, and promptly following the effectiveness of such written consent Parent shall provide a copy of such duly executed written consent to the Company.

Section 5.6 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best effects to cause its Subsidiaries, officers, directors and representative to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, consistent with applicable Law (including any applicable COVID-19 Measures), so long as such access does not jeopardize the health and safety of any employee of the Company or its Subsidiaries, and solely for the purpose of consummating the Merger or the other transactions contemplated herein, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all financial, operating and other data and information as Parent shall reasonably request in writing (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials and, provided, that neither the Company nor any of its Subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such Subsidiary, as the case may be, in the ordinary course of business, and any such data or information may be delivered in the form in which it is ordinarily maintained). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to result in any significant interference with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information, books and records, or other data or materials where such access or disclosure would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or any such Subsidiary or (iii) violate any applicable Law.

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company, the Principal Stockholder and the Company’s Subsidiaries furnished to Parent and Merger Sub, in connection with the Merger and the other transactions contemplated by this Agreement, in accordance with the Mutual Confidentiality Agreement, dated December 10, 2020, between Quikrete Holdings, Inc. and the Company (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms until the Closing, at which time the Confidentiality Agreement shall terminate; provided that notwithstanding the terms of the Confidentiality Agreement, upon written notice to the Company, Parent may provide such documents and information to the Debt Financing Sources subject to customary confidentiality arrangements with such Persons regarding such information.

Section 5.7 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done (but subject to the other provisions of this Section 5.7), and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law (including under any Antitrust Law (as defined below)) to consummate the Merger and the other transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite consent, non-action or expiration of any applicable waiting period under the HSR Act or any other Foreign Antitrust Law; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement, including the Merger, under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action of any Governmental Entity, that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement, including the Merger.

(b) In furtherance and not in limitation of the provisions of Section 5.7(a), each of the parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than five Business Days from the date of this Agreement, a filing of a Notification and Report Form pursuant to the HSR Act, unless otherwise mutually agreed to in writing by the parties. Parent shall pay all filing fees and other charges for the filings required under the HSR Act by the Company and Parent.

(c) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or the Merger or any of the other transactions contemplated hereby, including but not limited to a Second Request for Information under the HSR Act, then such party shall, unless otherwise mutually agreed to in writing by the parties, in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(d) The parties shall keep each other apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder, without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to applicable Law in connection with this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement;

(iii) promptly notifying each other of any communications from or with any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect to this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

(e) In addition, Parent and the Company shall take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws to consummate the Merger and the other transactions contemplated by this Agreement, including using their respective reasonable best efforts to obtain the expiration of all waiting periods and obtain all other approvals and any other consents or non-actions required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement, including the Merger. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under this Section 5.7 shall include Parent committing to: (i) selling, divesting, or otherwise conveying particular assets, categories, or portions or parts of assets or businesses of Parent and its Affiliates; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, or portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (iii) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, or portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Effective Time, in each case on terms and conditions that are reasonably acceptable to Parent; and (iv) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act or consents or non-actions from any Governmental Entity necessary to consummate the Merger and the other transactions contemplated hereby; provided, that (A) Parent and its Affiliates shall not be required to take or agree to take, or cause to be taken (and the Company shall not take or agree to take, without the prior written consent of Parent), any of the foregoing actions with respect to the assets, businesses or product lines of Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, or any combination thereof, if the result of such actions would, either individually or in the aggregate, exceed the Detriment Limit (as defined below); and (B) Parent shall have the right to compel the Company to take any of the actions referred to above in clauses (ii) through (iv) to the extent applicable to the Company and/or its Subsidiaries (or agree to take such actions) solely to the extent such actions are effective at or after the Effective Time, and the Company shall cooperate with Parent, as reasonably requested by Parent in connection with such actions, including (1) cooperating with Parent in negotiating any divestiture, licensing, holding separate or similar arrangements involving the business or assets of the Company or its Subsidiaries, (2) making the management team and other personnel of the Company and its Subsidiaries available for management presentations, due diligence sessions and other meetings requested by potential buyers, (3) responding promptly to reasonable due diligence requests from, and making information regarding the Company and its Subsidiaries available to, potential buyers, to the extent permitted by Law and subject to customary confidentiality obligations of such potential buyers and (4) providing potential buyers with access to the facilities and properties of the Company and its Subsidiaries, in the case of each of the foregoing during normal business hours and with reasonable advance notice. The agreements made in this Section 5.7 do not constitute an admission that the consummation of the Merger, if consummated without the taking of any of the actions referred to in clauses (i) through (iv) of the preceding sentence, would violate any Antitrust Law or that the taking of any such actions would not be harmful to the parties. Parent and its Affiliates shall not acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise) if such acquisition would reasonably be expected to materially increase the risk of not obtaining, or materially delay receipt of, any applicable clearance, consent, approval or waiver under the HSR Act with respect to this Agreement.

(f) Notwithstanding the foregoing, all commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

(g) For purposes of this Agreement:

(i) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, any other Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(ii) The “Detriment Limit” would be exceeded if the assets, businesses or product lines required to be sold, divested, conveyed, held separate, licensed or subject to similar arrangements in order to obtain the expiration of all waiting periods, approvals, consents and non-actions from Governmental Entities under Antitrust Law include assets, businesses or product lines accounting for, either individually or in the aggregate, more than $80,000,000 of EBITDA for the 12 months ended December 31, 2020. The parties agree that such calculation of EBITDA shall be measured using the lowest such EBITDA of Parent and its Subsidiaries or the Company and its Subsidiaries for each such overlapping asset, business or product line required to be sold, divested, conveyed, held separate, licensed or subject to a similar arrangement, regardless of which asset, business or product line is actually sold, divested, conveyed, held separate, licensed or subject to a similar arrangement; provided, that the sale, divestiture, holding separate, licensing or subjecting to a similar arrangement of the asset, business or product line representing such lowest EBITDA would satisfy the requirement of such Governmental Entities with respect to the applicable overlapping asset, business or product line.

(iii) “EBITDA” means (A) with respect to the assets, businesses or product lines of the Company and its Subsidiaries, EBITDA as calculated in a manner consistent with the methodology utilized in the earnings releases the Company has publicly filed with the SEC prior to the date of this Agreement, excluding any allocation of corporate level expenses and (B) with respect to the assets, businesses or product lines of Parent and its Subsidiaries, earnings before interest, taxes, depreciation and amortization, restructuring costs and any non-recurring and extraordinary items, calculated in accordance with the past reporting practices of Parent and its Subsidiaries, excluding any allocation of corporate level expenses. Each of Parent and the

Company acknowledges and agrees that, as of the date of this Agreement, it has provided to the other party certain documents and information on the historical EBITDA of certain assets, businesses or product lines of such party and its Subsidiaries, for the sole purpose of illustrating how EBITDA shall be calculated for such assets, businesses or product lines pursuant to clause (A) or (B), as applicable, of this Section 5.7(g)(iii).

Section 5.8 Employee Matters.

(a) Parent shall, or shall cause the Surviving Corporation to, provide each employee who is employed by the Company or any of its Subsidiaries as of immediately prior to the Closing Date and whose employment continues with the Surviving Corporation or any of its Subsidiaries from the Closing Date (each, a “Continuing Employee”), for the period beginning on the Closing Date and ending on the one-year anniversary thereof (or, if shorter, the employee’s remaining period of employment) with (i) an annual base salary or hourly wage rate, as applicable, that is no less than the annual base salary or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) that are, on an aggregate basis, at least substantially comparable to the benefits (excluding equity and other long-term incentive awards, change in control and retention bonuses, defined benefit pension plans and post-employment welfare benefits) provided by the Company to such Continuing Employee immediately prior to the Closing Date.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize all service credited under each Company Plan in which each Continuing Employee participated immediately prior to the Effective Time for purposes of eligibility, vesting and vacation and severance benefit accruals (but not for purposes of benefit accruals under any other plan, program or policy, including any defined benefit pension plans) under any plan, program or policy maintained for the benefit of Continuing Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”), to the same extent recognized by the Company under such Company Plan; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits for purposes of benefit accrual. With respect to each Parent Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition, actively at work requirement, waiting period, or other eligibility limitation to the extent such preexisting condition, actively at work requirement, waiting period, or other eligibility limitation was not applicable as of immediately prior to the Effective Time under any comparable Company Plan and (ii) for the plan year in which Continuing Employees of the Company transition from any Company Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code to another comparable Parent Plans that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code (excluding any flexible spending account or similar arrangement), give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Continuing Employees under similar Company Plans immediately prior to such benefit plan transition date.

(c) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or in any similar state or local Law affecting in whole or in part any site of employment, facility, operating unit or Continuing Employee.

(d) Parent shall cause the Surviving Corporation to promptly, and in all events by no later than the first regularly scheduled payroll date that is at least five Business Days following the Closing Date, pay through the Surviving Corporation’s payroll the amounts due to participants under the LSF9 Concrete Holdings Ltd. Long Term Incentive Plan, as amended, and the award agreements thereunder (collectively, the “LSF9 LTIP”), without interest and subject to applicable Tax withholdings, as directed by the Principal Stockholder. Section 5.8(d) of the Company Disclosure Letter sets forth an illustrative calculation, utilizing various assumed payment dates set forth in such calculation, of the maximum aggregate amounts payable under the LSF9 LTIP. In accordance with the terms of that certain Assignment and Assumption Agreement, dated as of October 19, 2016, the Company shall cause the Principal Stockholder to deposit with the Company, by no later than the Closing Date, an amount in cash equal to the aggregate amount of such amounts payable to the participants under the LSF9 LTIP, including the employer portion of all related payroll Taxes. The Company shall take all actions necessary to terminate the LSF9 LTIP effective as of immediately following the Closing and to ensure that participants under the LSF9 LTIP have no further rights thereunder other than the right to receive their payments as described in this Section 5.8(d). The Company shall provide Parent prior to the Closing with evidence, reasonably acceptable to Parent, regarding the action taken to effectuate the foregoing.

(e) At least ten days (or such shorter period agreed to by the parties) prior to the Closing Date, the Company shall take, and shall cause its Subsidiaries to take, all actions reasonably requested in writing by Parent at least thirty days prior to the Closing Date (or such shorter period reasonably agreed to by the parties) that may be necessary or appropriate to, conditioned on the occurrence of the Closing Date, (i) cause one or more Company Plans to terminate as of a date on, immediately before or after the Closing Date (as determined by Parent), (ii) cause benefit accruals and entitlements under any Company Plan to cease as of the Closing Date, or as of the date immediately preceding the Closing Date, (iii) cause the continuation on and after the Closing Date of any contract, arrangement or insurance policy relating to any Company Plan for such period as may be reasonably requested by the Parent, and/or (iv) facilitate the merger of any Company Plan into any Parent Plan in accordance with applicable Law. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.8(e) shall be subject to Parent’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, no such Company Plan amendments, modifications or terminations shall in any way reduce, mitigate or eliminate Parent’s obligations under Section 5.8(a).

(f) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan, Parent Plan or any other benefit plan or arrangement, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement, (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement, or (iv) create a right in any Continuing Employee to employment with Parent or the Surviving Corporation or restrict in any way the rights of Parent or the Surviving Corporation to terminate such Continuing Employee’s services at any time for any reason or no reason. Nothing herein is intended to provide any Continuing Employee any third party beneficiary rights under this Agreement.

Section 5.9 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Board of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.10 Notification of Certain Matters. The Company and Parent shall as promptly as practicable notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, that the delivery of any notice pursuant to this Section 5.10 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice shall not constitute a failure of a condition set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

Section 5.11 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines, amounts paid in settlement and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any pending or threatened Action, whether civil, criminal, administrative or investigative, (i) arising out of, pertaining to, or by reason of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or, while a director, officer or employee of the Company or its Subsidiaries, is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, (ii) arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date of this Agreement or (iii) in connection with the enforcement of any Indemnified Party’s rights under this Section 5.11 by such Indemnified Party or his or her heirs or legal representatives. In the event of any such pending or threatened Action, including any such Action to enforce any Indemnified Party’s rights under this Section 5.11, (A) each Indemnified Party shall be entitled to advancement of expenses (including attorneys’ fees and expenses) incurred in connection with such Action from Parent and the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as of the date of this Agreement prior to the final disposition of such Action; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification under this Agreement or any Law, Contract or other source for which indemnification may be available, (B) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents in writing, and (C) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, as set forth on Section 5.11(b) of the Company Disclosure Letter, shall survive the Merger and continue in full force and effect and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, including the Merger. If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) If the Company has not purchased such tail policy prior to the Effective Time, for a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the annual coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium.

(e) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) for which any Indemnified Party may have rights to indemnification, exculpation or advancement hereunder is instituted on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

(f) The indemnification, exculpation and rights to advancement provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives (and following the Effective Time may not be amended without their prior written consent).

(g) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person (by merger, consolidation, division, operation of law or otherwise), then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.11.

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and, prior to an Adverse Recommendation Change, shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The restrictions set forth in this Section 5.13 shall not apply to any press release or statement issued or proposed to be issued in connection with, or in response to, an Adverse Recommendation Change, an Acquisition Proposal or a Superior Proposal. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.14 Financing.

(a) Subject to the terms and conditions of this Agreement and the Financing Letters, each of Parent and Merger Sub shall not, without the prior written consent of the Company, permit or grant any withdrawal, rescindment, amendment, replacement, supplement, consent or modification to be made to, or any waiver of any provision or remedy pursuant to, the Financing Letters or any definitive agreement relating to the Debt Financing if such withdrawal, rescindment, amendment, replacement, supplement, consent, modification or waiver would, or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing to an amount such that Parent and Merger Sub would not have the Required Funds (after taking into account funds otherwise available from internally generated cash flow); (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing (including expanding the information required to be provided by the Company) or any other terms to the Debt Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing; or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, materially less likely to occur in any respect; or (iii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against the other parties to the Financing Letters or the definitive agreements with respect thereto. Parent shall promptly furnish to the Company a true and complete copy of any amendment, replacement, supplement, modification, consent or waiver relating to the Financing Letters or any definitive agreements relating to the Debt Financing. Any reference in this Agreement to (1) the “Debt Financing” will include the financing contemplated by the Financing Letters as amended or modified and (2) “Debt Commitment Letters” or “Financing Letters” will include such documents as amended or modified. Parent shall not release or consent to the termination of any individual lender under the Debt Commitment Letters, except for (x) assignments and replacements of an individual lender under the terms of, and only in connection with, the syndication of the Debt Financing under the Debt Commitment Letters; or (y) replacements of the Debt Commitment Letters with alternative financing commitments pursuant to Section 5.14(d).

(b) Subject to the terms and conditions of this Agreement, Parent and Merger Sub shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange, consummate and obtain the Debt Financing on a timely basis, but in any event no later than the Closing Date, on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions in any Fee Letter) described in the Financing Letters, including using their reasonable best efforts to (i) maintain in effect the Financing Letters in accordance with the terms and subject to the conditions thereof; (ii) negotiate, enter into, execute and deliver definitive agreements with respect to the Debt Financing contemplated by the Financing Letters on a timely basis on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated by the Financing Letters; (iii) satisfy on a timely basis all conditions that are within its control and applicable to Parent and Merger Sub contained in the Financing Letters and such definitive agreements related thereto on or prior to the Closing Date; (iv) consummate the Debt Financing at or prior to the Closing, including causing the Debt Financing Sources to fund the Debt Financing at the Closing; and (v) comply with their applicable covenants and other obligations pursuant to the Financing Letters and the definitive documents relating to the Debt Financing on or prior to the Closing Date. Parent and Merger Sub shall fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Financing Letters as and when they become due.

(c) Parent shall (i) keep the Company informed on a current basis (and upon request) and in reasonable detail of the status of its efforts to arrange the Debt Financing and (ii) upon request, provide the Company with drafts of all definitive agreements related to the Debt Financing in advance of execution. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice in writing (but in any event within two Business Days after the occurrence or discovery of) (A) of any material breach (or threatened material breach), material default, cancellation, termination or repudiation by any party to the Financing Letters or definitive agreements related to the Debt Financing; (B) of the receipt by Parent or Merger Sub of any written notice or communication from any Debt Financing Source with respect to any (1) actual or threatened breach, default, cancellation, termination or repudiation by any party to the Financing Letters or any definitive agreements related to the Debt Financing of any provisions of the Financing Letters or such definitive agreements; or (2) material dispute or disagreement between or among any parties to the Financing Letters or any definitive agreements related to the Debt Financing; (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Debt Financing such that Parent and Merger Sub would not have the Required Funds (after taking into account funds otherwise available from internally generated cash flow); and (D) of the occurrence of an event or development that could reasonably be expected to materially adversely impact the ability of Parent or Merger Sub to obtain all or any portion of the Debt Financing in an amount sufficient to consummate the transactions contemplated by this Agreement. Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as promptly as reasonably practicable after the date that the Company delivers a written request therefor to Parent; provided that none of Parent or Merger Sub shall be required to disclose or provide any such information, the disclosure of which, in the judgement of Parent upon advice of outside counsel, is subject to attorney client privilege or which would be in violation of any confidentiality obligation.

(d) If any portion of the Debt Financing becomes unavailable, or Parent becomes aware of any event or circumstance that makes any portion of the Debt Financing unavailable, on the terms and conditions (including any “flex” provisions in any Fee Letter) contemplated in the Financing Letters such that Parent and Merger Sub would not have the Required Funds (after taking into account funds otherwise available from internally generated cash flow), then Parent and Merger Sub shall promptly notify the Company in writing (but in any event within two Business Days after the discovery thereof) and Parent and Merger Sub shall use their respective reasonable best efforts to, as promptly as practicable following the occurrence of such event, (i) arrange and obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources in an amount sufficient to enable Parent and Merger Sub to have the Required Funds, (A) on terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those contained in the Financing Letters, (B) containing conditions to draw, conditions to closing and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous than those conditions and terms contained in the Financing Letters, (2) would not reasonably be expected to delay the Closing or make the Closing materially less likely to occur, and (3) in an amount at least sufficient to enable Parent and Merger Sub to have the Required Funds (the “Alternate Debt Financing”); and (ii) obtain one or more new financing commitment letters with respect to such Alternate Debt Financing (the “New Debt Commitment Letters”), which new letters will replace the existing Debt Commitment Letters in whole or in part. Parent shall promptly provide a copy of any New Debt Commitment Letters (and any fee letter in connection therewith or other agreements related thereto) to the Company. In the event that any New Debt Commitment Letters are obtained, (A) any reference in this Agreement to the “Financing Letters” or the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letters to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letters to the extent then in effect; and (B) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(e) Notwithstanding anything to the contrary in this Agreement, compliance by Parent and Merger Sub with this Section 5.14 shall not relieve Parent or Merger Sub of their respective obligations to consummate the Merger or the other transactions contemplated hereby whether or not the Debt Financing is available, and Parent and Merger Sub acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. If the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VI, to consummate the Merger.

(f) Nothing in this Agreement shall require Parent or any of its Affiliates to commence any suit, claim or similar proceeding with respect to or in order to enforce Parent’s rights under the Debt Commitment Letter.

Section 5.15 Financing Cooperation.

(a) Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, and will use its reasonable best efforts to cause its and their respective directors, officers, employees and representatives to use reasonable best efforts, to provide Parent and Merger Sub with all customary cooperation reasonably requested by Parent or Merger Sub to assist it in causing the conditions in its Debt Commitment Letters to be satisfied or as is otherwise customary and reasonably requested by Parent or Merger Sub in connection with the Debt Financing, including using reasonable best efforts in connection with:

(i) appropriate members of senior management of the Company participating in a reasonable and limited number of meetings, calls, presentations, due diligence sessions and sessions with Debt Financing Sources and/or rating agencies;

(ii) (A) reasonably assisting Parent, Merger Sub and the Debt Financing Sources with the preparation of customary rating agency presentations, and public-side and private-side bank information memoranda and lender presentations required in connection with the Debt Financing (including customary authorization letters); (B) (x) furnishing Parent and Merger Sub (and Parent and Merger Sub may then furnish to applicable Debt Financing Sources) with financial information of the Company and its Subsidiaries required to be provided to Parent, Merger Sub or the Debt Financing Sources pursuant to paragraph 6(a) of Annex B of the Debt Commitment Letter dated as of the date of this Agreement by and between Parent and Wells Fargo, N.A., in each case to the extent such information is not disclosed or reflected in the Company SEC Documents, and (y) providing such other customary, pertinent and readily available information with respect to the Company and its Subsidiaries as may reasonably be requested by Parent, Merger Sub or the Debt Financing Sources (such financial and other information described in clauses (x) and (y) above, the “Required Information”); (C) supplementing and/or periodically updating the Required Information to the extent that any Required Information, to the knowledge of the Company, contains any untrue statement of a material fact or omits to state any material fact necessary to make such information not misleading, as soon as practicable after obtaining knowledge thereof; and (D) identifying any such information as is material non-public information with respect to the Company;

(iii) reasonably assisting Parent and Merger Sub in connection with the preparation of any pledge and security documents and other definitive financing documents as may be reasonably requested by Parent, Merger Sub or the Debt Financing Sources and otherwise reasonably cooperating with Parent and/or Merger Sub in facilitating the pledging of collateral and the granting of security interests required by the Debt Commitment Letters, it being understood that such documents will not take effect until the Effective Time;

(iv) reasonably facilitating (A) the pledging or the reaffirmation of the pledge of collateral and (B) the payoff of existing indebtedness for borrowed money of the Company and its Subsidiaries (including under the Credit Agreements) and the release and termination of any and all related Liens (including obtaining and delivering the Payoff Letters and other cooperation in connection therewith) to the extent required by its Debt Commitment Letters, on or prior to the Closing Date;

(v) taking all corporate and other customary actions, subject to the occurrence of the Closing, reasonably requested by Parent or Merger Sub to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation), and (B) cause the direct borrowing, by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;

(vi) if reasonably requested in writing at least 10 Business Days prior to the Closing, providing at least three Business Days prior to Closing, Parent, Merger Sub and/or the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations; and

(vii) providing reasonable and customary cooperation to Parent, Merger Sub and the Debt Financing Sources (or third party evaluators on their behalf) in obtaining customary appraisals and field exams required in connection with the Debt Financing upon reasonable prior notice during normal business hours and in providing such available information as it reasonably requested to assist Parent and Merger Sub in their preparation of borrowing base certificates required in connection with the Debt Financing and determination of eligible borrowing base assets, including permitting prospective lenders or investors involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, commercial finance examinations and inventory appraisals, conducting other customary collateral-related diligence and reasonably assisting Parent and Merger Sub with the establishment of blocked account and control agreements of the Company and its Subsidiaries to be effective no earlier than the Effective Time) in connection with the Debt Financing, in each case, to the extent customary and necessary to obtain any portion of the Debt Financing consisting of an asset-based credit facility.

(b) Nothing in this Section 5.15 will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time, (ii) cause any condition set forth in Article VI to not be satisfied, (iii) enter into any definitive agreement that would be effective prior to the Effective Time or that is not contingent on the occurrence of the Effective Time, (iv) give any indemnities that are effective prior to the Effective Time, or (v) take any action that, in the good faith determination of the Company, would unreasonably interfere with the ordinary conduct of the business of the Company and its Subsidiaries. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than a customary authorization letter) will be effective until the Effective Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 5.15 will require (A) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion (including any accountants’ cold comfort letters or reliance letters) or take any other action under this Section 5.15 that could reasonably be expected to result in personal liability to such officer or Representative or (B) the Company Board to approve any financing or Contracts related thereto prior to the Effective Time.

(c) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger or the other transactions contemplated hereby.

(d) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub will be permitted to disclose such information to any financing sources or prospective financing sources that are or may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are subject to customary confidentiality arrangements no less restrictive than the Confidentiality Agreement, including customary “click-through” or similar confidentiality arrangements used in financings similar to the contemplated Debt Financing.

(e) Promptly upon request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Representatives in connection with the cooperation of the Company and its Representatives contemplated by this Section 5.15.

(f) Parent will indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Debt Financing pursuant to this Agreement or the provision of information utilized in connection therewith (other than information provided by the Company, its Subsidiaries and/or their respective Representatives expressly for use in connection with the Debt Financing), except to the extent such liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement arise out of or result from the willful misconduct or bad faith of the Company, its Subsidiaries and/or their respective Representatives.

(g) Notwithstanding the foregoing, Parent and Merger Sub acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing.

(h) Notwithstanding anything to the contrary in this Agreement, a breach by the Company of its obligations under this Section 5.15 shall not constitute a breach of this Agreement for purposes of the condition to Closing set forth in Section 6.3(b) unless such breach directly resulted in a failure of a condition to the funding of the Debt Financing and the Debt Financing was not funded solely as a result of such breach.

Section 5.16 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, including with respect to the consummation of the Merger.

Section 5.17 Stock Exchange De-listing. Parent shall cause (and the Company shall reasonably cooperate with Parent to cause) the Company’s securities to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 5.18 Stockholder Litigation. The Company shall give Parent the opportunity to participate in, but not control, the defense and settlement of any stockholder litigation against the Company and/or its officers or directors, in their capacity as such, relating to the Merger or any of the other transactions contemplated by this Agreement in accordance with the terms of a mutually agreed upon joint defense agreement. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), offer to settle or settle or compromise any such stockholder litigation.

Section 5.19 Debt Payoff Letters. No later than one Business Day prior to the Closing, the Company shall obtain and deliver to Parent customary payoff letters in respect of the Credit Agreements, in form and substance reasonably satisfactory to Parent, the lenders thereunder and the Debt Financing Sources, evidencing the discharge of outstanding indebtedness for borrowed money of the Company and its Subsidiaries thereunder (the “Payoff Letters”).

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction or waiver (by the parties to this Agreement) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger; provided, that a party may not invoke this condition (x) if such party’s failure to comply with Section 5.7 materially contributed to the failure of this condition to be satisfied and (y) unless such party has complied in all material respects with its obligations under this Agreement to seek to have any such order lifted.

(c) HSR Act; Antitrust. Any applicable waiting period (and any extension thereof) including any agreement with any Governmental Entity to delay the transactions contemplated by the Agreement under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(d) Information Statement. The Information Statement shall have been mailed to the Company’s stockholders entitled thereto in accordance with Section 5.5(b) at least 20 days prior to the Closing Date and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b) and Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date) except for de minimis inaccuracies with respect to Section 3.2(a) and Section 3.2(b);

(ii) The representations and warranties of the Company set forth in Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.3(a), Section 3.8(c), Section 3.21 and Section 3.22 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date); and

(iii) The other representations and warranties of the Company set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing (except to the extent that any such representation and warranty speaks as of a particular date, in which case as of such earlier date), except for inaccuracies of representations and warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, change, occurrence or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c).

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach (and Parent and Merger Sub may not rely on any such failure caused by each other’s breaches) of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after, the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before November 19, 2021 (the “Initial Outside Date”, and as may be extended pursuant to this Section 7.1(b)(i), the “Outside Date”); provided, however, that the Initial Outside Date shall be automatically extended until January 18, 2022 (the “First Extended Outside Date”) if, on the Initial Outside Date, any of the conditions to Closing set forth in Section 6.1(b) (to the extent that the failure of such condition to be satisfied arises from an Antitrust Law) or Section 6.1(c) shall not have been satisfied or waived and all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date); provided further that the First Extended Outside Date shall be automatically extended until March 22, 2022, if, on the First Extended Outside Date, any of the conditions to Closing set forth in Section 6.1(b) (to the extent that the failure of such condition to be satisfied arises from an Antitrust Law) or Section 6.1(c) shall not have been satisfied or waived and all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date); provided, further, that neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have materially contributed to the failure of the Merger to be consummated by such date and such action or failure to perform constitutes a breach of this Agreement; or

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action, restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable (a “Restraint”); provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.7.

(c) by the Company:

(i) at any time prior to the Closing, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has (x) prevented or would reasonably be expected to prevent Parent or Merger Sub from consummating the Merger when required pursuant to this Agreement or (y) would result in the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the Outside Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Outside Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured within the Parent Breach Notice Period (to the extent capable of being cured); provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in breach of any of its covenants or agreements set forth in this Agreement in any material respect;

(ii) at any time prior to obtaining the Company Stockholder Approval, if (A) the Company Board authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 5.4(d), to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.4(d), enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the Company-Paid Termination Fee; or

(iii) if the Stockholder Written Consent has not been delivered to Parent by the Stockholder Approval Deadline and Parent fails to terminate this Agreement pursuant to Section 7.1(d)(iii) by the tenth Business Day after the date of this Agreement; provided, that the Company’s right to terminate this Agreement pursuant to this Section 7.1(c)(iii) must be exercised within ten Business Days following the last day that Parent could have terminated this Agreement pursuant to Section 7.1(d)(iii).

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the Outside Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Outside Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured within the Company Breach Notice Period (to the extent capable of being cured); provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement in any material respect;

(ii) if prior to receipt of the Company Stockholder Approval, the Company Board shall have effected an Adverse Recommendation Change; or

(iii) if the Stockholder Written Consent has not been delivered to Parent by the Stockholder Approval Deadline; provided, that the right to terminate this Agreement pursuant to this Section 7.1(d)(iii) must be exercised by the tenth Business Day after the date of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that:

(a) the provisions of Section 3.21 and Section 4.11 (Brokers), Section 3.24 and Section 4.12 (No Other Representations), Section 5.13 (Public Announcements), subsections (d), (e) and (f) of Section 5.15 (Financing Cooperation), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial), Section 8.16 (No Presumption Against Drafting Party) and Section 8.17 (Parent and Merger Sub) of this Agreement shall survive the termination hereof;

(b) Parent or the Company may have liability as provided in Section 7.3 (Fees and Expenses); and

(c) none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of a Willful and Material Breach of any covenant or agreement set forth in this Agreement.

In addition to the foregoing, no termination of this Agreement shall affect the rights or obligations of any party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

Section 7.3 Fees and Expenses.

(a) Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Information Statement, shall be shared equally by Parent and the Company. Notwithstanding anything to the contrary contained in this Agreement, Parent shall pay, or cause to be paid, all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.

(b) Company-Paid Termination Fee

(i) In the event that:

(1) this Agreement is terminated by Parent pursuant to Section 7.1(d)(i) and (A) at any time after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been communicated to the senior management of the Company or the Company Board and not withdrawn prior to such termination and (B) within twelve months after such termination, the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal (which Acquisition Proposal is ultimately consummated) (provided, that for purposes of this Section 7.3(b)(i)(1), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(2) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(3) this Agreement is terminated pursuant to Section 7.1(c)(iii), Section 7.1(d)(ii) or Section 7.1(d)(iii),

then, in any such case, the Company shall pay Parent a termination fee of $50,000,000 (the “Company-Paid Termination Fee”). Parent acknowledges and agrees that payment of the Company-Paid Termination Fee pursuant to this Agreement, together with any Collection Costs (as defined below) payable, shall be deemed to be liquidated damages and such amounts shall be the sole and exclusive remedy of Parent, Merger Sub and any other Person against the Company or the Company’s Related Parties (as defined below), and none of the Company or the Company’s Related Parties shall have any other liability or obligation (other than to the Company) for any losses, claims, damages or liabilities suffered or incurred by Parent, Merger Sub, their respective Affiliates and other Related Parties or any other Person relating to or arising out of this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated), and none of Parent, Merger Sub, any of their respective Affiliates or other Related Parties or any other Person shall be entitled to bring or maintain any other Action against the Company or any other of the Company’s Related Parties arising out of this Agreement, or any of the transactions contemplated hereby (including the failure thereof to be consummated) or any matters forming the basis for such termination, whether in law, in contract, in tort, or otherwise; provided, however, that, the foregoing shall not impair the rights of Parent, if any, to (x) obtain injunctive relief and/or specific performance pursuant to Section 8.10 prior to any termination of this Agreement or (y) seek a remedy for any pre-termination Willful and Material Breach of this Agreement by the Company; provided that if Parent elects to seek a remedy (other than injunctive relief and/or specific performance pursuant to Section 8.10) for such Willful and Material Breach pursuant to clause (y) above, then Parent shall no longer be entitled to receive the Company-Paid Termination Fee pursuant to this Section 7.3(b)(i). For the avoidance of doubt, in no circumstances will the Company be required to pay the Company-Paid Termination Fee on more than one occasion.

(ii) Payment of the Company-Paid Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent (x) upon the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Company-Paid Termination Fee payable pursuant to Section 7.3(b)(i)(1), (y) prior to or substantially concurrently with termination, in the case of a Company-Paid Termination Fee payable pursuant to Section 7.3(b)(i)(2) or (z) within two Business Days after termination, in the case of a Company-Paid Termination Fee payable pursuant to Section 7.3(b)(i)(3).

(c) Parent-Paid Termination Fee

(i) In the event that:

(1) (A) this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) and (B) at the time of such termination all of the conditions to Closing set forth in Section 6.1 and Section 6.3 have been satisfied or waived (other than such conditions that by their nature are to be satisfied at the Closing) other than the conditions to Closing set forth in Section 6.1(b) (to the extent that the failure of any such condition to be satisfied arises from an Antitrust Law) or Section 6.1(c); or

(2) this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(ii) as a result of a Restraint arising under the HSR Act or any other applicable Antitrust Law,

then, in any such case, Parent shall pay the Company a termination fee of $85,000,000 (the “Parent-Paid Termination Fee”). The Company acknowledges and agrees that upon the valid termination of this Agreement pursuant to Section 7.1(b), payment to the Company or its designee of the Parent-Paid Termination Fee by Parent pursuant to this Section 7.3(c), together with any Collection Costs payable and indemnification or reimbursement obligations pursuant to Section 5.15(e) or Section 5.15(f), shall be deemed to be liquidated damages and such amounts shall be the sole and exclusive remedy of the Company and any other Person against Parent, Merger Sub, or Parent’s or Merger Sub’s Related Parties, and none of Parent, Merger Sub, or Parent’s or Merger Sub’s Related Parties shall have any other liability or obligation (other than to Parent) for any losses, claims, damages or liabilities suffered or incurred by the Company, its Affiliates or any other Person relating to or arising out of this Agreement, and neither the Company nor any other person shall be entitled to bring or maintain any other Action against Parent, Merger Sub or any other of Parent’s or Merger Sub’s Related Parties arising out of this Agreement, or any of the transactions contemplated hereby or thereby or any matters forming the basis for such termination, whether in law, in contract, in tort, or otherwise; provided, however, that, the foregoing shall not impair the rights of the Company, if any, to (x) obtain injunctive relief and/or specific performance pursuant to Section 8.10 prior to any termination of this Agreement or (y) seek a remedy for any pre-termination Willful and Material Breach of this Agreement by Parent or Merger Sub; provided that if the Company elects to seek a remedy (other than injunctive relief and/or specific performance pursuant to Section 8.10) for such Willful and Material Breach pursuant to clause (y) above, then the Company shall no longer be entitled to receive the Parent-Paid Termination Fee pursuant to this Section 7.3(c)(i). For the avoidance of doubt, in no circumstances will Parent be required to pay the Parent-Paid Termination Fee on more than one occasion.

(ii) Payment of the Parent-Paid Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by the Company as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof).

(d) Each of Parent, Merger Sub and the Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. Accordingly, if a party fails promptly to pay any amounts due pursuant to this Section 7.3 (the “Delinquent Party”), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Delinquent Party for the amounts set forth in this Section 7.3, the Delinquent Party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (collectively, the “Collection Costs”).

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties prior to the Effective Time by action taken or authorized by their respective Boards of Directors; provided, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 8.6, Section 8.7, Section 8.8(b), Section 8.13, Section 8.18 and this Section 7.4 (and the defined terms used therein) may not be amended, modified or altered without the prior written consent of the Debt Financing Sources.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement (other than those set forth in Section 3.24 and Section 4.12 hereof) or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by e-mail (provided no “bounce back” or similar message of nondelivery is received with respect thereto), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

Quikrete Holdings, Inc. Five Concourse Parkway, Suite 1900 Atlanta, Georgia 30328 Attention: William R. Magill E-mail: Will.Magill@quikrete.com with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders LLP 600 Peachtree St. NE, Suite 3000 Atlanta, Georgia 30308 Attention: David Ghegan; Steven Khadavi E-mail: david.ghegan@troutman.com; steven.khadavi@troutman.com

(ii)	if to the Company, to:

Forterra, Inc. 511 E. John Carpenter Freeway, Suite 600 Irving, TX 75062 Attention: Lori M. Browne E-mail: Lori.Browne@forterrabp.com with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 2100 Ross Avenue, Suite 2100 Dallas, Texas 75201 Attention: Jeffrey A. Chapman Jonathan Whalen E-mail: JChapman@gibsondunn.com JWhalen@gibsondunn.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Borrowed Money Indebtedness” means the unpaid principal amount and accrued interest, premiums, penalties and other fees, expenses (if any) and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) under the Credit Agreements.

(c) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(d) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified).

(e) “Company Stockholder Approval” means, the written consent of the holder(s) of a majority of the outstanding Shares adopting this Agreement. The delivery of the executed Stockholder Written Consent from the Principal Stockholder in accordance with Section 228 of the DGCL shall constitute Company Stockholder Approval for all purposes hereunder.

(f) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(g) “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related outbreaks.

(h) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other Law, order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act.

(i) “Credit Agreements” means (i) that certain ABL Credit Agreement, dated as of October 25, 2016, among Forterra, Inc., the other US Borrowers party thereto, the Canadian Borrowers party thereto, as the Borrowers, the Lenders party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A., Barclays Bank PLC, Citigroup Global Markets, Inc. and Wells Fargo Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, and (ii) that certain Senior Lien Term Loan Credit Agreement, dated as of October 25, 2016, among Forterra, Inc., as Holdings, Forterra Finance, LLC, as the Borrower, the Lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and Credit Suisse Securities (USA) LLC as Sole Lead Arranger and Sole Bookrunner, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(j) “Debt Financing Sources” means the Persons that have committed to provide the Debt Financing in connection with the Merger and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and Representatives involved in the Debt Financing and their successors and assigns.

(k) “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is treated at the relevant time as a single employer under Section 414 of the Code.

(l) “knowledge” of the Company or any similar knowledge qualification in this Agreement means the actual knowledge of the individuals listed on Section 8.3(l) of the Company Disclosure Letter in each case after reasonable inquiry.

(m) “Person” means an individual, corporation, partnership (limited or general), limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(n) “Principal Stockholder” means Forterra US Holdings, LLC.

(o) “Related Party” means, with respect to Parent, Merger Sub or the Company, their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or permitted assignees and any and all former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or permitted assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or permitted assigns of any of the foregoing.

(p) “Sale Leaseback Agreements” means (i) that certain Amended and Restated Master Land and Building Lease, dated as of June 5, 2018, among Pipe Portfolio Owner (Multi) LP and Forterra Pipe & Precast LLC and certain of its affiliates and (ii) that certain Amended and Restated Master Land and Building Lease, dated as of June 5, 2018, between FORT-NOM HOLDINGS (ONQC) INC. and Forterra Pipe & Precast, Ltd.

(q) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(r) “Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of October 27, 2016, by and between LSF9 Stardust Holdings, L.P. and the Company.

(s) “Willful and Material Breach” including the correlative term “Willfully and Materially Breach” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act the breaching party is required to take under this Agreement with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a breach of this Agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement, the Restrictive Covenant Agreement and the Financing Letters constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter hereof and thereof.

Section 8.6 Parties in Interest. Except as set forth in this Section 8.6, this Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof and (b) if the Effective Time occurs, (i) the right of the Company stockholders to receive the Merger Consideration, and (ii) the right of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, Parent acknowledges and agrees that in the event of a Willful and Material Breach of this Agreement by Parent, the damages incurred by the Company for purposes of determining any remedy at law or equity under this Agreement shall include the damages incurred by the

Company’s stockholders in the event such stockholders do not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement; provided, however, that neither this provision nor any other provision in this Agreement is intended to provide the Company’s stockholders (or any party acting on their behalf) the ability to seek (whether in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company) the enforcement of, or directly seek any remedies pursuant to, this Agreement, or otherwise create any rights in the Company’s stockholders under this Agreement or otherwise, including against Company, Parent, Merger Sub, or their respective directors, under any theory of law or equity, including under the applicable Laws of agency or the Laws relating to the rights and obligations of third-party beneficiaries, in each case except (A) with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof and (B) if the Effective Time occurs, (x) the right of the Company stockholders to receive the Merger Consideration, and (y) the right of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement. For avoidance of doubt as to the parties’ intent, the determination (for or on behalf of the Company, as opposed to Parent or Merger Sub) of whether and how to terminate, amend, make any waiver or consent under, or enforce this Agreement, and whether and how (if applicable) to distribute any damages award to the Company’s stockholders, shall exclusively belong to the Company (acting expressly through the Company Board) in its sole discretion. The provisions of Section 7.4, Section 8.7, Section 8.8(b), Section 8.13, Section 8.18 and this Section 8.6 will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources and their respective successors and assigns). The representations and warranties in this Agreement are the product of negotiations among the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement, the Merger or the other transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Notwithstanding anything herein to the contrary, the parties agree that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) involving a Debt Financing Source that is in any way related to this Agreement, the Merger or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 8.8 Submission to Jurisdiction.

(a) General Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, including the Merger. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and irrevocably agree (i) that any action or legal proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the transactions contemplated by this Agreement, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party submits for itself and its property with respect to any such action or legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action or legal proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable Debt Commitment Letter will be effective service of process against them for any such action or legal proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action or legal proceeding in any such court; and (v) any such action or legal proceeding will be governed and construed in accordance with the laws of the State of New York.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that Parent may assign all of its rights, but not its duties, under this Agreement or any related documents to any Debt Financing Source as collateral security, and such Debt Financing Source may exercise all of the rights and remedies of Parent hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Debt Commitment Letters, but any such assignment shall not relieve Parent of its obligations under this Agreement and the Company shall have no obligation to pursue remedies against any assignee of Parent before proceeding against Parent for any breach of its obligations hereunder. Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns.

Section 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the appropriate court pursuant to Section 8.8, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other party or parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. In the event that any party hereto institutes any Action against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the Action shall be entitled to receive, in addition to all other remedies to which it may be entitled, the reasonable costs incurred by such party in connection with such Action, including reasonable attorneys’ fees and expenses and court costs.

(b) For the avoidance of doubt, in no event shall the exercise of any party’s right to seek specific performance pursuant to this Section 8.10 reduce, restrict or otherwise limit such party’s right to terminate this Agreement pursuant to Article VII and/or pursue all applicable remedies at law.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING LETTERS, THE DEBT FINANCING (INCLUDING ANY SUCH ACTION OR LEGAL PROCEEDING INVOLVING THE DEBT FINANCING SOURCES), OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.15 PDF Signature. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17 Parent and Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

Section 8.18 No Recourse. Without limiting Parent’s rights to enforce specifically the terms and provisions of the Debt Commitment Letters against the Debt Financing Sources, (a) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties and then only with respect to the specific obligations set forth herein with respect to such party, (b) no party hereto shall have any rights or claims against any Debt Financing Source in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, and no Debt Financing Source shall have any rights or claims against any party hereto (other than Parent and Merger Sub) in connection with this Agreement, the Merger, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise and (c) nothing in this Agreement shall create or be deemed to create any personal liability or obligation on the part of any direct or indirect equityholder of the parties or any officer, director, manager or employee of the parties. No Debt Financing Source will be liable for any indirect, consequential, special or punitive damages in connection with this Agreement or any other element of the Merger.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUIKRETE HOLDINGS, INC.

By:	/s/ William R. Magill
Name:	William R. Magill
Title:	Chief Executive Officer

JORDAN MERGER SUB, INC.

By:	/s/ William R. Magill
Name:	William R. Magill
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

FORTERRA, INC.

By:	/s/ Karl H. Watson, Jr.
Name:	Karl H. Watson, Jr.
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

[Attached]

Exhibit B

[Attached]

Exhibit C

[Attached]

Exhibit D

[Attached]

ANNEX B

WRITTEN CONSENT

[See attached.]

FORTERRA, INC.

Written Consent of Stockholders in Lieu of a Meeting

Pursuant to Section 228 of the Delaware General Corporation Law

February 19, 2021

The undersigned stockholder (the “Principal Stockholder”) of Forterra, Inc., a Delaware corporation (the “Company”), being the sole holder of record of 34,907,250 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), entitled to vote on the adoption of the Merger Agreement (as defined below), acting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and as authorized by Article VI of the Amended and Restated Certificate of Incorporation of the Company, dated October 5, 2016 (the “Company Charter”) and Section 2.11 of the Amended and Restated Bylaws of the Company (the “Company Bylaws”), hereby irrevocably consents in writing (this “Stockholder Written Consent”) to the following actions and the adoption of the following resolutions in lieu of a meeting of stockholders:

WHEREAS, the Company has entered into the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 19, 2021, by and among Quikrete Holdings, Inc., a Delaware corporation (“Parent”), Jordan Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company, a copy of which has been provided to the undersigned Principal Stockholder and is attached hereto as Exhibit A (capitalized terms used but not otherwise defined in this Stockholder Written Consent have the meanings set forth in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Company Board has unanimously (a) determined that the terms of the Merger Agreement and the other transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders generally, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (c) resolved to recommend that the Company’s stockholders approve and adopt the Merger Agreement and (d) approved, in accordance with Article VI of the Company Charter, the approval and adoption of the Merger Agreement by the Company’s stockholders by written consent without a meeting, without prior notice and without a vote in accordance with Section 228 of the DGCL;

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, each Share (other than (a) any Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time, (b) Company Restricted Shares to be treated as set forth in the Merger Agreement and (c) any Dissenting Share) issued and outstanding prior to the Effective Time will be converted into the right to receive, in each case, subject to adjustment as set forth in the Merger Agreement, the Merger Consideration;

WHEREAS, pursuant to Section 251 of the DGCL, the Merger Agreement must be adopted by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon;

WHEREAS, pursuant to Section 228 of the DGCL, Article VI of the of the Company Charter and Section 2.11 of the Company Bylaws, the stockholders may act by written consent in lieu of a meeting;

WHEREAS, as of the date hereof, the Principal Stockholder is the sole holder of record of the Shares, representing approximately 52.7% of the outstanding shares of Common Stock entitled to vote on the adoption of the Merger Agreement;

B-1

WHEREAS, upon the execution and delivery of this written consent, the Company Stockholder Approval shall have been obtained in accordance with Section 251 of the DGCL, the Company Charter and the Company Bylaws; and

WHEREAS, upon the execution and delivery of this written consent in accordance with Section 228 of the DGCL, the Principal Stockholder shall waive any right to exercise appraisal or dissenters’ rights in respect of the Shares under Section 262 of the DGCL and/or other applicable laws with respect to the Merger Agreement and the other transactions contemplated thereby, including the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the other transactions contemplated thereby, including the Merger, are hereby adopted and approved by the Principal Stockholder, as holder of a majority of the shares of Common Stock entitled to vote thereon, with the same force and effect as if such action had been taken at a duly called and convened meeting of the stockholders of the Company; provided, however, that this Stockholder Written Consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

FURTHER RESOLVED, that the Principal Stockholder acknowledges and agrees that by executing and delivering this Stockholder Written Consent in accordance with Section 228 of the DGCL, the Principal Stockholder irrevocably waives any appraisal or dissenters’ rights of the Principal Stockholder in respect of the Shares under Section 262 of the DGCL and/or other applicable laws with respect to the Merger Agreement and the other transactions contemplated thereby, including the Merger; and

FURTHER RESOLVED, that signatures to this Stockholder Written Consent transmitted by facsimile or PDF copy shall be deemed original signatures for all purposes, and such execution and transmission shall be considered valid, binding and effective for all purposes.

This Stockholder Written Consent shall be effective upon the later of the execution and delivery of the Merger Agreement and the delivery of this Stockholder Written Consent in accordance with Section 228 of the DGCL. The undersigned hereby directs that a copy of this Stockholder Written Consent be filed with the minutes of the proceedings of the meetings of stockholders of the Company.

[Signature page follows]

B-2

IN WITNESS WHEREOF, the undersigned has executed this Stockholder Written Consent as of the date first set forth above.

FORTERRA US HOLDINGS, LLC

By:	/s/ Rafael Colorado
Name: Rafael Colorado
Title: President

SIGNATURE PAGE TO STOCKHOLDER WRITTEN CONSENT

EXHIBIT A

[Attached]

ANNEX C

OPINION OF FINANCIAL ADVISOR TO THE COMPANY

[See attached.]

February 19, 2021

The Board of Directors

Forterra Inc.

511 E John W Carpenter Freeway

Irving, Texas 75062, United States

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Forterra Inc., a Delaware corporation (the “Company”), other than as specified herein, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among the Company, Quikrete Holdings, Inc., a Delaware corporation (“Quikrete”) and Jordan Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Quikrete (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than (i) the Company shares held in treasury, (ii) the Company Restricted Shares (as defined in the Merger Agreement) and (iii) the Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $24.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We understand that the Principal Stockholder (as defined in the Merger Agreement, an affiliate of Lone Star North America Acquisitions LP (“Lone Star”) is expected to sign a Stockholder Written Consent (as defined in the Merger Agreement) approving the Merger shortly after the execution of the Merger Agreement.

In arriving at our opinion, we reviewed an execution version dated February 19, 2021 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of the Company, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to, and are a reasonable basis upon which to evaluate, the future financial performance of the Company and the other matters covered thereby, including as to the impact of the COVID-19 novel coronavirus pandemic on the future financial performance of the Company directly, as well as the impact of such pandemic on the Company through its effects on general market and economic conditions. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger that would be in any way meaningful to our analysis. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the execution version reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. We have not evaluated the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any agreement to be entered into in connection with or contemplated by the Merger or otherwise. Furthermore, our opinion does not address the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We express no view or opinion as to the potential impact on the Company or any other entity of any actual, pending or potential litigation, claims or governmental, regulatory or other proceedings enforcement, actions, consent decrees or other orders, audits or investigations.

We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, and we have relied, with your consent, upon the assessments of representatives of the Company as to such matters. We express no view as to, and our opinion does not address, the prices at which Company’s common stock or any other securities will trade or otherwise be transferable at any time, including following the announcement of the Merger. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, the industries in which the Company operates, and the securities of the Company have experienced and may continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on the Company or the Merger.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to the Company and Lone Star and its affiliates (other than the Company) unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, (a) for the Company: (i) having acted as a joint bookrunner for an equity offering and (ii) having provided or providing services including corporate portfolio management services, and (b) for Lone Star and its affiliates (other than the Company): (i) having acted as financial advisor in connection with certain merger and acquisition transactions, (ii) having acted as bookrunner, joint bookrunner, lead manager or lead arranger for certain debt and equity offerings, (iii) having acted or acting as a lender under certain credit facilities and (iv) having provided or providing services, including treasury and trade solutions services, markets and securities services, and corporate portfolio management services. We and our affiliates have not provided investment banking, commercial banking or other similar financial services to Quikrete during the past two years for which we and our affiliates received compensation. We and our affiliates in the future may provide such services to Lone Star or its affiliates or Quikrete or its affiliates, for which services we and our affiliates would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company or its affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Lone Star, Quikrete and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the holders of (i) the Company shares held in treasury, (ii) the Company Restricted Shares and (iii) the Dissenting Shares).

Very truly yours,

CITIGROUP GLOBAL MARKETS INC

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.